Exhibit 1.1

Table of Contents of Articles of Association

and Special and other Resolutions

		Page

CERTIFICATE OF INCORPORATION OF LEVER BROTHERS, LIMITED		4
CERTIFICATE OF CHANGE OF NAME TO LEVER BROTHERS & UNILEVER LIMITED		5
CERTIFICATE OF CHANGE OF NAME TO UNILEVER LIMITED		6
CERTIFICATE OF INCORPORATION AS A PUBLIC COMPANY		7

ARTICLES OF ASSOCIATION		8
Article
	Interpretation
1	Exclusion of Model Articles	8
2	Definitions	8

	Agreement for Distribution of Profits and Assets
3	Agreement with Unilever N.V.	9

	Limited Liability
4	Limited liability	9

	Share Capital
5	Rights attached to shares	9
6	Redemption of shares	9
7	Trusts not recognised	9
8	Allotment of shares	9
9	Payment of commission	9
10	Repayment of capital in a winding-up	9
11	Modification of rights	9

	Evidence of Title to Shares
12	Uncertificated shares	10
13	Certificated shares	11
14	Replacement of certificates	11
15	Execution of share certificates	11

	Lien
16	Company’s lien on shares not fully paid	11
17	Enforcing lien by sale	11
18	Validity of sales	11
19	Application of proceeds of sale	11

	Calls on Shares
20	Calls	11
21	Payment on calls	12
22	Liability of joint holders	12
23	Interest due on non-payment	12
24	Sums due on allotment to be treated as calls	12
25	Power to differentiate	12
26	Payment of calls in advance	12

	Forfeiture of Shares
27	Notice may be given if call or instalment not paid	12
28	Form of notice	12
29	Forfeiture of shares if non-compliance with notice	12
30	Notice after forfeiture	12
31	Sale of forfeited shares	12
32	Arrears to be paid notwithstanding forfeiture	12
33	Effect of forfeiture	12
34	Statutory declaration as to forfeiture	13

		Page

	Transfer of Shares
35	Transfer	13
36	Execution of transfer	13
37	Right to decline to register transfer of partly paid shares	13
38	Further rights to decline to register transfer	13
39	Notice of refusal	13
40	No fee payable on registration	13

	Transmission of Shares
41	Transmission of registered shares on death	13
42	Entry of transmission in register	13
43	Election of person entitled by transmission	14
44	Rights of person entitled by transmission	14

	Conversion of Shares into Stock
45	Conversion of shares into stock	14
46	Rights of stockholders	14

	Share Warrants to Bearer
47	Issue of share warrants	14
48	Bearer of warrants deemed a member of the Company	14
49	Restrictions on attending and voting at meetings	14
50	One name only to be received as holder of share warrant	15
51	Issue of deposit certificate in respect of share warrants	15
52	Surrender of deposit certificate	15
53	Restriction on exercise of rights of membership	15
54	Issue of new share warrants	15
55	Transfer of share warrants	15
56	Issue of shares on surrender of share warrants	15

	Untraced Shareholders
57	Sale of shares of untraced shareholders	15
58	Cessation of sending dividend payments	16

	Alteration of Capital
59	Sub-division	16
60	Fractions	16

	General Meetings
61	Insufficient Directors within the United Kingdom	16

	Notice of General Meetings
62	Omission or non-receipt of notice	16

	Proceedings at General Meetings
63	Quorum	16
64	Dissolution and adjournment of meeting if quorum not present	16
65	Chairman of general meeting	17
66	Entitlement to attend and speak	17
67	Adjournments and notice of adjournment	17
68	Amendments to resolutions	17
69	Security and other arrangements at general meetings	17

		Page

	Voting
70	Method of voting	18
71	Effect of properly demanded poll	18
72	When poll to be taken	18
73	Continuance of business after demand for poll	18
74	Voting rights	18
75	Voting rights of joint holders	18
76	Exercise of voting rights for incapable member	18
77	No right to vote where sums still payable	18
78	Suspension of rights where non-disclosure of interest	18
79	Objections	20

	Proxies
80	Appointment of proxies	20
81	Receipt of proxies	20
82	Maximum validity of proxy	21
83	Form of proxy	21
84	Determination of authority	21

	Appointment, Retirement and Removal of Directors
85	Number of Directors	21
86	Shareholding qualification	21
87	Power for Directors to fill casual vacancies or appoint additional Directors	21
88	Retirement of Directors	21
89	Meeting to fill up vacancies	21
90	Persons eligible as Directors	21
91	Provisions if no eligible persons available	21
92	Provisions if insufficient eligible persons elected	22
93	Power to remove Director by special resolution	22
94	Disqualification of Directors	22
95	Alternate Directors	22
96	Executive Directors	22
97	Non-Executive Directors	23

	Remuneration and Expenses of Directors
98	Directors’ remuneration	23
99	Extra remuneration	23
100	Expenses	23

	Directors’ Interests
101	Conflicts of interest requiring board authorisation	23
102	Other conflicts of interest	23
103	Benefits	24
104	Quorum and voting requirements	24
105	General	25

	Powers and Duties of the Directors
106	General powers of Company vested in Directors	25
107	Establishment of local boards	25
108	Powers of attorney	25
109	Delegation to individual Directors	26
110	Registers	26
111	Power to borrow money and give security	26
112	Pensions	27
113	Provision for employees	27

		Page

	Proceedings of the Directors
114	Meetings of Directors	27
115	Notice of meetings	27
116	Quorum	27
117	Effect of vacancies in number of Directors	27
118	Power to appoint chairman	27
119	Competence of meetings	27
120	Voting	27
121	Delegation to committees	27
122	Delegation to Chief Executive Officer	28
123	Participation in meetings by telephone	28
124	Resolution in writing	28
125	Validity of acts of Directors or committee	28
126	Minutes to be made	28

	Seals
127	Use of seals	28

	Dividends and Other Payments
128	Application of profits	28
129	Declaration of dividends	29
130	Interim dividends	29
131	Dividends to be paid according to amounts paid up on shares	29
132	Debts may be deducted	29
133	Dividend not to bear interest against the Company	29
134	Payment procedures	29
135	Unclaimed dividends	29
136	Dividends in specie	29

	Capitalisation of Profits
137	Power to capitalise profits	29
138	Scrip Dividends	30
139	Settlement of difficulties in distribution on capitalisation of profits	30

	Record Dates and Accounting Records
140	Record dates	30
141	Inspection of records	31

	Service of Notices and Other Documents
142	Service of notices	31
143	Members resident abroad	31
144	When notice deemed served	31
145	Service of notice to person entitled by transmission	31
146	Notice when post not available and notice given by advertisement	32

	Destruction of Documents
147	Consequences of destruction of documents	32

	Winding-Up
148	Order of priority in winding-up	32

	Indemnity
149	Indemnification of Directors	32

Unilever PLC Articles of Association 2011	1

Page

CAPITAL ALTERATIONS

12th October, 1937

Special Resolution for Reduction of Capital to £117,000,000; conversion of 4,015,310 7 per cent. Cumulative Preference Shares of £1 each into 4,015,310 5 per cent. Cumulative Preference Shares of £1 each; consolidation of 24,850,752 20 per cent. Cumulative Preferred Ordinary Shares of 5s. each and conversion into 6,212,688 Ordinary Shares of £1 each; conversion of 7,000,000 20 per cent. Cumulative A Preferred Ordinary Shares of £1 each into 7,000,000 Ordinary Shares of £1 each; subdivision of 2,150,000 Ordinary Shares of £10 each into 21,500,000 Ordinary Shares of £1 each; increase of capital to £141,418,750; conversion of unissued shares into stock when issued and fully paid; and change of name of Company to Lever Brothers & Unilever Limited

33

15th November, 1937 Order of the High Court sanctioning the Scheme of Arrangement and Amalgamation between Unilever Limited and its Stockholders and Lever Brothers, Limited and confirming the reduction of the capital to £117,000,000	34

15th November, 1937 Minute approved by the Court on reduction of capital	35

30th November, 1937 Certificate of registration of the above mentioned Order of the High Court and Minute on reduction of capital	36

27th February, 1952 Special Resolution to change name of Company to Unilever Limited	37

20th September, 1966 Special Resolutions for Reduction of Capital by the cancellation of assented Preferential Stock (as defined in the Scheme of Arrangement dated 25th August, 1966 between Unilever Limited and its six classes of members) and of the 1,655,310 unissued 5 per cent. Cumulative Preference Shares of £1 each and the 24,338,251 unissued 8 per cent. Cumulative A Preference Shares of £1 each; increase of capital to £141,418,750; redesignation of Preference and Preferred Ordinary Stock and Shares	37

24th October, 1966 Order of the High Court sanctioning (with modifications) Scheme of Arrangement dated 25th August, 1966, between Unilever Limited and its six classes of members as set forth in the First Schedule to the Order; confirming the reduction of the capital to £64,274,506; approving Minute (on reduction of capital) as set forth in the Second Schedule to the Order	38

Page

5th December, 1966 Certificate of registration on 2nd December, 1966 of the above mentioned Order of the High Court dated 24th October, 1966 and relative Minute on reduction of capital	45

12th December, 1983 Special Resolution for the Reduction of Capital by the cancellation of 24,993,904 Ordinary Shares and the increase of the authorised Capital to £141,418,750	46

24th January, 1984 Order of the High Court confirming the reduction of capital from £141,418,750 to £135,170,274 and Minute approved by the Court	47

14th February, 1984 Certificate of registration on 27th January, 1984 of the above mentioned Order of the High Court dated 24th January, 1984 and relative Minute on reduction of capital	49

23rd January, 1989 Special Resolution for the Reduction of Capital by the repayment of the 7 per cent. and 5 per cent. First Cumulative Preference Stocks, the 8 per cent. Second Cumulative Preference Stock and the 20 per cent. Third Cumulative Preferred Ordinary Shares	50

23rd January, 1989 Extraordinary Resolution at Class Meeting of the holders of the 7 per cent. First Cumulative Preference relating to the Reduction of Capital referred to above	50

23rd January, 1989 Extraordinary Resolutions at Class Meetings of the holders of 5 per cent. First Cumulative Preference Stocks and the 8 per cent. Second Cumulative Preference Stock relating to the Reduction of Capital referred to above	51

23rd January, 1989 Extraordinary Resolutions at Class Meeting of the holders of the 20 per cent. Third Cumulative Preferred Ordinary Shares relating to the Reduction of Capital referred to above	52

27th February, 1989 Order of the High Court confirming the Reduction of Capital from £141,418,750 to £136,275,682 and Minute approved by the Court	53

13th March, 1989 Certificate of registration on 2nd March, 1989 of the above mentioned Order of the High Court dated 27th February, 1989 and the relative Minute on Reduction of Capital	55

2	Unilever PLC Articles of Association 2011

Page

SPECIAL AND OTHER RESOLUTIONS 18th June, 1931 Resolution for Conversion of Shares into Stock	56

12th July, 1951 Resolution of Ordinary Stockholders sanctioning modification of the terms of the Agreement dated 28th June, 1946 between Lever Brothers & Unilever N.V. and the Company referred to in Article 3 of the Company’s Articles of Association	56

27th October, 1961 Resolution re-converting the issued Ordinary Stock into Ordinary Shares of 5s. 0d. each and sub-dividing the unissued Ordinary Shares of £1 each into Ordinary Shares of 5s. 0d. each Special Resolution relating to resolutions for conversion of Shares into Stock ceasing to apply to the Ordinary Share capital	57

17th May, 1978 Resolution re-converting 20 per cent. Third Cumulative Preferred Ordinary Stock into Shares	57

9th April, 1981 Resolution of the Directors to re-register as a public company and to amend the Memorandum of Association	58

18th May, 1983 Special Resolution adopting new Clause 3 of the Memorandum of Association	58

20th May, 1987 Resolution sub-dividing the Ordinary Shares of 25p each into Ordinary Shares of 5p each Special Resolution adopting new Articles of Association	59

3rd May, 1989 Special Resolution amending the Articles of Association on repayment of Preference Stocks and Preferred Ordinary Shares	59

Special Resolution amending Article 145(a) of the Articles of Association	60

Special Resolution adopting new Article 117 of the Articles of Association	60

4th May, 1994 Special Resolution amending Article 110 and adopting new Article 158 of the Articles of Association	62

Special Resolution adopting new Article 127 of the Articles of Association	62

Page

3rd May, 1995 Special Resolution adopting new Articles 14, 128 and 141 of the Articles of Association	63

Special Resolution adopting new Articles 57 and 134 of the Articles of Association	63

Special Resolution adopting new Articles 75 and 76 of the Articles of Association	64

6th May, 1997 Special Resolution amending Articles 2, 35, 38, 39, 56, 57, 141, 145, 147, 150, 152 and 153 and adopting new Articles 12.1, 12.2, 34, 37, 42 and 70 of the Articles of Association	65

22nd September, 1997 Special Resolution adopting new Article 9 and amending Article 83	67

4th May, 1999 Special Resolution adopting new Article 9 and amending Article 83	68

9th May, 2001 Special Resolution amending Articles 2, 69, 72, 85, 92, 93, 104, 105, 121, 126, 129, 150, 151 and 152 and adopting new Articles 89, 90, 91 and 95	69

12th May, 2004 Special Resolution amending Articles 2, 77, 118 and 134, adopting new Articles 74, 97, 101, 103, 108, 109 and 130, and deleting Articles 107, 127, 132 and 133	72

Special Resolution amending Articles 3, 11, 44, 56, 72, 75, 110, 144, 145, 156 and 158	74

11th May, 2005 Special Resolution amending Articles 107 and 108 and substituting Articles 130 and 159	75

9th May, 2006 Special resolution substituting Articles 9, 11(C), 99, 101, 102 and 103 and amending Article 109	76

16th May, 2007 Special resolutions amending Articles 2, 9, 83, 90(C), 109, 151 and 154 and substituting Article 155(A)	79

14th May, 2008 Special resolution adopting new Articles of Association of the Company	80

12th May, 2010 Special resolution adopting new Articles of Association of the Company	80

Unilever PLC Articles of Association 2011	3

No. 41424 C	N.L. 40439

Certificate of Incorporation

of Lever Brothers, Limited

I hereby Certify

that LEVER BROTHERS, LIMITED is this day Incorporated under the Companies Acts, 1862 to 1890, and that the Company is Limited.

Given under my hand at London this Twenty-first day of June, One thousand eight hundred and ninety-four.

Fees and Deed Stamps: £51 5s. 0d.

Stamp Duty on Capital: £1,500.

J. S. PURCELL,

Registrar of Joint Stock Companies.

4	Unilever PLC Articles of Association 2011

No. 41424

Certificate of

Change of Name

I hereby Certify

that LEVER BROTHERS, LIMITED having, with the sanction of a Special Resolution of the said Company and with the approval of the BOARD OF TRADE, changed its name, is now called LEVER BROTHERS & UNILEVER LIMITED, and I have entered such new name on the Register accordingly.

Given under my hand at London, this Thirty-first day of December, One thousand nine hundred and thirty-seven. P. MARTIN, Registrar of Companies.

Unilever PLC Articles of Association 2011	5

No. 41424

Change of

Name Certificate

pursuant to Section 18(3) of the Companies Act 1948

I hereby Certify

that LEVER BROTHERS & UNILEVER LIMITED having, with the sanction of a Special Resolution of the said Company and with the approval of the BOARD OF TRADE, changed its name, is now called UNILEVER LIMITED, and I have entered such new name on the Register accordingly.

Given under my hand at London, this First day of March, One thousand nine hundred and fifty-two. J. D. TODD, Registrar of Companies.

6	Unilever PLC Articles of Association 2011

No. 41424

Certificate of Incorporation on

Re-registration as a Public Company

I hereby Certify

that UNILEVER PLC has this day been re-registered under the Companies Acts 1948 to 1980 as a public company, and that the company is limited.

Dated at Cardiff the 1st June, 1981.

D. B. NOTTAGE,

Registrar of Companies.

Unilever PLC Articles of Association 2011	7

The Companies Act 1985

Public company limited by shares

Articles of Association

of Unilever PLC

(Articles adopted with effect from 11 May, 2011 pursuant to a Special Resolution of the Company dated 11 May, 2011.)

INTERPRETATION

Exclusion of Model Articles

1	No articles set out in any statute, or in any statutory instrument made under any statute, concerning companies shall apply as articles of the Company.

Definitions

2	In these articles unless the context otherwise requires:-

“address”, includes a number or address used for sending or receiving documents or information by electronic means;

“these articles” means these articles of association as altered from time to time by special resolution and the expression “this article” shall be construed accordingly;

“the auditors” means the auditors for the time being of the Company or, in the case of joint auditors, any one of them;

“the Bank of England base rate” means the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998;

“certificated share” means a share which is not an uncertificated share;

“clear days” in relation to the period of a notice means that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

“the Companies Acts” means every statute (including any order, regulations or other subordinated legislation made under it) from time to time in force concerning companies in so far as the same applies to the Company;

“Company” means Unilever PLC;

“the Directors” means the Board of Directors of the Company for the time being;

“the holder” in relation to any shares means the member whose name is entered in the register as the holder of those shares;

“the office” means the registered office for the time being of the Company;

“paid up” means paid up or credited as paid up;

“participating class” means a class of shares title to which is permitted by an Operator to be transferred by means of a relevant system;

“person entitled by transmission” means a person whose entitlement to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law has been noted in the register;

“the register” means the register of members of the Company;

“seal” means any common or official seal that the Company may be permitted to have under the Companies Acts;

“the Secretary” means the secretary, or (if there are joint secretaries) any one of the joint secretaries, of the Company and includes an assistant or deputy secretary and any person appointed by the Directors to perform any of the duties of the secretary;

“shares” includes stock;

“uncertificated share” means a share of a class which is for the time being a participating class, title to which is recorded on the register as being held in uncertificated form;

“the uncertificated securities rules” means provisions of the Companies Acts relating to the holding, evidencing of title to, or transfer of uncertificated shares and any legislation, rules or other arrangements made under or by virtue of such provision;

“Unilever N.V.” means Unilever N.V. of Rotterdam in the Netherlands (company number 24051830) or any company which is inserted as a holding company and parent of Unilever N.V. under any form of corporate reconstruction or reorganisation and which becomes a party to the Equalisation Agreement referred to in article 3;

“United Kingdom” means Great Britain and Northern Ireland;

references to a document being executed include references to its being executed under hand or under seal or by any other method except authentication as specified by the Companies Acts;

8	Unilever PLC Articles of Association 2011

references to a document being signed or to signature include references to it being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified by the Companies Acts;

references to writing include references to any method of representing or reproducing words in a legible and non-transitory form whether sent or supplied in electronic form or otherwise and written shall be construed accordingly;

words or expressions to which a particular meaning is given by the Companies Acts or the uncertificated securities rules in force when these articles or any part of these articles are adopted bear the same meaning in these articles or that part (as the case may be) save that the word “company” shall include any body corporate; references to a meeting shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person; and headings and notes are included only for convenience and shall not affect construction.

AGREEMENT FOR DISTRIBUTION OF PROFITS AND ASSETS

Agreement with Unilever N.V.

3	The Company having entered into an Agreement dated 28th June, 1946 (as amended by Supplemental Agreements dated 20th July, 1951, 21st December, 1981, 15th May, 2006 and 20th May, 2009) with Unilever N.V. of the Netherlands known as the Equalisation Agreement for the distribution of profits and assets of both companies the Directors shall carry the same into effect, with full power nevertheless from time to time, subject to the sanctions hereinafter mentioned, to agree to any modification of the terms of the said Agreement and the provisions of these articles shall be subject to the said Agreement. No modification of the terms of the said Agreement shall be made without the previous sanction of:

(A) an ordinary resolution of the Company in general meeting; and

(B) an ordinary resolution passed at a separate general meeting of the holders of the Ordinary Shares,

and the provisions of article 11 shall apply to the separate general meeting hereinbefore mentioned, except only that the quorum necessary for the said meeting shall be the holders of a majority in nominal value of the Ordinary Shares present in person or by proxy, but so that, if at any adjourned separate general meeting of the holders of the Ordinary Shares such quorum be not present, those holders who are present in person or by proxy shall be a quorum.

LIMITED LIABILITY

Limited liability

4	The liability of members of the Company is limited to the amount, if any, unpaid on the shares in the Company held by them.

SHARE CAPITAL

Rights attached to shares

5	Subject to the provisions of the Companies Act and to any rights conferred on the holders of any other shares, any share may be issued with or have attached to it such rights and restrictions as the Company may by ordinary resolution decide or, if no such resolution has been passed or so far as the resolution does not make specific provision, as the Directors may decide. Such rights and restrictions shall apply to the relevant shares as if the same were set out in these articles.

Redemption of shares

6	Subject to the provisions of the Companies Acts and to any rights conferred on the holders of any class of shares, any share may be issued which is to be redeemed, or is to be liable to be redeemed at the option of the Company or the holder. The Directors may determine the terms, conditions and manner of redemption of any redeemable share so issued. Such terms and conditions shall apply to the relevant shares as if the same were set out in these articles.

Trusts not recognised

7	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice of it) any interest in any share other than an absolute right to the whole of the share in the holder.

Allotment of shares

8	Subject to the provisions of the Companies Acts these articles and to any resolution passed by the Company and without prejudice to any rights attaching to existing shares, the Directors may offer, allot, grant options over or otherwise deal with or dispose of shares in the Company to such persons, at such times and for such consideration and upon such terms as the Directors may decide.

Payment of commission

9	The Company may in connection with the issue of any shares or the sale for cash of treasury shares exercise all powers of paying commission and brokerage conferred or permitted by the Companies Acts. Any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly-paid shares or other securities or partly in one way and partly in the other.

Repayment of capital in a winding-up

10	The Deferred Shares shall confer on the holders thereof the right in a winding-up to repayment of the capital paid up or credited as paid up thereon pari passu with the Ordinary Shares but shall not confer any further right to participation in the surplus assets of the Company.

Modification of rights

11	(A) So long as the capital is divided into different classes of shares, but subject to the Companies Acts, all or any of the rights and privileges attached to each class may from time to time be modified or abrogated in any manner

Unilever PLC Articles of Association 2011	9

with the consent in writing of the holders of three-fourths of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of the class. To any such general meeting all the provisions of these articles as to general meetings of the Company shall mutatis mutandis apply but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the capital paid up on the issued shares of the class (excluding any shares of that class held as treasury shares), that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him, that every holder of shares of the class present in person or by proxy may demand a poll and that if at any adjourned meeting a quorum as above defined be not present those of such holders who are present in person or by proxy shall be a quorum.

(B) Any increase in the number of Deferred Shares shall be deemed to be an alteration of the rights and privileges attaching to the Deferred Shares.

(C) Any alteration of the rights set out in article 90 shall be treated as a variation of the class rights of the holders of the Deferred Shares provided, however, that an alteration to such rights may be effected (without any such consent or sanction as aforesaid) by a resolution passed at a general meeting of the Company by a majority consisting of not less than two-thirds of such members as being entitled to vote at such meeting in person or by proxy, such majority comprising the holders of not less than one-half in nominal value of the entire issued share capital for the time being of the Company (but excluding any shares held as treasury shares) and being computed by reference to the number of votes to which each member is entitled by virtue of these articles.

(D) Subject as aforesaid the rights and privileges attached to any class shall for the purposes of this article not be deemed to be modified unless the modification prejudicially affects such rights or privileges

EVIDENCE OF TITLE TO SHARES

Uncertificated shares

12	(A) Pursuant and subject to the uncertificated securities rules, the Directors may permit title to shares of any class to be evidenced otherwise than by a certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a particular class may only be evidenced otherwise than by a certificate where that class of shares is for the time being a participating class. The Directors may also, subject to compliance with the uncertificated securities rules, determine at any time that title to any class of shares may from a date specified by the Directors no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

(B) In relation to a class of shares which is, for the time being, a participating class and for so long as it remains a participating class, no provision of these articles shall apply or have effect to the extent that it is inconsistent in any respect with:

(i) the holding of shares of that class in uncertificated form;

(ii) the transfer of title to shares of that class by means of a relevant system; and

(iii) any provision of the uncertificated securities rules,

and, without prejudice to the generality of this article, no provision of these articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the Operator, so long as that is permitted or required by the uncertificated securities rules, of an Operator register of securities in respect of that class of shares in uncertificated form.

(C) Shares of a class which is for the time being a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the uncertificated securities rules, and the Directors shall record on the register of members that the shares are held in certificated or uncertificated form as appropriate.

(D) If, under these articles or the Companies Acts, the Company is entitled to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of or otherwise enforce a lien over an uncertificated share, then, subject to these articles and the Companies Acts, such entitlement shall include the right of the board to:

(i) require the holder of that uncertificated share by notice in writing to change that share from uncertificated to certificated form within such period as may be specified in the notice and keep it as a certificated share for as long as the board requires;

(ii) appoint any person to take such other steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and

(iii) take such other action that the board considers appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of that share or otherwise to enforce a lien in respect of that share.

(E) Unless the Directors otherwise determine, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form. However shares held in uncertificated form shall not be treated as forming a class which is separate from certificated shares with the same rights.

10	Unilever PLC Articles of Association 2011

(F) Unless the Directors otherwise determine or the uncertificated securities rules otherwise require, any shares issued or created out of or in respect of any uncertificated shares shall be uncertificated shares and any shares issued or created out of or in respect of any certificated shares shall be certificated shares.

(G) The Company shall be entitled to assume that the entries on any record of securities maintained by it in accordance with the uncertificated securities rules and regularly reconciled with the relevant Operator register of securities are a complete and accurate reproduction of the particulars entered in the Operator register of securities and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance on such assumption; in particular, any provision of these articles which requires or envisages that action will be taken in reliance on information contained in the register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

Certificated shares

13	Subject to the provisions of the uncertificated securities rules, the rules of any relevant system and these articles, every person (except a person to whom the Company is not by law required to issue a certificate) whose name is entered in the register as a holder of any certificated shares shall be entitled, without payment, to receive within two months after allotment or lodgment of a transfer to him of the shares or within two months after the relevant Operator-instruction is received by the Company (or within such other period as the terms of issue shall provide) one certificate for all the shares of any one class or several certificates each for one or more of the shares of the class in question upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Directors may from time to time decide. In the case of a certificated share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all. A member who has transferred some of the shares comprised in his holding shall be entitled to a certificate for the balance without charge.

Replacement of certificates

14	If a share certificate is defaced, worn out, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and any exceptional out-of-pocket expenses of the Company in investigating the evidence and preparing the indemnity as the Directors may decide and, where it is defaced or worn out, after delivery of the old certificate to the Company.

Execution of share certificates

15	Every share certificate shall be executed under a seal or in such other manner as the Directors having regard to the terms of issue and any listing requirements may authorise and shall specify the number and class of shares to which it relates and the amount or respective amounts paid up on the shares. The Directors may by resolution decide, either generally or in any particular case or cases, that any signatures on any share certificates need not be autographic but may be applied to the certificates by some mechanical means or may be printed on them or that the certificates need not be signed by any person.

LIEN

Company’s lien on shares not fully paid

16	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all amounts payable to the Company (whether presently or not) in respect of that share. The Company’s lien on a share shall extend to all distributions and other amounts payable in respect of it. The Directors may at any time either generally or in any particular case waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this article.

Enforcing lien by sale

17	The Company may sell, in such manner as the Directors may decide, any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 7 clear days after a notice in writing has been served on the holder of the shares, demanding payment and stating that if the notice is not complied with the shares may be sold. For giving effect to the sale the Directors may authorise some person to transfer the shares sold to or in accordance with the directions of the purchaser.

Validity of sales

18	The transferee shall be registered as the holder of the shares and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. After his name has been registered the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

Application of proceeds of sale

19	The net proceeds, after payment of the costs, of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as it is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the shares prior to the sale and upon surrender, if required by the Company, for cancellation of the certificate for the shares sold) be paid to the holder immediately before the sale.

CALLS ON SHARES

Calls

20	The Directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares (whether on account of the nominal amount of the shares or by way of premium) and not payable on a date fixed by or in accordance with the terms of issue, and each member shall (subject to the Company serving upon him at least fourteen clear days’ notice specifying the time or

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times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Directors may decide. A person upon whom a call is made shall remain liable for the call notwithstanding the subsequent transfer of the shares in respect of which the call was made.

Payment on calls

21	A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

22	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share.

Interest due on non-payment

23	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it is due and payable to the time of actual payment at such rate (not exceeding the Bank of England base rate by more than five percentage points) as the Directors may decide, and all expenses that have been incurred by the Company by reason of such non-payment, but the Directors shall be at liberty in any case or cases to waive payment of the interest or expenses wholly or in part.

Sums due on allotment to be treated as calls

24	Any sum which becomes payable on allotment or on any other date fixed by or in accordance with the terms of issue, whether on account of the nominal amount of the share or by way of premium, shall be deemed to be a call made, notified and payable on the date on which, by the terms of issue, it becomes payable and, in case of non-payment, all the relevant provisions of these articles as to payment of interest, forfeiture or otherwise shall apply as if the sum had become payable by virtue of a call properly made and notified.

Power to differentiate

25	The Directors may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

Payment of calls in advance

26	The Directors may, if they think fit, receive from any member who is willing to advance them all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until they would, but for the advance, become presently payable) pay interest at such rate, (not exceeding the Bank of England base rate by more than five percentage points unless the Company by ordinary resolution shall otherwise direct) as the Directors may decide.

FORFEITURE OF SHARES

Notice may be given if call or instalment not paid

27	If any call or instalment of a call remains unpaid on any share after the day appointed for payment, the Directors may at any time serve a notice on the holder requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued, and all expenses that may have been incurred by the Company by reason of such non-payment.

Form of notice

28	The notice shall name a further day (not being less than fourteen clear days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that in the event of non-payment on or before the day and at the place appointed, the shares in respect of which the call was made or instalment is payable will be liable to be forfeited. The Directors may accept the surrender of any share liable to be forfeited and, in that event, references in these articles to forfeiture shall include surrender.

Forfeiture of shares if non-compliance with notice

29	If the requirements of the notice are not complied with, any share in respect of which it was given may, at any time before payment of all calls or instalments and interest due in respect of it has been made, be forfeited by a resolution of the Directors to that effect and the forfeiture shall include all dividends declared and other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

Notice after forfeiture

30	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be invalidated by any omission or neglect to give the notice.

Sale of forfeited shares

31	Until cancelled in accordance with the requirements of the Companies Acts, a forfeited share shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was, before forfeiture, the holder or to any other person upon such terms and in such manner as the Directors shall decide, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled by the Directors on such terms as the Directors may decide.

Arrears to be paid notwithstanding forfeiture

32	A person whose shares have been forfeited shall cease to be a member in respect of them and shall surrender to the Company for cancellation the certificate for the forfeited shares but shall remain liable to pay to the Company all moneys which at the date of the forfeiture were payable by him to the Company in respect of those shares with interest thereon at such rate (not exceeding the Bank of England base rate by more than five percentage points) as the Directors may decide from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited or for any consideration received on their disposal.

Effect of forfeiture

33	The forfeiture of a share shall involve the extinction of all interest in and also of all claims and demands against the Company in respect of the share and all other rights

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incident to the share, except only such of those rights as by these articles are expressly saved.

Statutory declaration as to forfeiture

34	A statutory declaration that the declarant is a Director of the Company or the Secretary and that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on its sale, reallotment or disposition and the Directors may authorise some person to transfer the share to the person to whom it is sold, re-allotted or disposed of and, if the share is in registered form, he shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal.

TRANSFER OF SHARES

Transfer

35	Subject to such of the restrictions of these articles as may be applicable:-

(A) any member may transfer all or any of his uncertificated shares by means of a relevant system in such manner provided for, and subject as provided in the uncertificated securities rules, and accordingly no provision of these articles shall apply in respect of an uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred; and

(B) any member may transfer all or any of his certificated shares by an instrument of transfer in any usual form or in any other form which the Directors may approve.

Execution of transfer

36	The instrument of transfer of a certificated share shall be executed by or on behalf of the transferor and (in the case of a partly paid share) the transferee, and the transferor shall be deemed to remain the holder of the share concerned until the name of the transferee is entered in the register in respect of it. All instruments of transfer, when registered, may be retained by the Company. The transfer books may be closed during such time as the Directors think fit, not exceeding in the whole thirty days in each year.

Right to decline to register transfer of partly paid shares

37	The Directors can decline to register any transfer of any share which is not a fully paid share.

Further rights to decline to register transfer

38	(A) Registration of a transfer of an uncertificated share can be declined in the circumstances set out in the uncertificated securities rules, and where, in the case of a transfer to joint holders, the number of joint holders to whom the uncertificated share is to be transferred exceeds four.

(B) The Directors may decline to register any transfer of a certificated share unless:-

(i) the instrument of transfer is duly stamped or duly certified or otherwise shown to the satisfaction of the Directors to be exempt from stamp duty and is left at the office or such other place as the Directors may from time to time determine accompanied (save in the case of a transfer by a person to whom the Company is not required by law to issue a certificate and to whom a certificate has not been issued) by the certificate for the share to which it relates and such other evidence as the Directors may reasonably require to show the right of the person signing the instrument of transfer to make the transfer and, if the instrument of transfer is signed by some other person on his behalf, the authority of that person so to do;

(ii) the instrument of transfer is in respect of only one class of share; and

(iii) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

(C) For all purposes of these articles relating to the registration of transfers of shares, the renunciation of the allotment of any shares by the allottee in favour of some other person shall be deemed to be a transfer and the Directors shall have the same powers of refusing to give effect to such a renunciation as if it were a transfer.

Notice of refusal

39	If the Directors decline to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged or, in the case of uncertificated shares, within two months after the date on which the relevant Operator-instruction is received, send to the transferee notice of the refusal.

No fee payable on registration

40	No fee shall be charged by the Company for registering any transfer or document relating to or affecting the title to any share or for making any other entry in the register.

TRANSMISSION OF SHARES

Transmission of registered shares on death

41	If a member dies, the survivor or survivors, where he was a joint holder, and his personal representatives, where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his shares; but nothing contained in these articles shall release the estate of a deceased holder from any liability in respect of any share held by him solely or jointly with other persons.

Entry of transmission in register

42	Where the entitlement of a person to a share in consequence of the death or bankruptcy of a member or of any other event giving rise to its transmission by operation of law is proved to the satisfaction of the Directors, the Directors shall cause the entitlement of that person to be noted in the register.

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Election of person entitled by transmission

43	Any person entitled by transmission to a share may, subject as provided elsewhere in these articles, elect either to become the holder of the share or to have some person nominated by him registered as the holder. If he elects to be registered himself, he shall give notice to the Company to that effect. If he elects to have another person registered, he shall transfer title to the share to that person. All the provisions of these articles relating to the transfer of shares shall apply to the notice or transfer as if the death or bankruptcy of the member or other event giving rise to the transmission had not occurred and the notice or transfer was given or executed by the member.

Rights of person entitled by transmission

44	Where a person becomes entitled by transmission to a share, the rights of the holder in relation to that share shall cease, but the person entitled by transmission to the share may give a good discharge for any dividends or other moneys payable in respect of it and shall have the same rights in relation to the share as he would have had if he were the holder of it, provided that, in order to vote at any general meeting in respect thereof, he shall have satisfied the Directors of his entitlement 48 hours at least before the time of holding the meeting at which he proposes to vote, or the Directors have previously admitted his right to vote in respect thereof. The Directors may at any time give notice requiring the person to elect either to be registered himself or to transfer the share and if the notice is not complied with within sixty days the Directors may withhold payment of all dividends and other moneys payable in respect of the share until the requirements of the notice have been complied with or, where the share is fully paid up, may deem the person to have elected to be registered as a member in respect thereof and he may be registered accordingly.

CONVERSION OF SHARES INTO STOCK

Conversion of shares into stock

45	The Company in general meeting may convert any paid-up shares (excluding any shares held as treasury shares) into stock and may reconvert any stock into paid-up shares of any denomination. When any shares have been converted into stock the several holders of such stock may thenceforth transfer their respective interests therein or any part of such interest in the same manner and subject to the same regulations and restrictions as and subject to which shares in the Company’s capital may then be transferred or as near thereto as circumstances will admit. But the Directors may from time to time, if they think fit, fix the minimum amount of stock transferable, and direct that fractions of a pound shall not be dealt with, with power, nevertheless, at their discretion to waive such rules in any particular case.

Rights of stockholders

46	The stock shall confer on the holders thereof respectively the same privileges and advantages as regards participation in profits and voting at meetings of the Company, and for other purposes as would have been conferred by shares of equal amount in the capital of the Company, of the same class as the shares from which such stock was converted, but so that none of such privileges or advantages except the participation in profits of the Company or in the assets of the Company on a winding-up shall be conferred by any such aliquot part of stock as would not, if existing in shares, have conferred such privileges or advantages. No such conversion shall prejudice or affect any preference or other special privilege attached to the shares so converted. Save as aforesaid all the provisions herein contained shall, so far as circumstances will admit, apply to stock as well as to shares. The stock resulting from the conversion of any class of shares into stock shall be described in the same manner as such class with the substitution of the word “stock” for shares.

SHARE WARRANTS TO BEARER

Issue of share warrants

47	No share warrants shall be issued in respect of any Deferred Shares of the Company, but subject to this provision the Company is hereby authorised to issue share warrants under the powers given by the Companies Acts, and the Directors may accordingly, with respect to any shares which are fully paid-up (in any case in which they shall in their discretion think fit so to do), upon an application in writing signed by the person registered as the holder of such shares and authenticated by such statutory declaration or other evidence (if any) as the Directors may from time to time require as to the identity of the person signing the request, and upon receiving the certificate (if any) of such shares, and the amount of the stamp duty on such warrant, or if the Company shall previously have compounded for such stamp duty, then such sum (if any) as the Directors may determine in respect of the amount payable for such composition, and such fee as the Directors may from time to time require, issue under a seal at the expense in all respects of the person applying for the same a warrant duly stamped stating that the bearer of the warrant is entitled to the shares therein specified, and may, in any case in which a warrant is so issued, provide by coupons or otherwise for the payment of the future dividends or other moneys on the shares included in such warrant.

Bearer of warrants deemed a member of the Company

48	Subject to the provisions of these articles and of the Companies Acts, the bearer of a warrant shall be deemed to be a member of the Company and shall be entitled to the same privileges and advantages as he would have had if his name had been included in the register as the holder of the shares specified in such warrant.

Restrictions on attending and voting at meetings

49	No person shall as bearer of a warrant, be entitled (a) to sign a requisition for calling a meeting or to give notice of intention to submit a resolution to a meeting, or (b) to attend or vote by himself or his proxy, or exercise any privilege as a member at a meeting, unless he shall, in case (a) before or at the time of lodging such requisition or giving such notice of intention as aforesaid, or in case (b) three days at least before the day fixed for the meeting, have deposited at the office or at such other place as may

14	Unilever PLC Articles of Association 2011

be specified in the notice the warrant in respect of which he claims to act, attend or vote as aforesaid, and unless the warrant shall remain so deposited until after the meeting and any adjournment thereof shall have been held.

One name only to be received as holder of share warrant

50	Not more than one name shall be received as that of the holder of a warrant.

Issue of deposit certificate in respect of share warrants

51	To any person so depositing a warrant there shall be delivered a certificate stating his name and address, and describing the shares included in the warrant so deposited, and bearing the date of issue of the certificate, and such certificate shall entitle him, or his proxy duly appointed, as hereinafter provided, to attend and vote at any general meeting held within three months from the date of the certificate in the same way as if he were the registered holder of the shares specified in the certificate.

Surrender of deposit certificate

52	Upon delivery up of the certificate to the Company, the bearer of the certificate shall be entitled to receive the warrant in respect of which the certificate was given.

Restriction on exercise of rights of membership

53	The holder of a warrant shall not, save as aforesaid, be entitled to exercise any right as a member, unless (if called upon by any Director or the Secretary so to do) he produces his warrant and states his name and address.

Issue of new share warrants

54	The Directors may from time to time make regulations as to the terms upon which, if they in their discretion think fit, a new warrant or coupon may be issued in any case in which a warrant or coupon may have been worn out, defaced or destroyed, but no new warrant may be issued to replace one that has been destroyed unless the Directors are satisfied beyond reasonable doubt that the original has been destroyed.

Transfer of share warrants

55	The shares included in any warrant shall be transferred by the delivery of the warrant without any written transfer and without registration, and to shares so included the provisions hereinbefore contained with reference to the transfer of shares shall not apply.

Issue of shares on surrender of share warrants

56	Upon the surrender of his warrant together with the outstanding dividend coupons, if any, in respect thereof to the Company for cancellation, the bearer of a warrant shall be entitled to have his name entered as a member in the register in respect of the shares included in the warrant, but the Company shall in no case be responsible for any loss or damage incurred by any person by reason of the Company entering in its register upon the surrender of a warrant the name of any person not the true and lawful owner of the warrant surrendered.

UNTRACED SHAREHOLDERS

Sale of shares of untraced shareholders

57	The Company may sell any shares in the Company on behalf of the holder of, or person entitled by transmission to, the shares by instructing a member of the London Stock Exchange plc to sell them in accordance with the best practice then obtaining if:-

(A) the shares are in certificated form,

(B) the shares have been in issue either in certificated or uncertificated form throughout the qualifying period and at least three cash dividends have become payable on the shares during the qualifying period,

(C) no cash dividend payable on the shares has either been claimed by presentation to the paying bank of the relative cheque or warrant or been satisfied by the transfer of funds to a bank account designated by the holder of, or person entitled by transmission to, the shares or by the transfer of funds by means of a relevant system at any time during the relevant period,

(D) so far as any Director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the shares, and

(E) the Company has caused two advertisements to be published, one in a daily newspaper with a national circulation in the United Kingdom and the other in a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the shares shown in the register, giving notice of its intention to sell the shares and a period of three months has elapsed from the date of publication of the advertisements or of the last of the two advertisements to be published if they are published on different dates.

For the purpose of this article:

“the qualifying period” means the period of twelve years immediately preceding the date of publication of the advertisements referred to in sub-paragraph (E) above or of the first of the two advertisements to be published if they are published on different dates; and

“the relevant period” means the period beginning at the commencement of the qualifying period and ending on the date when all the requirements of sub-paragraphs (A) to (E) above have been satisfied.

If, after the publication of either or both of the advertisements referred to in sub-paragraph (E) above but before the Company has become entitled to sell the shares pursuant to this paragraph of this article, the requirements of sub-paragraph (C) or (D) above cease to be satisfied, the Company may nevertheless sell those shares after the requirements of sub-paragraphs (A) to (E) above have been satisfied afresh in relation to them.

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If during any relevant period further shares have been issued in right of those held at the beginning of that relevant period or of any previously so issued during that relevant period and all the requirements of sub-paragraphs (A) and (C) to (E) above have been satisfied in regard to the further shares, the Company may also sell the further shares.

To give effect to any sale of shares pursuant to this paragraph of this article the Directors may authorise some person to transfer the shares in question and an instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. The purchaser shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of sale shall belong to the Company and, upon their receipt, the Company shall become indebted to the former holder of, or person entitled by transmission to, the shares for an amount equal to the net proceeds unless and until forfeited under this article. No trust shall be created in respect of the debt and no interest shall be payable in respect of it and the Company shall not be required to account for any moneys earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. If no valid claim for the money has been received by the Company during a period of six years from the date on which the relevant shares were sold by the Company under this article, the money will be forfeited and will belong to the Company.

Cessation of sending dividend payments

58	The Company may cease to send any cheque or warrant or other financial instrument through the post or employ any other means of payment, including by means of a relevant system, for any dividend payable on any shares in the Company which is normally paid in that manner on those shares if either (a) in respect of at least two consecutive dividends payable on those shares the cheques or warrants or other financial instruments have been returned undelivered or remain uncashed or that means of payment has failed or (b) following one such occasion reasonable enquiries have failed to establish any new address or account of the registered holder. Subject to the provisions of these articles, the Company may recommence sending cheques or warrants or other financial instruments or employing such other means in respect of dividends payable on those shares if the holder or person entitled by transmission requests such recommencement in writing.

ALTERATION OF CAPITAL

Sub-division

59	Any resolution authorising the Company to sub-divide its shares or any of them may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage or be subject to any restriction as compared with the others.

Fractions

60	Whenever as a result of a consolidation, any members would become entitled to fractions of a share, the Directors may deal with the fractions as they think fit and in particular may sell the shares representing the fractions to any person (including, subject to the provisions of the Companies Acts, the Company) and distribute the net proceeds of sale in due proportion among those members and the Directors may authorise some person to transfer or deliver the shares to, or in accordance with the directions of, the purchaser. The person to whom any shares are transferred or delivered shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in, or invalidity of, the proceedings relating to the sale.

GENERAL MEETINGS

Insufficient Directors within the United Kingdom

61	If at any time there are not within the United Kingdom sufficient Directors capable of acting to form a quorum, any Director or any two members of the Company may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

Omission or non-receipt of notice

62	(A) The accidental omission to give any notice of a meeting or the accidental omission to send any document relating to any meeting, or the non-receipt (even if the Company becomes aware of such non-receipt) of any such notice or document or other information, by any person entitled to receive the notice or document shall not invalidate the proceedings at that meeting; and

(B) A member present in person or by proxy at a meeting shall be deemed to have received proper notice of that meeting and, where applicable, of the purpose of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

Quorum

63	No business shall be transacted at any general meeting (except the declaration and sanction of a dividend) unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the choice or appointment of a chairman which shall not be treated as part of the business of the meeting. Save as otherwise provided by these articles, seven members present in person or by proxy and entitled to vote shall be quorum for all purposes.

Dissolution and adjournment of meeting if quorum not present

64	If within five minutes (or such longer time not exceeding one hour as the chairman of the meeting may decide to wait) after the time appointed for the commencement of the meeting a quorum is not present, the meeting, if convened on the requisition of members, shall be dissolved and in any other case it shall stand adjourned

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to such other day (not being less than ten clear days later) and at such other time or place as the chairman of the meeting may decide and at such adjourned meeting one member present in person or by proxy and entitled to vote (whatever the number of shares held by him) shall be a quorum and the notice of the adjourned meeting shall state that one member present in person or by proxy and entitled to vote (whatever the number of shares held by him) shall be a quorum.

Chairman of general meeting

65	The chairman (if any) of the Directors or, in his absence, a vice chairman (if any) shall preside as chairman at every general meeting. If there is no chairman or vice chairman, or if at any meeting neither the chairman nor any vice chairman is present within five minutes after the time appointed for the commencement of the meeting, or if neither the chairman nor any vice chairman is willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote shall appoint one of their number to be chairman.

Entitlement to attend and speak

66	Each Director shall be entitled to attend and speak at any general meeting of the Company and at any separate general meeting of the holders of any class of shares in the Company.

Adjournments and notice of adjournment

67	(A) The chairman may at any time without the consent of the meeting adjourn any meeting (whether or not it has commenced or a quorum is present) either sine die or to another time or place where it appears to him that (a) the members entitled to vote wishing to attend cannot be conveniently accommodated in the place appointed for the meeting or (b) the conduct of persons present prevents or is likely to prevent the orderly continuation of business or (c) an adjournment is otherwise necessary so that the business of the meeting may be properly conducted. In addition, the chairman may at any time with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting either sine die or to another time or place. When a meeting is adjourned sine die the time and place for the adjourned meeting shall be fixed by the Directors. No business shall be transacted at any adjourned meeting except business which might properly have been transacted at the meeting had the adjournment not taken place.

(B) When a meeting is adjourned for three months or more, or sine die, or if business is to be transacted at an adjourned meeting the general nature of which was not stated in the notice of the original meeting, notice of the adjourned meeting shall be given as in the case of an original meeting. Except as provided in this article, it shall not be necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting.

Amendments to resolutions

68	In the case of a resolution duly proposed as a special resolution no amendment thereto (other than an amendment to correct a patent error) may be considered or voted upon and in the case of a resolution duly proposed as an ordinary resolution no amendment thereto (other than an amendment to correct a patent error) may be considered or voted upon unless either at least two working days prior to the date appointed for holding the meeting or adjourned meeting at which such ordinary resolution is to be proposed notice in writing of the terms of the amendment and intention to move the same has been received by the Company at the office or the chairman of the meeting in his absolute discretion decides that it may be considered or voted upon. With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is put to the vote.

Security and other arrangements at general meetings

69	The Directors may direct that members or proxies wishing to attend any general meeting should submit to such searches or other security arrangements or restrictions as the Directors shall consider appropriate in the circumstances and shall be entitled in their absolute discretion to (or to authorise some one or more persons to) refuse entry to, or to eject from, such general meeting to any member or proxy who fails to submit to such searches or to otherwise comply with such security arrangements or restrictions.

In the case of any general meeting the Directors may, notwithstanding the specification in the notice of the place of the general meeting (the “Principal Place”) at which the chairman of the meeting shall preside, make arrangements for simultaneous attendance and participation at other places by members and proxies entitled to attend the general meeting but excluded from the Principal Place under the provisions of this article.

Such arrangements for simultaneous attendance at the meeting may include arrangements regarding the level of attendance at the other places provided that they shall operate so that any members and proxies excluded from attendance at the Principal Place are able to attend at one of the other places. For the purpose of all other provisions of these articles any such meeting shall be treated as being held and taking place at the Principal Place.

The Directors may, for the purpose of facilitating the organisation and administration of any general meeting to which such arrangements apply, from time to time make arrangements, whether involving the issue of tickets (on a basis intended to afford to all members and proxies entitled to attend the meeting an equal opportunity of being admitted to the Principal Place) or the imposition of some random means of selection or otherwise as they shall in their absolute discretion consider to be appropriate, and may from time to time vary any such arrangements or make new arrangements in their place and the entitlement of any member or proxy to attend a general meeting at the Principal Place shall be subject to such arrangements as may be for the time being in force whether stated in the

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notice of the meeting to apply to that meeting or notified to the members concerned subsequent to the provision of the notice of the meeting.

VOTING

Method of voting

70	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is properly demanded. Without prejudice to the other provisions of this article, the chairman may, in his absolute discretion, demand a poll on all or some of the resolutions put to the vote of the meeting before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll. Subject to the Companies Acts, a poll may be demanded by:-

(A) the chairman of the meeting, or

(B) at least three members present in person or by proxy and entitled to vote, or

(C) any member or members present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all the members having the right to attend and vote at the meeting; or

(D) any member or members present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid-up sums in the aggregate equal to not less than one-tenth of the total sum paid-up on all the shares conferring that right.

Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost and an entry to that effect in the book of proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded for or against the resolution.

Effect of properly demanded poll

71	If a poll is demanded it shall be taken in such manner as the chairman shall direct and he may appoint scrutineers who need not be members. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

When poll to be taken

72	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or on such date (being not later than thirty days after the date of the demand) and at such time and place as the chairman shall direct. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

Continuance of business after demand for poll

73	The demand for a poll (other than on the election of a Chairman of the meeting or on a question of adjournment) shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded, and it may be withdrawn with the consent of the chairman at any time before the close of the meeting or the taking of the poll, whichever is the earlier, and in that event shall not invalidate the result of a show of hands declared before the demand was made.

Voting rights

74

On a show of hands, members shall be entitled to vote at a general meeting in accordance with the Companies Acts. For this purpose, where a proxy is given discretion as to how to vote on a show of hands, this shall be treated as an instruction by the relevant member to vote in the way in which the proxy elects to exercise that discretion. On a poll every member who is present in person or by proxy shall have one vote for every 3 1/9 pence nominal of capital held by him of whatever class.

Voting rights of joint holders

75	In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register in respect of the joint holding.

Exercise of voting rights for incapable member

76	A member in respect of whom an order has been made by any competent court or official on the ground that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs may vote at any general meeting of the Company and may exercise any other right conferred by membership in relation to general meetings by or through any person authorised in such circumstances to do so on his behalf (and that person may vote by proxy) provided that evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote or such other right shall be received by the Company not later than the last time at which appointments of proxies should have been received in order to be valid for use at that meeting or on the holding of that poll.

No right to vote where sums still payable

77	No member shall, unless the Directors otherwise decide, be entitled to vote (either personally or by proxy) at any general meeting of the Company or upon a poll or to exercise any other right conferred by membership in relation to general meetings or polls unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

Suspension of rights where non-disclosure of interest

78	(A) Where the holder of any shares in the Company, or any other person appearing to be interested in those shares, fails to comply within the relevant period with any statutory notice in respect of those shares or, in purported compliance with such a notice, has made a statement

18	Unilever PLC Articles of Association 2011

which is false or inadequate in a material particular, the Company may give the holder of those shares a further notice (a “restriction notice”) to the effect that from the service of the restriction notice those shares will be subject to some or all of the relevant restrictions, and from service of the restriction notice those shares shall, notwithstanding any other provision of these articles, be subject to those relevant restrictions accordingly. For the purpose of enforcing the relevant restriction referred to in sub-paragraph (iii) of the definition of “relevant restrictions”, the Directors may give notice to the relevant member requiring the member to change the relevant shares held in uncertificated form to certificated form by the time stated in the notice. The notice may also state that the member may not change any of the relevant shares held in certificated form to uncertificated form. If the member does not comply with the notice, the Directors may authorise any person to instruct the Operator to change the relevant shares held in uncertificated form to certificated form.

(B) If after the service of a restriction notice in respect of any shares the Directors are satisfied that all information required by any statutory notice relating to those shares or any of them from their holder or any other person appearing to be interested in the shares the subject of the restriction notice has been supplied, the Company shall, within seven days, cancel the restriction notice. The Company may at any time at its discretion cancel any restriction notice or exclude any shares from it. The Company shall cancel a restriction notice within seven days after receipt of a notice in writing that the relevant shares have been transferred pursuant to an arm’s length sale.

(C) Where any restriction notice is cancelled or ceases to have effect in relation to any shares, any moneys relating to those shares which were withheld by reason of that notice shall be paid without interest to the person who would but for the notice have been entitled to them or as he may direct.

(D) Any new shares in the Company issued in right of any shares subject to a restriction notice shall also be subject to the restriction notice, and the Directors may make any right to an allotment of the new shares subject to restrictions corresponding to those which will apply to those shares by reason of the restriction notice when such shares are issued.

(E) Any holder of shares on whom a restriction notice has been served may at any time request the Company to give in writing the reason why the restriction notice has been served, or why it remains uncancelled, and within 14 days of receipt of such a notice the Company shall give that information accordingly.

(F) If a statutory notice is given by the Company to a person appearing to be interested in any share, a copy shall at the same time be given to the holder, but the failure or omission to do so or the non-receipt of the copy by the holder shall not invalidate such notice.

(G) This article is in addition to, and shall not in any way prejudice or affect, the statutory rights of the Company arising from any failure by any person to give any information required by a statutory notice within the time specified in it. For the purpose of this article a statutory notice need not specify the relevant period, and may require any information to be given before the expiry of the relevant period.

(H) In this article:-

a sale is an “arm’s length sale” if the Directors are satisfied that it is a bona fide sale of the whole of the beneficial ownership of the shares to a party unconnected with the holder or with any person appearing to be interested in such shares and shall include a sale made by way of or in pursuance of acceptance of a takeover offer and a sale made through a recognised investment exchange or any other stock exchange outside the United Kingdom. For this purpose an associate (within the definition of that expression in any statute relating to insolvency in force at the date of adoption of this article) shall be included amongst the persons who are connected with the holder or any person appearing to be interested in such shares;

“person appearing to be interested” in any shares shall mean any person named in a response to a statutory notice or otherwise notified to the Company by a member as being so interested or shown in any register or record kept by the Company under the Companies Acts as so interested or, taking into account a response or failure to respond in the light of the response to any other statutory notice and any other relevant information in the possession of the Company, any person whom the Company knows or has reasonable cause to believe is or may be so interested;

“person with a 0.25 per cent. interest” means a person who holds, or is shown in any register or record kept by the Company under the Companies Acts as having an interest in, shares in the Company which comprise in total at least 0.25 per cent. in number or nominal value of the shares of the Company (calculated exclusive of any shares held as treasury shares), or of any class of such shares (calculated exclusive of any shares of that class held as treasury shares), in issue at the date of service of the restriction notice;

“relevant period” means a period of 14 days following service of a statutory notice;

“relevant restrictions” mean in the case of a restriction notice served on a person with a 0.25 per cent. interest that:-

(i) the shares shall not confer on the holder any right to attend or vote either personally or by proxy at any general meeting of the Company or at any separate general meeting of the holders of any class of shares in the Company or to exercise any other right conferred by membership in relation to general meetings;

Unilever PLC Articles of Association 2011	19

(ii) the Directors may withhold payment of all or any part of any dividends or other moneys payable in respect of the shares and the holder shall not be entitled to receive shares in lieu of dividend;

(iii) the Directors may decline to register a transfer of any of the shares which are certificated shares, unless such a transfer is pursuant to an arm’s length sale and in any other case mean only the restriction specified in sub-paragraph (i) of this definition; and

“statutory notice” means a notice served by the Company under the Companies Acts requiring particulars of interests in shares or of the identity of persons interested in shares.

Objections

79	If:-

(A) any objection shall be raised to the qualification of any voter, or

(B) any votes have been counted which ought not to have been counted or which might have been rejected, or

(C) any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless it is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be conclusive.

PROXIES

Appointment of proxies

80	An appointment of a proxy shall be in writing signed by the appointor or his duly authorised attorney or, if the appointor is a corporation, shall either be executed under its seal or signed by an officer, attorney or other person authorised to sign it. If a member appoints more than one proxy and the proxy forms appointing those proxies would give those proxies the apparent right to exercise votes on behalf of the member in a general meeting over more shares than are held by the member, then each of those proxy forms will be invalid and none of the proxies so appointed will be entitled to attend, speak or vote at the relevant general meeting.

Receipt of proxies

81	(A) The appointment of a proxy must:

(i) in the case of an appointment made in hard copy form, be received at the office (or such other place as may be specified by the Company for the receipt of appointments of proxy in hard copy form) together with (if required by the Directors) any authority under which it is made or a copy of the authority, certified notarially or in accordance with the Powers of Attorney Act 1971 or in some other manner approved by the Directors not less than forty eight hours (or such shorter time as the Directors may determine) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

(ii) in the case of an appointment made by electronic means, be received at the address specified by the Company for the receipt of appointments of proxy by electronic means not less than forty eight hours (or such shorter time as the Directors may determine) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote. Any authority pursuant to which such an appointment is made or a copy of the authority, certified notarially or in accordance with the Powers of Attorney Act 1971 or in some other manner approved by the Directors, must, if required by the Directors, be received at such address or at the office (or such other place in the United Kingdom as may be specified by the Company for the receipt of notices) not less than forty eight hours (or such shorter time as the Directors may determine) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

(iii) in the case of a poll taken more than forty eight hours after it was demanded, be received as aforesaid not less than twenty four hours (or such shorter time as the Directors may determine) before the time appointed for the taking of the poll;

(iv) in the case of a poll taken following the conclusion of a meeting or adjourned meeting but not more than forty eight hours after it was demanded, be received as aforesaid before the end of the meeting at which it was demanded (or such later time as the board may determine), and an appointment of a proxy in a manner which is not or in respect of which the authority or copy thereof is not, permitted by these articles shall be invalid. When two or more valid but differing appointments of a proxy are received in respect of the same share for use at the same meeting or poll, the one which is last received (regardless of its date or of the date of its signature) shall be treated as replacing and revoking the others as regards that share; if the Company is unable to determine which was last received, none of them shall be treated as valid in respect of that share. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. The proceedings at a general meeting shall not be invalidated where an appointment of proxy in respect of that meeting is sent in electronic form as provided in these articles but, because of a technical problem, it cannot be read by the recipient.

20	Unilever PLC Articles of Association 2011

(B) The Directors may at their discretion determine that in calculating the periods mentioned in this article no account shall be taken of any part of a day that is not a working day.

Maximum validity of proxy

82	No appointment of a proxy shall be valid after twelve months have elapsed from the date of its receipt. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned.

Form of proxy

83	The appointment of a proxy shall be in any usual form or in such other form as the Directors may approve and the Directors may, if they think fit, but subject to the provisions of the Companies Acts, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The appointment of a proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The appointment of a proxy shall, unless the contrary is stated in it, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

Determination of authority

84	A vote given or poll demanded by a proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination (whether by death, revocation or otherwise) of the authority of the person voting or demanding a poll, unless notice in writing of the determination was received by the Company at the office (or such other place or address as was specified by the Company for the receipt of appointments of proxy in the notice) not later than the last time at which an appointment of a proxy should have been received in order to be valid for use at the meeting or on the holding of the poll at which the vote was given or the poll taken.

APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS

Number of Directors

85	Unless otherwise determined by ordinary resolution of the Company, the Directors shall be not less than six nor more than thirty in number.

Shareholding qualification

86	There shall be no requirement for any Director to hold shares in the capital of the Company.

Power for Directors to fill casual vacancies or appoint additional Directors

87	Subject to the provisions of article 120 the Directors shall have power from time to time and at any time to appoint any other person to be a Director either to fill a casual vacancy or as an addition to the Board of Directors, but so that the total number of Directors shall not at any time exceed the maximum number fixed by or in accordance with the provisions of these articles.

Retirement of Directors

88	At every annual general meeting all the Directors shall retire from office, with such retirement to become effective at the conclusion of the annual general meeting of the Company or the corresponding annual general meeting of Unilever N.V. (whichever is the later).

Meeting to fill up vacancies

89	The Company at any annual general meeting at which Directors retire may fill up the vacated office by electing a like number of eligible persons to be Directors. The Company may also in general meeting subject as last mentioned elect any eligible person to be a Director either to fill a casual vacancy or as an addition to the existing Board but so that the total number of Directors shall not at any time exceed the maximum number fixed by or in accordance with these articles.

Persons eligible as Directors

90	No person shall be eligible to be elected as Directors unless:

(A) he is recommended by the Board; or

(B) a resolution to appoint that person as a Director has been requisitioned by a member or members in accordance with the Companies Acts.

Where a resolution to appoint a person as a Director is passed at a general meeting of the Company such appointment shall not become effective:

(i) unless a resolution to appoint such person as a Director of Unilever N.V. has been passed at the corresponding general meeting of Unilever N.V. where such meeting is prior to the general meeting of the Company or at any adjournment thereof; or, as the case may be.

(ii) until a resolution to appoint such person as a Director of Unilever N.V. is passed at the corresponding general meeting of Unilever N.V. where such meeting is to follow the general meeting of the Company or at any adjournment thereof (and if such a resolution is not passed, such appointment shall no longer be capable of becoming effective).

The corresponding general meeting of Unilever N.V. means the Unilever N.V. general meeting which is closest in time to the relevant general meeting of the Company.

Provisions if no eligible persons available

91	If at the annual general meeting in any year no persons shall be eligible to be elected as Directors in accordance with article 90 or if the number of persons so eligible is less than the minimum number for the time being in force under article 85 then the retiring Directors (other than those eligible for re-election under article 90) or so many of them as shall be willing to offer themselves for re-election shall be deemed to be eligible for election under article 90 as Directors or Director for the succeeding year.

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Provisions if insufficient eligible persons elected

92	(A) If at the annual general meeting in any year any resolution or resolutions for the election or re-election of the persons eligible for election or re-election as Directors for the succeeding year are put to the meeting and lost such that the number of Directors re-elected or elected is fewer than the minimum number of Directors for the time being in force under article 85, then all such eligible persons who are Directors as at the commencement of the annual general meeting and are standing for re-election shall be deemed to have been re-elected as Directors and shall remain in office but so that such Directors may only act for the purpose of summoning general meetings of the Company and perform such duties as are essential to maintain the Company as a going concern but not for any other purpose.

(B) Such Directors shall convene a general meeting as soon as reasonably practicable following the annual general meeting referred to in article 92(A) at which all the Directors shall retire from office. To the extent that the circumstances envisaged in article 92(A) occur in relation to any meeting convened pursuant to this article 92(B), then the provisions of this article 92 shall also apply to that general meeting and, if relevant, any subsequent general meeting or meetings.

Power to remove Director by special resolution

93	In addition to any power of removal conferred by the Companies Acts, the Company may by special resolution remove any Director before the expiration of his period of office.

Disqualification of Directors

94	Without prejudice to the provisions for retirement otherwise contained in these articles, the office of a Director shall be vacated if:-

(A) he resigns his office by notice in writing delivered to or received at the office or tendered at a meeting of the Directors, or

(B) he is or has been suffering from mental or physical ill health and the Directors resolve that his office is vacated, or

(C) he is absent without the permission of the Directors from meetings of the Directors (whether or not an Alternate Director appointed by him attends) for six consecutive months and the Directors resolve that his office is vacated, or

(D) he becomes bankrupt or compounds with his creditors generally, or

(E) he is prohibited by law from being a Director, or

(F) he ceases to be a Director by virtue of the Companies Acts or is removed from office pursuant to these articles.

In this article references to in writing include the use of communications by electronic means.

Alternate Directors

95	(A) Each Director shall have the power to appoint any other Director to be his alternate and may at his discretion remove an Alternate Director so appointed from appointment as his alternate. Any appointment or removal of an Alternate Director shall be effected by notice in writing signed by the appointor and delivered to or received at the office or tendered at a meeting of the Directors, or in any other manner approved by the Directors. If his appointor so requests, an Alternate Director shall be entitled to receive notice of all meetings of committees of the Directors of which his appointor is a member. He shall also be entitled to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and at the meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director.

(B) Every person acting as an Alternate Director shall (except as regards power to appoint an alternate and remuneration) be subject in all respects to the provisions of these articles relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company as a Director but shall not be entitled to receive from the Company any fee in his capacity as an Alternate Director.

(C) Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate, in addition to his own vote as a Director. Signature by an Alternate Director of any resolution in writing of the Directors or a committee of the Directors shall, unless the notice of his appointment provides to the contrary, be as effective as signature by his appointor.

(D) An Alternate Director shall ipso facto cease to be an Alternate Director if his appointor ceases for any reason to be a Director except that, if at any meeting any Director retires but is reappointed or deemed to be reappointed at the same meeting, any appointment made by him pursuant to this article which was in force immediately before his retirement shall remain in force as though he had not retired.

In this article references to in writing include the use of communications by electronic means.

Executive Directors

96	The Directors may from time to time appoint one or more of its body to hold executive office with the Company (including that of a Chief Executive Officer) for such period (subject to the provisions of the Companies Acts) and upon such other terms as the Directors may decide and may revoke or terminate any appointment so made. Any appointment of a Director to an executive office shall terminate if he ceases to be a Director of the Company. A Director so appointed shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may decide, and either in addition to or in lieu of his remuneration as a Director.

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Non-Executive Directors

97	Those Directors who do not hold executive office with the Company pursuant to article 96 shall, in the execution of their duties and obligations as Directors, take into account the nature of their role as such non-executive directors (recognising where appropriate that it is not a day-to-day involvement but a periodic and supervisory role) and as part of their role shall assist in the development of strategy and monitor the performance of the Company and the management.

REMUNERATION AND EXPENSES OF DIRECTORS

Director’s remuneration

98	Each of the Directors shall be paid a fee at such rate as may from time to time be determined by the Directors provided that the aggregate of all fees so paid to Directors (excluding amounts payable under any other provisions of these articles) shall not exceed £2,000,000 per annum (or its equivalent in any other currency based upon such foreign currency exchange rates as the Directors shall determine) or such higher amount as may from time to time be decided by ordinary resolution of the Company.

Extra remuneration

99	Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine in addition to any remuneration provided for by or pursuant to any other article.

Expenses

100	Each Director may be paid his reasonable travelling, hotel and incidental expenses of attending and returning from meetings of the Directors or committees of the Directors or general meetings of the Company or any other meeting which as a Director he is entitled to attend and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director.

DIRECTORS’ INTERESTS

Conflicts of interest requiring board authorisation

101	(A) The Directors may, subject to the quorum and voting requirements set out in this article, authorise any matter which would otherwise involve a Director breaching his duty under the Companies Acts to avoid conflicts of interest (“Conflict”).

(B) A Director seeking authorisation in respect of a Conflict shall declare to the Directors the nature and extent of his interest in a Conflict as soon as is reasonably practicable. The Director shall provide the Directors with such details of the relevant matter as are necessary for the Directors to decide how to address the Conflict together with such additional information as may be requested by the Directors.

(C) Any Director (including the relevant Director) may propose that the relevant Director be authorised in relation to any matter the subject of a Conflict. Such proposal and any authority given by the Directors shall be effected in the same way that any other matter may be proposed to and resolved upon by the Directors under the provisions of these articles save that:

(i) the relevant Director and any other Director with a similar interest shall not count towards the quorum nor vote on any resolution giving such authority; and

(ii) the relevant Director and any other Director with a similar interest may, if the other Directors so decide, be excluded from any board meeting while the Conflict is under consideration.

(D) Where the Directors give authority in relation to a Conflict, or where any of the situations described in article 102(B) apply in relation to a Director (“Relevant Situation”):

(i) the Directors may (whether at the relevant time or subsequently) (a) require that the relevant Director is excluded from the receipt of information, the participation in discussion and/or the making of decisions (whether at meetings of the Directors or otherwise) related to the Conflict or Relevant Situation; and (b) impose upon the relevant Director such other terms for the purpose of dealing with the Conflict or Relevant Situation as it may determine;

(ii) the relevant Director will be obliged to conduct himself in accordance with any terms imposed by the Directors in relation to the Conflict or Relevant Situation;

(iii) the Directors may provide that where the relevant Director obtains (otherwise than through his position as a Director of the Company) information that is confidential to a third party, the Director will not be obliged to disclose that information to the Company, or to use or apply the information in relation to the Company’s affairs, where to do so would amount to a breach of that confidence;

(iv) the terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded); and

(v) the Directors may revoke or vary such authority at any time but this will not affect anything done by the relevant Director prior to such revocation in accordance with the terms of such authority.

Other conflicts of interest

102	(A) If a Director is in any way directly or indirectly interested in a proposed contract with the Company or a contract that has been entered into by the Company, he must declare the nature and extent of that interest to the Directors in accordance with the Companies Acts.

(B) Provided he has declared his interest in accordance with paragraph (A), a Director may:

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(i) be party to, or otherwise interested in, any contract with the Company or in which the Company has a direct or indirect interest;

(ii) hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms, including as to remuneration, as the Directors may decide;

(iii) act by himself or through a firm with which he is associated in a professional capacity for the Company or any other Company in which the Company may be interested (otherwise than as auditor);

(iv) be or become a director or other officer of, or employed by or otherwise be interested in any holding Company or subsidiary company of the Company or any other company in which the Company may be interested; and

(v) be or become a director of any other company in which the Company does not have an interest and which cannot reasonably be regarded as giving rise to a conflict of interest at the time of his appointment as a director of that other company.

Benefits

103	A Director shall not, by reason of his office or of the fiduciary relationship thereby established, be liable to account to the Company or the members for any remuneration, profit or other benefit realised by reason of his having any type of interest authorised under Article 101(A) or permitted under Article 102(B) and no contract shall be liable to be avoided on the grounds of a Director having any type of interest authorised under Article 101(A) or permitted under Article 102(B).

Quorum and voting requirements

104	(A) A Director shall not vote on or be counted in the quorum in relation to any resolution of the Directors concerning his own appointment, or the settlement or variation of the terms or the termination of his own appointment, as the holder of any office or place of profit with the Company or any other company in which the Company is interested.

(B) Where proposals are under consideration concerning the appointment, or the settlement or variation of the terms or the termination of the appointment, of two or more Directors to offices or places of profit with the Company or any other company in which the Company is interested, a separate resolution may be put in relation to each Director and in that case each of the Directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution unless it concerns his own appointment or the settlement or variation of the terms or the termination of his own appointment or the appointment of another Director to an office or place of profit with a company in which the Company is interested and the Director seeking to vote or be counted in the quorum has a Relevant Interest in it.

(C) A Director shall not vote on, or be counted in the quorum in relation to, any resolution of the Directors in respect of any contract in which he has an interest and, if he shall do so, his vote shall not be counted, but this prohibition shall not apply to any resolution where that interest cannot reasonably be regarded as likely to give rise to a conflict of interest or where that interest arises only from one or more of the following matters:-

(i) the giving to him of any guarantee, indemnity or security in respect of money lent or obligations undertaken by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

(ii) the giving to a third party of any guarantee, indemnity or security in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(iii) the giving to him of any other indemnity where all other Directors are also being offered indemnities on substantially the same terms;

(iv) the funding by the Company of his expenditure on defending proceedings or the doing by the Company of anything to enable him to avoid incurring such expenditure where all other Directors are being offered substantially the same arrangements;

(v) where the Company or any of its subsidiary undertakings is offering securities in which offer the Director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the Director is to participate;

(vi) any contract in which he is interested by virtue of his interest in shares or debentures or other securities of the Company or by reason of any other interest in or through the Company;

(vii) any contract concerning any other company (not being a company in which the Director has a Relevant Interest) in which he is interested directly or indirectly whether as an officer, shareholder, creditor or otherwise howsoever;

(viii) any contract concerning the adoption, modification or operation of a pension fund, superannuation or similar scheme or retirement, death or disability benefits scheme or employees’ share scheme which relates both to Directors and employees of the Company or of any of its subsidiary undertakings and does not provide in respect of any Director as such any privilege or advantage not accorded to the employees to which the fund or scheme relates;

(ix) any contract for the benefit of employees of the Company or of any of its subsidiary undertakings under which he benefits in a similar manner to the employees and which does not accord to any Director as such any privilege or advantage not accorded to the employees to whom the contract relates; and

24	Unilever PLC Articles of Association 2011

(x) any contract for the purchase or maintenance of insurance against any liability for, or for the benefit of, any Director or Directors or for, or for the benefit of, persons who include Directors.

(D) A company shall be deemed to be one in which a Director has a Relevant Interest if and so long as (but only if and so long as) he is to his knowledge (either directly or indirectly) the holder of or beneficially interested in one per cent. or more of any class of the equity share capital of that company (calculated exclusive of any shares of that class in that company held as treasury shares) or of the voting rights available to members of that company.

In relation to an alternate director, an interest of his appointor shall be treated as an interest of the alternate director without prejudice to any interest which the alternate director has otherwise.

(E) Where a company in which a Director has a Relevant Interest is interested in a contract, he also shall be deemed interested in that contract.

(F) If any question shall arise at any meeting of the Directors as to the interest of a Director (other than the chairman of the meeting) in a contract and whether it is likely to give rise to a conflict of interest or as to the entitlement of any Director (other than the chairman of the meeting) to vote or be counted in the quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be referred to the chairman of the meeting and his ruling in relation to the Director concerned shall be conclusive except in a case where the nature or extent of the Director’s interest (so far as it is known to him) has not been fairly disclosed to the Directors. If any question shall arise in respect of the chairman of the meeting, the question shall be decided by a resolution of the Directors (for which purpose the chairman of the meeting shall be counted in the quorum but shall not vote on the matter) and the resolution shall be conclusive except in a case where the nature or extent of the interest of the chairman of the meeting (so far as it is known to him) has not been fairly disclosed to the Directors.

(G) Subject to these articles, the Directors may cause any voting power conferred by the shares in any other company held or owned by the Company or any power of appointment to be exercised in such manner in all respects as it thinks fit, including the exercise of the voting power or power of appointment in favour of the appointment of the Directors or any of them as directors or officers of the other company, or in favour of the payment of remuneration to the Directors or officers of the other company. Subject to these articles, a Director may also vote on and be counted in the quorum in relation to any of such matters.

General

105	(A) References in articles 101 - 104 and in this article to:

(i) a contract include references to any proposed contract and to any transaction or arrangement or proposed transaction or arrangement whether or not constituting a contract; and

(ii) a conflict of interest include a conflict of interest and duty and a conflict of duties.

(B) The Company may by ordinary resolution suspend or relax the provisions of articles 101 - 104 to any extent or ratify any contract not properly authorised by reason of a contravention of such articles.

POWERS AND DUTIES OF THE DIRECTORS

General powers of Company vested in Directors

106	Subject to the provisions of the Companies Acts and these articles and to any directions given by the Company in general meeting by special resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company whether relating to the management of the business of the Company or not. The alteration of these articles or the passing of a special resolution shall not invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that resolution had not been passed. The powers given by this article shall not be limited by any special power given to the Directors by any other article.

Establishment of local boards

107	The Directors may establish local or divisional boards or agencies for managing any of the affairs of the Company, either in the United Kingdom or elsewhere, and may appoint any persons to be members of the local or divisional boards, or any managers or agents, and may fix their remuneration. The Directors may delegate to any local or divisional board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the Directors, with power to sub-delegate, and may authorise the members of any local or divisional board, or any of them, to fill any vacancies and to act notwithstanding vacancies. Any appointment or delegation made pursuant to this article may be made upon such terms and subject to such conditions as the Directors may decide and the Directors may remove any person so appointed and may revoke or vary the delegation but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

Powers of attorney

108	The Directors may, by power of attorney or otherwise, appoint any person to be the agent of the Company upon such terms (including terms as to remuneration) as it may decide and may delegate to any person so appointed any of the powers, authorities and discretions vested in or exercisable by the Directors, including power to sub-delegate. The Directors may remove any person appointed under this article and may revoke or vary the delegation but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

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Delegation to individual Directors

109	The Directors may entrust to and confer upon any Director any of the powers, authorities and discretions vested in or exercisable by them upon such terms and conditions and with such restrictions as they think fit, and either collaterally with, or to the exclusion of, their own powers, authorities and discretions and may from time to time revoke or vary all or any of them but no person dealing in good faith and without notice of the revocation or variation shall be affected by it.

Registers

110	Subject to the provisions of the Companies Acts, the Company may keep an overseas or local or other register in any place, and the Directors may make and vary such regulations as it may think fit respecting the keeping of the register.

Power to borrow money and give security

111	(A) The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures and other securities but shall restrict the Borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiaries with a view to securing that Borrowings shall not at any time without the previous sanction of an ordinary resolution of the Company in general meeting exceed an amount equal to three times the Relevant Proportion of the Adjusted Capital and Reserves of the Unilever Group.

(B) For the purposes of this article

(i) “Borrowings” means the aggregate principal amount for the time being remaining outstanding of all borrowings of the Company and its subsidiaries, whether secured or unsecured, but excluding:-

(a) borrowings by the Company from any subsidiary,

(b) borrowings by any subsidiary from another subsidiary or from the Company,

(c) borrowings by any subsidiary in its capacity as a trustee of any pension or other fund for the benefit of employees,

(d) borrowings of a company which becomes a subsidiary hereafter for a period of twelve months from the date it becomes a subsidiary and deducting therefrom an amount equal to

(e) the principal amount of any obligations, whether secured or unsecured, issued by the Company or any subsidiary the proceeds of which are intended to be used within six calendar months in repayment of other borrowings of the Company or such subsidiary then outstanding, and

(f) all cash deposits, certificates of deposit and securities of governments and companies and similar instruments owned by the Company or any of its subsidiaries.

(ii) Adjusted Capital and Reserves” means the aggregate for the Unilever Group of:-

(a) the amount paid up or credited as paid up on the issued share capital of the Company and Unilever N.V.,

(b) the amounts standing to the credit of the capital and revenue reserves, including share premium account and retained earnings, and

(c) the amounts standing as attributed to outside interest all as shown in the latest published audited consolidated accounts of the Unilever Group provided always that appropriate adjustments shall be made in respect of any variation in the paid-up share capital or in the share premium account of the Company and/or Unilever N.V. since the date of such audited accounts.

(iii) “Unilever Group” means the Company, Unilever N.V. and their subsidiaries and subsidiary undertakings.

(iv) “Relevant Proportion” means the aggregate dividends to be paid on the Ordinary share capital of the Company from time to time divided by the aggregate dividends to be paid on the Ordinary share capitals of both the Company and Unilever N.V. from time to time, in each case, in accordance with the Equalisation Agreement referred to in Article 3.

(C) The determination of the auditors as to the amount of Borrowings and Adjusted Capital and Reserves and the Relevant Proportion shall be conclusive and binding on all concerned and for the purposes of their computation the auditors may make such other adjustments as they deem fit. Nevertheless, for the purposes of this article the Directors may at any time act in reliance on a bona fide estimate of the said aggregates and if the limit herein contained is inadvertently exceeded, the amount borrowed in excess of the limit shall be disregarded until the expiration of 182 days after the date on which the Directors became aware that the situation had arisen.

No debt incurred or security given in respect of moneys borrowed or secured in excess of the limit hereby imposed shall be invalid or ineffectual except in the case of express notice at the time the debt was incurred or the security given that the limit hereby imposed had been or was thereby exceeded.

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Pensions

112	The Directors may grant retiring pensions or annuities or other allowances, including allowances on death, to any person or to the widow or dependants of any person in respect of services rendered by him to the Company as Executive Director, manager, or in any other office or employment under the Company or indirectly as an officer or employee of any subsidiary company of the Company, notwithstanding that he may be or may have been a Director of the Company and may make payments towards insurances or trusts for such purposes in respect of such persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such person. No Director or former Director or other person shall be accountable to the Company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

Provision for employees

113	The Directors may by resolution exercise any power conferred by the Companies Acts to make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

PROCEEDINGS OF THE DIRECTORS

Meetings of Directors

114	The Directors may meet for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. A Director at any time may, and the Secretary on the requisition of a Director at any time shall, summon a meeting of the Directors.

Notice of meetings

115	Notice of a meeting of the Directors shall be deemed to be properly given to a Director if it is given to him personally or by word of mouth or sent in writing to him at his last known address or any other address given by him to the Company for this purpose. A Director may waive his entitlement to notice of any meeting either prospectively or retrospectively and any retrospective waiver shall not affect the validity of the meeting or of any business conducted at the meeting.

Quorum

116	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed at any other number, shall be two. Subject to the provisions of these articles, any Director who ceases to be a Director at a meeting of the Directors may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting of the Directors if no other Director objects and if otherwise a quorum of Directors would not be present.

Effect of vacancies in number of Directors

117	The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in their number but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these articles, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies or of summoning general meetings of the Company but not for any other purpose.

Power to appoint chairman

118	The Directors may appoint a chairman and vice chairman or vice chairmen of their meetings and fix the period for which they are respectively to hold office. If no chairman or vice chairman is appointed, or if at any meeting neither the chairman nor any vice chairman is present within five minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

Competence of meetings

119	A meeting of the Directors at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Directors.

Voting

120	Questions arising at any meeting shall be determined by a majority of votes, except that the powers conferred on the Directors by article 87 shall only be exercisable by the decision of a majority of the Directors consisting of three-fourths of all the Directors for the time being and for this purpose the vote of any Director may be given either in person at a meeting of the Directors or (in the case of any Director not present at the meeting called for this purpose) by notice in writing signed by such Director prior to the holding of such meeting. In the case of an equality of votes the chairman of the meeting shall have no additional or casting vote.

In this article references to in writing include the use of communication by electronic means subject to such terms and conditions as the Directors may decide.

Delegation to committees

121	(A) The Directors may delegate any of their powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether or not a Director or Directors) as they think fit.

(B) Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Directors. The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these articles for regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations imposed by the Directors.

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(C) The power to delegate contained in this article shall be effective in relation to the powers, authorities and discretions of the Directors generally and shall not be limited by the fact that in certain articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Directors or by a committee authorised by the Directors.

Delegation to Chief Executive Officer

122	The Board may entrust to and confer upon the Chief Executive Officer any of its powers, authorities and discretions (with power to sub-delegate) upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions and may from time to time revoke or vary all or any of them but no person dealing in good faith and without notice of the revocation or variations shall be affected by it. The power to delegate contained in this article shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by a committee authorised by the Board.

Participation in meetings by telephone

123	All or any of the Directors or members of any committee may participate in a meeting of the Directors or that committee by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting then is.

Resolution in writing

124	A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Directors (if that number is sufficient to constitute a quorum) or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Directors or, as the case may be, of the committee properly called and constituted. The resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors or members of the committee concerned.

Validity of acts of Directors or committee

125	All acts done by the Directors or by any committee or by any person acting as a Director or member of a committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Directors or committee or person so acting or that they or any of them were disqualified or had vacated office, be as valid as if each such member or person had been properly appointed and was qualified and had continued to be a Director or member of the committee.

Minutes to be made

126	The Directors shall cause minutes or records to be made in books provided for the purpose:-

(A) of the names of the Directors present at each meeting of the Directors or committee of the Directors, and

(B) of all resolutions and proceedings at all meetings of the Company and of the holders of any class of shares in the Company and of the Directors and of any committee of the Directors.

SEALS

Use of seals

127	The Directors shall provide for the custody of every seal. A seal shall only be used by the authority of the Directors or a committee authorised by the Directors in that behalf pursuant to articles 121 and 122. Subject as otherwise provided in these articles, any instrument to which the common seal is applied shall be signed by at least one Director and the Secretary or by at least two Directors or by one Director in the presence of a witness who attests the signature or by at least two persons for the time being appointed to a committee authorised by the Directors as aforesaid, and any instrument to which an official seal is applied need not, unless the Directors for the time being otherwise decide or the law otherwise requires, be signed by any person.

DIVIDENDS AND OTHER PAYMENTS

Application of profits

128	The profits of the Company at any time available for dividend and determined to be distributed by way of dividend for any period shall be applicable in order of priority and manner following:

FIRST to the payment of a dividend for such period at the rate of 5 per cent. per annum on the capital paid up or credited as paid up on the Ordinary Shares.

SECONDLY to the payment of a dividend for such period at the rate of 5 per cent. per annum or at such less rate as may be payable under the provisions of the Trust Deed dated 1st May, 1909, and made between William Hesketh Lever of the first part, the Company of the second part and Sydney Gross, Robert Barrie, John Lever Tillotson, John Gray and James Lever Ferguson of the third part and Deeds supplemental thereto on the nominal amount of the then issued and outstanding Preferential Certificates therein mentioned, such dividend to be paid to the Trustees of the said Trust Deed for distribution amongst the holders of such Preferential Certificates.

THIRDLY to the payment of a further dividend for such period at the rate of 5 per cent. per annum on the capital paid up or credited as paid up on the Ordinary Shares.

FOURTHLY to the payment of a dividend for such period at the rate of 6 per cent. per annum on the capital paid up or credited as paid up on the Deferred Shares.

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LASTLY the surplus after making the payments aforesaid shall be applied to the payment of an additional dividend on the capital paid up or credited as paid up on the Ordinary Shares.

Declaration of dividends

129	Subject to the provisions of the Companies Acts, the Company may by ordinary resolution from time to time declare dividends to be paid to the members according to their rights and interests in the profits available for distribution, but no dividend shall be declared in excess of the amount recommended by the Directors, or contrary to the provisions of the Agreement referred to in article 3.

Interim dividends

130	The Directors may from time to time, out of accrued or accruing profits, pay to the members such interim dividends as in their judgment the position of the Company justifies.

Dividends to be paid according to amounts paid up on shares

131	Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide:-

(A) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this article as paid up on the share, and

(B) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Debts may be deducted

132	The Directors may deduct from any dividend or other moneys payable to a member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

Dividend not to bear interest against the Company

133	No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

Payment procedures

134	Any dividend or any other moneys payable on or in respect of shares may be paid by cheque, warrant or similar financial instrument, or by other means, sent direct to the registered address of the holder or person entitled thereto or, in the case of joint holders, to the registered address of the holder who is first named in the register, or sent to such person and to such address as the holder or joint holders may in writing direct. Such payment may be sent through the post or equivalent means of delivery or by such other means, including by electronic media and more specifically, in respect of uncertificated shares, by means of the facilities and requirements of a relevant system, offered by the Company as the holder or joint holders may in writing agree. Every such cheque, warrant, financial instrument or other form of payment shall be made payable to the person to whom it is sent or to such other person as the holder, or joint holders, may in writing direct, and payment of the cheque, warrant, financial instrument or other form of payment shall be a good discharge to the Company. Every such payment shall be sent at the risk of the person entitled to the money represented thereby. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by them.

Unclaimed dividends

135	Any dividend unclaimed after a period of twelve years from the date of declaration of the dividend shall be forfeited and shall revert to the Company and the payment by the Directors of any unclaimed dividend or other sum payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect of it.

Dividends in specie

136	Any general meeting declaring a dividend may, upon the recommendation of the Directors, by ordinary resolution direct, and the Directors may in relation to any interim dividend direct, payment or satisfaction of the dividend wholly or in part by the distribution of specific assets, and in particular of paid up shares or debentures of any other company, and the Directors shall give effect to the direction, and where any difficulty arises in regard to the distribution the Directors may settle it as they think expedient, and in particular may issue fractional certificates or authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution purposes of any specific assets to be distributed and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to secure equality of distribution and may vest any specific assets to be distributed in trustees as may seem expedient to the Directors.

CAPITALISATION OF PROFITS

Power to capitalise profits

137

The Company may, upon the recommendation of the Directors, at any time and from time to time pass an ordinary resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including the profit and loss account) whether or not the same is available for distribution and accordingly that the amount to be capitalised be set free for distribution among the holders of Ordinary Shares of the Company who would be entitled to it if it were distributed by way of dividend and in the same proportions, on the footing that it is applied either in or towards paying up the amounts for the time being unpaid on Ordinary Shares of the Company held by those members respectively or in paying up in full Ordinary Shares that are to be allotted and distributed as fully paid up, debentures or other obligations of the Company to be allotted and distributed credited as fully paid up among those members, or partly in one way and partly in the other, but so that, for the purposes of this article: (i) a share premium account and a capital redemption reserve,

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and any reserve or fund representing unrealised profits, may be applied only in paying up in full Ordinary Shares of the Company that are to be allotted and distributed as fully paid up, and (ii) where the amount capitalised is applied in paying up in full shares that are to be allotted and distributed as fully paid up, the Company will also be entitled to participate in the relevant distribution in relation to any shares of the relevant class held by it as treasury shares and the proportionate entitlement of the relevant class of members to the distribution will be calculated accordingly.

Scrip dividends

138	The Directors may, if authorised by an ordinary resolution of the Company, offer the holders of Ordinary Shares (excluding any member holding shares as treasury shares) the right to elect to receive Ordinary Shares, credited as fully paid, instead of cash in respect of any dividend or any part of any dividend specified by the ordinary resolution. The following provisions shall apply:-

(A) An ordinary resolution may specify a particular dividend, or may specify all or any dividends declared within a specified period, but such period may not end later than the expiry of two months following the conclusion of the annual general meeting next following the date of the meeting at which the ordinary resolution is passed.

(B) The entitlement of each holder of Ordinary Shares to new Ordinary Shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount that such holder would have received by way of dividend. For this purpose “relevant value” shall be calculated by reference to the average of the middle market quotations for the Company’s Ordinary Shares on the London Stock Exchange plc as derived from the Daily Official List, on the day on which the Ordinary Shares are first quoted “ex” the relevant dividend and the four subsequent dealing days, or in such other manner as may be determined by or in accordance with the ordinary resolution. A certificate or report by the auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount.

(C) The Directors, after determining the basis of allotment, may notify the holders of Ordinary Shares in writing of the right of election offered to them, and specify the procedure to be followed and place at which, and the latest time by which, elections must be lodged in order to be effective.

(D) The Directors may exclude from any offer any holders of Ordinary Shares where the Directors believe that the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them.

(E) The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which an election has been made (“the elected Ordinary Shares”) and instead additional Ordinary Shares shall be allotted to the holders of the elected Ordinary Shares on the basis of allotment calculated as stated. For such purpose the Directors shall capitalise, out of any amount for the time being standing to the credit of any reserve or fund (including the profit and loss account) whether or not the same is available for distribution as the Directors may determine, a sum equal to the aggregate nominal amount of the additional Ordinary Shares to be allotted on that basis and apply it in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to the holders of the elected Ordinary Shares on that basis.

(F) The additional Ordinary Shares when allotted shall rank pari passu in all respects with the fully paid Ordinary Shares then in issue except that they will not be entitled to participate in the relevant dividend.

(G) Unless the Directors otherwise determine, or unless the uncertificated securities rules and/or the rules of the relevant system concerned otherwise require, the new ordinary share or shares which a member has elected to receive instead of cash in respect of the whole (or some part) of the specified dividend declared in respect of his elected ordinary shares shall be in uncertificated form (in respect of the member’s elected ordinary shares which were in uncertificated form on the date of the member’s election) or in certificated form (in respect of the member’s elected ordinary shares which were in certificated form on the date of the member’s election).

Settlement of difficulties in distribution on capitalisation of profits

139	Where any difficulty arises in regard to any distribution under the last two preceding articles the Directors may settle the matter as they think expedient and in particular may issue fractional certificates or authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any members in order to adjust the rights of all parties, as may seem expedient to the Directors. The Directors may authorise any person to enter into an agreement with the Company on behalf of the persons entitled to participate in the distribution providing for the allotment to them respectively of any shares, debentures or other obligations of the Company to which they are entitled on the capitalisation and the agreement shall be binding on those persons.

RECORD DATES AND ACCOUNTING RECORDS

Record dates

140	Notwithstanding any other provision of these articles the Company or the Directors may fix any date as the record date for any dividend, distribution, allotment or issue and such record date may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made. The power to fix any such record date shall include the power to fix a time on the chosen date.

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Inspection of records

141	The accounting records shall be kept at the office or, subject to the provisions of the Companies Acts, at such other place or places as the Directors may think fit and shall always be open to inspection by the officers of the Company. No member in his capacity as such shall have any right of inspecting any accounting record or book or document of the Company except as conferred by law or authorised by the Directors or by ordinary resolution of the Company.

SERVICE OF NOTICES AND OTHER DOCUMENTS

Service of notices

142	Any notice, document (including a share certificate) or other information may be served on, sent or supplied to any member by the Company either personally or by sending it through the post addressed to the member at his registered address or by leaving it at that address addressed to the member or by means of a relevant system or, where appropriate, by sending or supplying it in electronic form to an address for the time being notified by the member concerned to the Company for that purpose or by publication on a website in accordance with the Companies Acts or in any other manner provided by these articles. In the case of joint holders of a share, service, sending or delivery of any notice or document on or to one of the joint holders shall for all purposes be deemed a sufficient service on or sending or delivery to all the joint holders. If on three consecutive occasions a notice to a member has been returned undelivered, such member shall not thereafter be entitled to receive notices from the Company until he shall have communicated with the Company and supplied to the Company (or its agent) a new registered address, or a postal address within the United Kingdom for the service of notices, or shall have informed the Company, in such manner as may be specified by the Company, of an address for the service of notices in electronic form. For these purposes, a notice sent by post shall be treated as returned undelivered if the notice is sent back to the Company (or its agent), and a notice sent in electronic form shall be treated as returned undelivered if the Company (or its agent) receives notification that the notice was not delivered to the address to which it was sent. The Company may at any time and in its sole discretion choose to serve, send or supply notices, documents or other information in hard copy form alone to some or all of the members.

Members resident abroad

143	Any member whose registered address is not within the United Kingdom or some other part of Europe or any holder of a share warrant and who gives to the Company a postal address within the United Kingdom at which notices may be served upon him shall be entitled to have notices served on or sent or delivered to him at that address or where applicable by making them available on a website and notifying the holder at that address. Any member whose registered address is not within the United Kingdom and who gives to the Company an address for the purposes of electronic communications may, at the absolute discretion of the Board, be entitled to have notices or documents served upon, or delivered to, him at that address or where applicable by making them available on a website and notifying the holder at that address. Otherwise, a member whose registered address is not within the United Kingdom, shall not be entitled to receive any notice or other document from the Company.

When notice deemed served

144	Any notice or document, if sent by post, shall be deemed to have been served on the day following that on which it was put in the post and, in proving service or delivery, it shall be sufficient to prove that the notice or document was properly addressed, stamped and put in the post. Any notice or document not sent by post but left at a registered address (other than an address for the purposes of communication by electronic means) shall be deemed to have been served or delivered on the day it was so left. Any notice served or delivered by the Company by means of a relevant system shall be deemed to have been served or delivered when the Company or any sponsoring system participant acting on its behalf sends the issuer-instruction relating to the notice.

Any notice or document sent by the Company using electronic means shall be deemed to have been received on the day following that on which it was sent notwithstanding that the Company subsequently sends a hard copy of such notice, document or information by post. Any notice, document or other information made available on a website shall be deemed to have been received on the day on which the notice, document or other information was first made available on the website or, if later, when a notice of availability is received or deemed to have been received pursuant to this article. In proving that a notice, document or other information served, sent or supplied by electronic means was served, sent or supplied, it shall be sufficient to prove that it was properly addressed. Any notice, document or other information served, sent or supplied by the Company by any other means authorised in writing by the member concerned shall be deemed to have been received when the Company has carried out the action it has been authorised to take for that purpose.

Service of notice to person entitled by transmission

145	Where a person is entitled by transmission to a share, any notice or document shall be served upon or delivered to him, and any dividend or other sum payable in cash in respect of the share may be paid to him, as if he was the holder of that share and his address noted in the register was his registered address. A person who is entitled by transmission to a share, upon supplying the Company with an address for the purpose of communications by electronic means for the service of notices, may, at the absolute discretion of the Directors, have sent to him at such address any notice or document to which he would have been entitled if he were the holder of that share. Except where there is a person entitled by transmission to a share, any notice or document served on or delivered to any member pursuant to these articles shall, notwithstanding that the member is then dead or bankrupt or that any other event giving rise to the transmission of

Unilever PLC Articles of Association 2011	31

the share by operation of law has occurred and whether or not the Company has notice of the death, bankruptcy or other event, be deemed to have been properly served or delivered in respect of any share registered in the name of that member as sole or joint holder unless, before the day of posting (or, if it is not sent by post, before the day of service or delivery) of the notice or document, his name has been removed from the register as the holder of the share. Service or delivery in the foregoing manner shall be deemed for all purposes a sufficient service or delivery of the notice or document on all persons interested (whether jointly with or as claiming through or under that member) in the share.

Notice when post not available and notice given by advertisement

146	(A) If there is a suspension or curtailment of postal services within the United Kingdom or some part of the United Kingdom, the Company need only give notice of a general meeting to those members with whom the Company can communicate by electronic means and who have provided the Company with an address for this purpose. The Company shall also advertise the notice in at least two newspapers with a national circulation in the United Kingdom and make it available on its website from the date of such advertisement until the conclusion of the meeting or any adjournment thereof. If at least six clear days prior to the meeting the sending or supply of notices by post in hard copy form has again become generally possible, the Company shall send or supply confirmatory copies of the notice by post to those members who would otherwise receive the notice in hard copy form.

(B) Any notice to the bearer of a warrant or to any other person who holds or is interested in shares in the Company in bearer form or any related coupons or talons shall be sufficiently given if advertised in at least two daily newspapers with a national circulation in the United Kingdom and any such notice shall be deemed given on the day when the advertisement appears.

DESTRUCTION OF DOCUMENTS

Consequences of destruction of documents

147	If the Company destroys:

(A) any share certificate which has been cancelled at any time after a period of one year has elapsed from the date of cancellation; or

(B) any instruction concerning the payment of dividends or other moneys in respect of any share or any notification of change of name or address at any time after a period of two years has elapsed from the date the instruction or notification was recorded by the Company; or

(C) any instrument of transfer of shares which has been registered at any time after a period of six years has elapsed from the date of registration; or

(D) any other document on the basis of which any entry is made in the register at any time after a period of six years has elapsed from the date the entry was first made in the register in respect of it, and the Company destroys the document in good faith and without express notice that its preservation was relevant to a claim, it shall be presumed irrebuttably in favour of the Company that every share certificate so destroyed was a valid certificate and was properly cancelled, that every instrument of transfer so destroyed was a valid and effective instrument of transfer and was properly registered and that every other document so destroyed was a valid and effective document and that any particulars of it which are recorded in the books or records of the Company were correctly recorded. Nothing contained in this article shall be construed as imposing upon the Company any liability by reason only of the destruction of any document of the kind mentioned above before the relevant period mentioned in this article has elapsed or of the fact that any other condition precedent to its destruction mentioned above has not been fulfilled. References in this article to the destruction of any document include references to its disposal in any manner.

WINDING-UP

Order of priority in winding-up

148	If the Company shall be wound-up, the assets available for distribution amongst the members (excluding any member holding shares as treasury shares) shall be applied first in repaying to the holders of the Ordinary Shares and Deferred Shares pari passu the capital paid or credited as paid up thereon respectively and any balance of such assets then remaining shall belong to the holders of the Ordinary Shares.

INDEMNITY

Indemnification of Directors

149	To the extent permitted by the Companies Acts, the Company may indemnify any Director against any liability and may purchase and maintain for any Director insurance against any liability. No Director of the Company or of any associated company shall be accountable to the Company or the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company. For the purpose of this article the term “Director” shall include any former Director of the Company.

32	Unilever PLC Articles of Association 2011

Capital Alterations

At an Extraordinary General Meeting of the Company duly convened and held on the 12th day of October, 1937, the following Resolution was duly passed as a Special Resolution:–

Resolution

That subject to and upon the printed Scheme of Arrangement and Amalgamation dated the 11th August, 1937 (which has been produced to this Meeting and for the purpose of identification signed by the Chairman thereof) being sanctioned by the Court pursuant to Sections 153 and 154 of the Companies Act, 1929, and coming into operation with or without any such modification as therein provided for:

A	The Capital of the Company be reduced to £117,000,000, divided into:

£30,762,082 7 per cent. Cumulative Preference Stock, 9,237,918 7 per cent. Cumulative Preference Shares of £1 each,

£15,655,173 8 per cent. Cumulative A Preference Stock,

24,344,827 8 per cent. Cumulative A Preference Shares of £1 each,

£2,287,312 20 per cent. Cumulative Preferred Ordinary Stock,

24,850,752 20 per cent. Cumulative Preferred Ordinary Shares of 5s. each,

7,000,000 20 per cent. Cumulative A Preferred Ordinary Shares of £1 each

and

2,150,000 Ordinary Shares of £10 each

by the cancellation pursuant to and for the purposes of the said Scheme of:

£1,500,000 20 per cent. Cumulative Preferred Ordinary Stock,

£3,000,000 20 per cent. Cumulative A Preferred Ordinary Stock,

and

£8,500,000 Ordinary Stock

which three Stocks are beneficially held by Unilever Limited;

B	The Capital of the Company be thereupon converted, consolidated, sub-divided and increased pursuant to and in accordance with the said Scheme so as thereafter to be constituted as provided in Clause 7 of the said Scheme;

C	All Shares in the capital of the Company from time to time unissued be converted into Stock as and when the same are issued and are fully paid up;

D	The name of the Company be changed to “Lever Brothers & Unilever Limited”.

Unilever PLC Articles of Association 2011	33

No. 00539 of 1937

In the High Court of Justice

CHANCERY DIVISION MR. JUSTICE SIMONDS Monday the 15th day of November, 1937	Fo. 272 W.4 Stamp £2 (Seal)

In the Matter of UNILEVER LIMITED

and

In the Matter of LEVER BROTHERS, LIMITED

and

In the Matter of THE COMPANIES ACT, 1929

Upon the Petition of the above-named Unilever Limited whose Registered Office is situate at Unilever House Blackfriars in the City of London and Lever Brothers, Limited whose Registered Office is situate at Port Sunlight in the County of Chester on the 19th October, 1937 preferred unto this Court And upon hearing Counsel for the Petitioners and for Naamlooze Vennootschap Elma and United Holdings Limited the holders of £100,000 Deferred Stock of Unilever Limited Blackfriars Nominees Limited and British Oil & Cake Mills Limited the holders of 3,000,000 20 per cent. A Preferred Ordinary Stock of Lever Brothers, Limited Blackfriars Nominees Limited as holder of £6,100,000 Ordinary Stock of Lever Brothers, Limited and Unilever Naamlooze Vennootschap and “Mavibel” (Maatschappij voor Internationale Beleggingen) Naamlooze Vennootschap referred to in Clause 10 of the Agreement set forth in the Schedule to the Scheme of Arrangement and Amalgamation hereinafter sanctioned And upon reading the said Petition the Order dated the 11th August 1937 (whereby the said Unilever Limited was ordered to convene separate meetings of the Holders of (1) its 7 per cent. Cumulative Preferred Stock and 5 per cent. Cumulative Preferred Stock and (2) its Ordinary Stock for the purpose of considering and if thought fit approving with or without modification a Scheme of Arrangement and Amalgamation proposed to be made between the said Unilever Limited and its respective Stockholders and Lever Brothers, Limited) the Order dated the 1st November 1937 (dispensing with the settlement of a list of Creditors of the said Lever Brothers, Limited) the “London Gazette” and the “Times” Newspaper both of the 21st September 1937 (each containing an advertisement of the notice convening the meetings directed to be held by the said Order dated the 11th August 1937) the “London Gazette” and the “Times” Newspaper both of the 5th November 1937 (each containing a notice of the presentation of the said Petition and that the same was appointed to be heard this day) the three Affidavits of Francis D’Arcy Cooper filed respectively the 20th July 1937 and the 19th and 20th October 1937 the Affidavit of Hugh Quennell filed the 11th August 1937 the joint and several Affidavit of Luke Val Fildes John William Heywood and Ronald Geoffrey Rowe filed the 19th October 1937 the joint and several Affidavit of Percy Farnworth and Fred Homer filed the 29th October 1937 and the Exhibits in the said Affidavits respectively referred to

And the said Naamlooze Vennootschap Elma United Holdings Limited Blackfriars Nominees Limited British Oil & Cake Mills Limited Unilever Naamlooze Vennootschap and “Mavibel” (Maatschappij voor Internationale Beleggingen) Naamlooze Vennootschap by their Counsel submitting to be bound by the Scheme of Arrangement and Amalgamation hereinafter sanctioned

This Court doth hereby sanction the Scheme of Arrangement and Amalgamation as set forth in the Schedule to the said Petition subject to the modifications approved by the Court on the hearing of the said Petition which Scheme of Arrangement and Amalgamation as so modified and sanctioned is set forth in the First Schedule hereto

And this Court doth order that the reduction of the capital of the said Lever Brothers, Limited from £130,000,000 to £117,000,000 resolved on and effected by the Special Resolution passed at an Extraordinary General Meeting of the said Lever Brothers, Limited held on the 12th October 1937 be and the same is hereby confirmed in accordance with the provisions of the above-mentioned Act

And the Court doth hereby approve the Minute set forth in the Second Schedule hereto

And it is ordered that this Order be produced and a copy of the said Minute delivered to the Registrar of Companies by Lever Brothers, Limited and that each of them the above-named Unilever Limited and Lever Brothers, Limited do deliver to such Registrar an office copy of this Order

And it is ordered that Notice of the Registration by the Registrar of Companies of this Order so far as it confirms the reduction of the capital of the said Lever Brothers, Limited and of the said Minute be published once in the “London Gazette” and in the “Times” Newspaper within ten days after such Registration

And it is ordered that the above-named Lever Brothers, Limited and Unilever Limited or either of them be at liberty to apply in Chambers for an Order or orders under Section 154 of the above-mentioned Act as there may be occasion

ARTHUR STIEBEL,

Registrar

Seal

34	Unilever PLC Articles of Association 2011

Minute Approved by the Court

15th November, 1937.

The capital of Lever Brothers, Limited was by virtue of a Special Resolution of the Company and with the sanction of an Order of the High Court of Justice dated the 15th day of November, 1937, reduced from £130,000,000 to £117,000,000, divided into £30,762,082 Preference Stock, 9,237,918 Preference Shares of £1 each, £15,655,173 A Preference Stock, 24,344,827 A Preference Shares of £1 each, £2,287,312 Preferred Ordinary Stock, 24,850,752 Preferred Ordinary Shares of 5s. each, 7,000,000 A Preferred Ordinary Shares of £1 each and 2,150,000 Ordinary Shares of £10 each.

At the date of the registration of this Minute, none of the said shares had been issued.

By virtue of a Scheme of Arrangement and Amalgamation between Unilever Limited and its respective Stockholders and the Company sanctioned by the said Order and of a Special Resolution passed by the Company, the capital of the Company on the registration of this Minute is £141,418,750, divided into £30,762,082 Preference Stock, £15,655,173 A Preference Stock, £2,287,312 Preferred Ordinary Stock, 9,237,918 Preference Shares of £1 each, 24,344,827 A Preference Shares of £1 each, 59,031,438 Ordinary Shares of £1 each and 100,000 Deferred Shares of £1 each none of which shares has been issued.

Unilever PLC Articles of Association 2011	35

No. 41424

Certificate of Registration

of Order of Court and Minute on reduction of Capital

(Pursuant to Sec. 58 of the Companies Act, 1929.)

LEVER BROTHERS, LIMITED having by Special Resolution reduced its Capital, as confirmed by an Order of the High Court of Justice, Chancery Division, bearing date the 15th day of November, 1937.

I hereby Certify

the Registration of the said Order and of a Minute, showing the present capital and shares of the Company, as fixed by the said Order.

Given under my hand at London this thirtieth day of November One thousand nine hundred and thirty-seven.

P. MARTIN, Assistant Registrar of Companies.

36	Unilever PLC Articles of Association 2011

At an Extraordinary General Meeting of the Company duly convened and held on the 27th day of February, 1952, the following Resolution was duly passed as a Special Resolution:–

Resolution

That the name of the Company be changed to

“UNILEVER LIMITED”.

At an Extraordinary General Meeting of the Company duly convened and held on the 20th day of September, 1966, the following Resolutions were duly passed as Special Resolutions:–

Resolutions

1	That the Scheme of Arrangement dated 25th August, 1966, between the Company and its six classes of members, a print of which has been submitted to this Meeting and for the purpose of identification subscribed by the Chairman hereof, be and it is hereby approved.

2	That subject to the said Scheme being sanctioned the capital of the Company be reduced by the cancellation of the assented Preferential Stock (as in the said Scheme defined) and of the 1,655,310 unissued 5 per cent. Cumulative Preference Shares of £1 each and the 24,338,251 unissued 8 per cent. Cumulative A Preference Shares of £1 each in the capital of the Company.
3	That forthwith upon the said reduction of capital taking effect:

(a) the capital of the Company be increased to its former amount of £141,418,750 by the creation of the appropriate number of Ordinary Shares of 5s. each.

(b) the 7 per cent. Cumulative Preference Stock and

Shares, the 5 per cent. Cumulative Preference Stock and Shares, the 8 per cent. Cumulative A Preference Stock and Shares and the 20 per cent. Cumulative Preferred Ordinary Stock and Shares be redesignated as 7 per cent. First Cumulative Preference Stock and Shares, 5 per cent. First Cumulative Preference Stock and Shares, 8 per cent. Second Cumulative Preference Stock and Shares and 20 per cent. Third Cumulative Preferred Ordinary Stock and Shares respectively.

Unilever PLC Articles of Association 2011	37

No. 00987 of 1966

In the High Court of Justice

CHANCERY DIVISION MR. JUSTICE PLOWMAN FO. 123 R.28	Seal Supreme Court of Judicature

Monday the 24th day of October 1966

In the Matter of UNILEVER LIMITED

and In the Matter of THE COMPANIES ACT, 1948

Upon the Petition of the above-named Unilever Limited (hereinafter called “the Company”) whose registered office is situate at Port Sunlight Birkenhead in the County of Chester on the 26th September 1966 preferred unto this Court

And Upon Hearing Counsel for the Company

And Upon Reading the said Petition the Order dated the 14th July 1966 (whereby the Company was ordered to convene separate Meetings of the holders of (i) its 7 per cent. Cumulative Preference Stock (ii) its 5 per cent. Cumulative Preference Stock (iii) its 8 per cent. CumulatIve A Preference Stock (iv) its 20 per cent. Cumulative Preferred Ordinary Stock and (v) its Ordinary Shares for the purpose of considering and if thought fit approving, with or without modification, a Scheme of Arrangement proposed to be made between the Company the holders of its said Stocks and Shares and the holders of its Deferred Stock) the Order dated the 7th October 1966 (dispensing with the settlement of a list of Creditors) The Times newspaper of the 26th August 1966 (containing an advertisement of the notice convening the Meetings directed to be held by the said Order dated the 14th July 1966) The Times newspaper of the 15th October 1966 (containing a notice of the presentation of the said Petition and that the same was appointed to be heard this day) and three Affidavits of George James Baron Cole of Blackfriars filed respectively the 11th July 1966 and the 27th September 1966 the two joint Affidavits of John Arthur Smethurst and William Favager filed respectively the 8th September 1966 and the 19th October 1966 the Affidavit of Kenneth Lysberg Barber and the Affidavit of Edward James Wells both filed the 27th September 1966 and the Exhibits in the said Affidavits respectively referred to

This Court doth hereby sanction the Scheme of Arrangement as set forth in the Schedule to the said Petition (subject to the modifications approved by this Court on the hearing of the said Petition) which Scheme of Arrangement as so modified and sanctioned is set forth in the First Schedule hereto

And this Court doth order that the reduction of the capital of the Company resolved on and effected by a Special Resolution passed at an Extraordinary General Meeting of the Company held on the 20th September 1966 be and the same is hereby confirmed in accordance with the provisions of the above-mentioned Act

And the Court doth hereby approve the Minute set forth in the Second Schedule hereto

And it is ordered that this Order be produced to the Registrar of Companies and that an Office Copy hereof be delivered to him together with a copy of the said Minute

And it is ordered that notice of the registration by the Registrar of Companies of this Order (so far as it confirms the reduction of the capital of the Company) and of the said Minute be published once in The Times newspaper within 21 days after such registration

MAURICE BERKELEY,

Registrar

38	Unilever PLC Articles of Association 2011

THE FIRST SCHEDULE before referred to

No. 00987 of 1966

In the High Court of Justice

CHANCERY DIVISION

In the Matter of UNILEVER LIMITED

and

In the Matter of THE COMPANIES ACT, 1948

Scheme of Arrangement

(under Section 206 of the Companies Act, 1948)

between

UNILEVER LIMITED and the holders of:

(1)	its 7 per cent. Cumulative Preference Stock;

(2)	its 5 per cent. Cumulative Preference Stock;

(3)	its 8 per cent. Cumulative A Preference Stock;

(4)	its 20 per cent. Cumulative Preferred Ordinary Stock;

(5)	its Ordinary Shares of 5s. each; and

(6)	its Deferred Stock.

PRELIMINARY

In this Scheme the following expressions shall bear the following meanings:–

“the Company”	means Unilever Limited;

“the Preferential Stock”	means the £35,984,690 7 per cent. Cumulative Preference Stock, the £2,360,000 5 per cent. Cumulative Preference Stock, the £15,661,749 8 per cent. Cumulative A Preference Stock and the £2,287,312 20 per cent. Cumulative Preferred Ordinary Stock in the capital of the Company;

the term “non-assented” in relation to Preferential Stock	means Preferential Stock in respect of which the holder shall give a valid Notice of Non-Assent under Clause 5 of this Scheme;

the term “assented” in relation to Preferential Stock	means Preferential Stock which is not non-assented;

“the New Loan Stock”	means the Unsecured Loan Stock of the Company to be created pursuant to Clause 1 of this Scheme;

“the Effective Date”	means the day on which this Scheme becomes effective in accordance with Clause 9 of this Scheme;

“this Scheme”	means this Scheme (including the Appendices hereto) in its present form or with any modification thereof or addition thereto or condition approved or imposed by the Court;

“holder”	includes person entitled by transmission.

Unilever PLC Articles of Association 2011	39

THE SCHEME

Creation of New Loan Stock

1	(a) The Company shall create New Loan Stock up to £62,695,050 in aggregate nominal amount as follows:–

(i) up to £60,335,050 7 3/4 per cent. Unsecured Loan Stock 1991/2006;

(ii) up to £2,360,000 5 1/2 per cent. Unsecured Loan Stock 1991/2006.

(b) The New Loan Stock shall be constituted by a Trust Deed between the Company of the one part and The Law Debenture Corporation, Limited as trustees of the other part and shall contain or incorporate provisions to the effect of those set forth in Appendix A to this Scheme and shall be in the form of the draft already prepared and subscribed for the purposes of identification by Slaughter and May, Solicitors, with such modifications and additions, if any, as may prior to the execution thereof be approved by the Company and the Trustees.

Reduction of Share Capital

2	(a) The share capital of the Company shall be reduced by the cancellation of the assented Preferential Stock and of the 1,655,310 unissued 5 per cent. Cumulative Preference Shares of £1 each and the 24,338,251 unissued 8 per cent. Cumulative A Preference Shares of £1 each in the capital of the Company.

(b) Forthwith upon the said reduction of capital taking effect the share capital of the Company shall be increased to its former amount by the creation of Ordinary Shares of 5s. each.

Allotment of New Loan Stock

3	(a) In consideration of the cancellation of the assented Preferential Stock the Company shall within 28 days after the Effective Date (but subject as regards fractions to the provisions of paragraph (b) of this Clause) allot and issue credited as fully paid to the persons who at the close of business on the day immediately preceding the Effective Date are the registered holders of the assented Preferential Stock for every £100 in nominal amount of assented Preferential Stock of the class shown in column 1 of the Table below set out New Loan Stock of the nominal amount and class shown in column 2 of the said Table and so in proportion for holdings of less than £100 or which are not an exact multiple thereof:–

Table
1	2
£100 Preferential Stock	New Loan Stock
7 per cent.	£100 7 3/4 per cent.
Cumulative Preference Stock.	Unsecured Loan Stock 1991/2006.

5 per cent.	£100 5 1/2 per cent.
Cumulative Preference Stock.	Unsecured Loan Stock 1991/2006.

8 per cent.	£114 7 3/4 per cent.
Cumulative A Preference Stock.	Unsecured Loan Stock 1991/2006.

20 per cent.	£284 7 3/4 per cent.
Cumulative Preferred	Unsecured Loan
Ordinary Stock.	Stock 1991/2006.

(b) No holder of any of the assented Preferential Stock shall be entitled to be allotted any fraction of £1 of New Loan Stock but any fractional amounts to which but for this provision holders of assented Preferential Stock would have been entitled shall be aggregated and allotted to the Secretary of the Company or to some person or persons nominated by him upon trust to sell the same and the Company shall distribute the net proceeds of such sale to the persons entitled thereto.

(c) The amount of 7 3/4 per cent. Unsecured Loan Stock to be allotted to a holder of assented Preferential Stock of two or more classes and the fractional entitlement, if any, of any such holder shall be determined by aggregating the amounts of 7 3/4 per cent. Unsecured Loan Stock which, but for the provisions of paragraph (b) of this Clause, would have been allotted to such holder.

Dividends and Interest

4	(a) The New Loan Stock to be issued pursuant to this Scheme shall carry interest calculated as from and including the 1st July, 1966.

(b) The holders of the assented Preferential Stock shall not be entitled to receive any dividends on the assented Preferential Stock held by them respectively in respect of any period commencing after the 30th June, 1966.

(c) Each mandate in force at the close of business on the day immediately preceding the Effective Date relating to the payment of dividends on assented Preferential Stock shall unless and until revoked be deemed as from such date to be a valid and effective mandate to the Company in relation to interest on the corresponding New Loan Stock.

Notice of Non-Assent

5	(a) If any holder of Preferential Stock shall, in manner provided in paragraph (b) of this Clause, give notice in the form prescribed by the Company (herein called “Notice of Non-Assent”) to the Company that such holder does not wish to have all or some part of the Preferential Stock held by him cancelled, the Preferential Stock held by such holder shall, to the extent specified in such Notice of Non-Assent, for the purposes of this Scheme be non-assented.

(b) Every such notice shall be signed (or in the case of a body corporate executed under its Common Seal, if any) by the holder or, in the case of joint holdings, all the holders of the Preferential Stock concerned and sent or delivered to the Joint Registrars of the Company accompanied by the relative stock certificate or certificates so as to be received by the Joint Registrars on or before the 19th September, 1966, or posted before the 19th September, 1966 and received by the said Joint Registrars on or before the 27th September, 1966.

40	Unilever PLC Articles of Association 2011

Modification of Rights attached to Classes of Share Capital

6	(a) The Company shall alter its Articles of Association by substituting for Articles 3 and 49 the new Articles 3 and 49 set forth in Resolution numbered 3 in the Notice convening an Extraordinary General Meeting of the Company for the 20th September, 1966.

(b) From and after the Effective Date the rights set forth in Appendix B to this Scheme shall be attached to the non- assented Preferential Stock in substitution for and to the exclusion of those rights now set forth in paragraph (viii) of Article 9 of the Articles of Association of the Company.

(c) Nothing in this Scheme contained shall prevent the alteration or variation of any rights attached to any Stock or Shares in the capital of the Company or any provision in the Articles of Association of the Company in any manner for the time being authorised by law or by such Articles.

Certificates for New Loan Stock and Cash Payments

7	As soon as practicable after the allotments of the New Loan Stock, the Company shall send to the allottees notices informing them that this Scheme has become effective and, unless prohibited by law, enclosing certificates for the amounts of New Loan Stock and shall, either simultaneously or as soon as practicable thereafter and unless prohibited by law, send to the allottees cheques or postal orders for any cash payments in respect of fractions, being the amounts and payments to which they are respectively entitled under this Scheme.

8	(a) All certificates for New Loan Stock shall be sent by the Company to the holders of the assented Preferential Stock through the post in prepaid envelopes addressed to such holders at their respective registered addresses (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the register in respect of such joint holding) and the Company shall not be responsible for any loss in transmission.

(b) All cash payments in respect of fractions required to be made pursuant to this Scheme to holders of assented Preferential Stock shall be made by the Company to such holders by sending cheques or postal orders for the amounts payable through the post in the manner and to the addresses mentioned in paragraph (a) of this Clause, and the Company shall not be responsible for any loss in transmission.

All such cheques and postal orders shall be made payable to the order of the person to whom the payment is due or, in the case of joint holders entitled to such payment, to the order of that one of the joint holders whose name stands first in the register in respect of such joint holding. Payment of any cheque or encashment of any postal order (as the case may be) shall be a complete discharge to the Company for the moneys represented thereby.

The Effective Date

9	This Scheme shall become effective as soon as an office copy or office copies of the Order of the Court sanctioning under Section 206 of the Companies Act, 1948 this Scheme and confirming under Section 68 of the said Act the reduction of capital provided for in this Scheme shall have been duly delivered to the Registrar of Companies for registration; and unless this Scheme shall have become effective as aforesaid on or before the 31st December, 1966, or such later date, if any, as the Court may allow, the same shall never become effective.

10	The Company may consent on behalf of all concerned to any modification of or addition to this Scheme or to any conditions which the Court may think fit to approve or impose.

Fundamental Condition

11	Notwithstanding anything hereinbefore contained if less than 50 per cent. in aggregate nominal amount of the Preferential Stock (or such lesser nominal amount as the Company shall within fourteen days after the holding of the meetings convened by Order of the Court for the purpose of considering this Scheme by Resolution of its Board of Directors decide) falls to be treated as assented Preferential Stock for the purposes of this Scheme, this Scheme shall not be capable of becoming effective.

Dated 25th August, 1966.

APPENDIX A

Provisions relating to New Loan Stock

The 5 1/2 per cent. Unsecured Loan Stock 1991/2006 (“the 5 1/2 per cent. Stock”) and the 7 3/4 per cent. Unsecured Loan Stock 1991/2006 (“the 7 3/4 per cent. Stock”) – together referred to herein as “the Stocks” – will be created by a Resolution of the Board of Directors and will be constituted by a Trust Deed in favour of The Law Debenture Corporation, Limited, as Trustees. The Trust Deed will contain provisions, inter alia, to the following effect:–

1	Amounts

The 5 1/2 per cent. Stock will not exceed £2,360,000; the 7 3/4 per cent. Stock will not exceed £60,335,050.

2	Interest

The 5 1/2 per cent. Stock and the 7 3/4 per cent. Stock will carry interest respectively at the rates of 5 1/2 per cent. and 7 3/4 per cent. per annum, payable half-yearly on 30th June and 31st December. The first payment of interest will be made on 31st December, 1966 and will amount to £2 15s. 0d. (less income tax) per £100 nominal of the 5 1/2 per cent. Stock and £3 17s. 6d. (less income tax) per £100 nominal of the 7 3/4 per cent. Stock.

Unilever PLC Articles of Association 2011	41

3	Redemption, Purchase and Final Repayment

(a) The Stocks, unless previously purchased or redeemed, will be repaid on 30th June, 2006, at par plus accrued interest.

(b) The Company will be entitled to redeem the whole or any part, to be selected by drawings, of the Stocks at par plus accrued interest on or at any time after 30th June, 1991, on giving not less than three months’ notice in writing.

(c) The Company may at any time purchase any part of the Stocks on any recognised Stock Exchange or by tender (available to all Stockholders of the particular Stock alike) at any price or by private treaty at a price not exceeding par in the case of the 5 1/2 per cent. Stock and £105 per cent. in the case of the 7 3/4 per cent. Stock (exclusive in each case of expenses and accrued interest) but not otherwise.

(d) The Company may exercise its rights and powers of redemption and purchase as regards the 5 1/2 per cent. Stock and the 7 3/4 per cent. Stock at its sole discretion and without obligation to maintain any ratio between the amounts for the time being outstanding of either of such series.

(e) All stock purchased or redeemed shall be cancelled and shall not be available for re-issue.

4	Limitation on Borrowings

(A) The Company shall procure that so long as any part of the Stocks remains outstanding the aggregate principal amount (including any premium payable on final repayment) outstanding of borrowings by the Company and all its subsidiaries (but excluding borrowings by any of such companies from any other of them) shall not exceed a sum equal to twice the adjusted total of capital and reserves (as defined below).

(B) The Company shall procure that so long as any part of the Stocks remains outstanding the aggregate principal amount (including any premium payable on final repayment) outstanding of (a) secured borrowings of the Company (otherwise than from any of its subsidiaries) and (b) all borrowings whether secured or unsecured of its subsidiaries (otherwise than from the Company or from another subsidiary) shall not exceed a sum equal to two thirds of the adjusted total of capital and reserves.

For the purposes of the provisions of (A) and (B) above relating to borrowing:–

(i) the principal amount (together with any premium payable on final repayment) of any debentures within the meaning of Section 455 of the Companies Act, 1948 issued by the Company or any of its subsidiaries shall (unless otherwise taken into account) be deemed to be borrowings;

(ii) the principal amount raised by the Company or any of its subsidiaries by acceptances under any acceptance credit opened on its behalf by any bank or accepting house shall be deemed to be borrowings;

(iii) the nominal amount of any issued share capital and the principal amount of any borrowings (together in each case with any premium on redemption or repayment) the repayment whereof is guaranteed by the Company or by any of its subsidiaries shall be deemed to be borrowings by the guaranteeing company unless otherwise taken into account;

(iv) any borrowings of the Company or any of its subsidiaries for the express purpose of repaying the whole or any part of any borrowings of the Company or any of its subsidiaries for the time being outstanding (including any premium on redemption or repayment) and taken into account and applied for that purpose within four months of such borrowing shall pending application for such purpose within such period be deemed not to be borrowings;

(v) the nominal amount of any issued share capital (not being equity share capital) of a subsidiary owned otherwise than by the Company or by a subsidiary shall be deemed to be borrowings of the subsidiary;

(vi) in the case of a subsidiary, part of whose equity share capital is held otherwise than by the Company or another subsidiary, the proportion of the total amounts borrowed by such subsidiary which is borrowed otherwise than from the Company or another subsidiary which corresponds to the proportion of the total nominal amount of the issued equity share capital of such subsidiary held otherwise than by the Company or another subsidiary shall be deemed not to be borrowings.

5	Definitions

The expression “the adjusted total of capital and reserves” means at any material time the amount of the issued and paid-up share capital of the Company plus the aggregate amount standing to the credit of the consolidated capital and revenue reserves (including any share premium account and capital redemption reserve fund) plus or minus the amount standing to the credit or debit (as the case may be) of the consolidated profit and loss account of the Company and its subsidiaries all as shown in the latest audited consolidated accounts of the Company but:–

(i) adjusted as may be appropriate to take account of (a) any increase in or reduction of the issued and paid- up share capital or the share premium account of the Company since the date to which the consolidated balance sheet incorporated in such accounts shall have been made up and any distributions (other than normal preference dividends and interim dividends paid in each case out of profits earned since such date) in cash or specie made from such reserves or profit and loss account since such date and (b) any subsidiary not consolidated in such accounts, any companies which since the date of such accounts have ceased to be subsidiaries and any companies which will become subsidiaries as a result of the transaction in relation to which the calculation falls to be made;

42	Unilever PLC Articles of Association 2011

(ii) excluding any sums set aside for taxation, other than any sums set aside in respect of taxation equalisation;

(iii) after deducting any amount for goodwill or any other intangible asset (not being an amount representing part of the cost of an acquisition of shares or other property) incorporated as an asset in such balance sheet (as adjusted);

(iv) excluding any amounts attributable to minority interests in subsidiaries;

(v) after making such other adjustments (if any) as the Auditors of the Company may consider appropriate.

6	Transfer

The Stocks will each be registered and transferable in amounts and multiples of £1.

7	Modification of Rights

The provisions of the Trust Deed and the rights of the holders of the Stocks will be subject to modification by Extraordinary Resolution of the Stockholders concerned as provided in the Trust Deed. In addition, the Trustees may from time to time without any consent or sanction of the Stockholders concerned (but only if and in so far as in the opinion of the Trustees the interests of such Stockholders will not be materially prejudiced thereby) assent to any modification of the provisions of the Trust Deed or any Supplemental Trust Deed. Provision will be made for separate meetings of the holders of the series concerned where the subject matter of any proposed Resolution is considered by the Trustees to involve a conflict of interest between the holders of one series of the Stock and the holders of the other series of the Stock.

8	Indemnification

The Trust Deed will contain provisions for indemnifying the Trustees and for relieving them from responsibility in certain events.

APPENDIX	B

(see Clause 6(b) of the Scheme)

On a return of assets in a winding-up or otherwise the 7 per cent. First Cumulative Preference Shares, 5 per cent. First Cumulative Preference Shares, 8 per cent. Second Cumulative Preference Shares and 20 per cent. Third Cumulative Preferred Ordinary Shares shall be entitled to rank for repayment of the capital paid up or credited as paid up thereon in the same priorities respectively as they rank for dividend together with a sum equal to any arrears or deficiency of dividend in respect thereof (whether declared or undeclared) and together also by way of premium with an amount per share equal to the excess (if any) of the market value of such Preference and Preferred Ordinary Shares respectively over the amount paid up or credited as paid up thereon, such market value to be established by taking the average as certified by the Company’s Auditors of the means of the daily quotations at which the said Preference Shares and Preferred Ordinary Shares respectively shall have been quoted in the Daily Official List published by The Stock Exchange, London, during the six months immediately preceding the relevant date, after first deducting from the mean on each day a sum equal to any arrears or deficiency of dividend in respect thereof (whether declared or undeclared) up to that day (less an amount equivalent to income tax on such sum at the standard rate for the time being in force). Provided that in the event of a reduction of capital involving repayment of part only of the capital paid up or credited as paid up on the said Preference Shares and Preferred Ordinary Shares a proportionate part only of any such premium as aforesaid shall be payable. “The relevant date” means in the case of a compulsory winding-up the commencement of the winding-up and in the case of a voluntary winding-up or reduction of capital the date thirty days before the despatch of the notice convening the meeting to pass the resolution for winding up or reduction of capital as the case may be. The said Preference Shares and Preferred Ordinary Shares shall confer no further or other right to participate in profits or assets.

Unilever PLC Articles of Association 2011	43

THE SECOND SCHEDULE before referred to

Minute Approved by the Court

The capital of Unilever Limited was by virtue of a Special Resolution and a Scheme of Arrangement sanctioned by an Order of the High Court of Justice dated the 24th day of October 1966 reduced from the former capital of £141,418,750 divided into £35,984,690 7 per cent. Cumulative Preference Stock, £2,360,000 5 per cent. Cumulative Preference Stock, £15,661,749 8 per cent. Cumulative A Preference Stock, £2,287,312 20 per cent. Cumulative Preferred Ordinary Stock, 1,655,310 5 per cent. Cumulative Preference Shares of £1 each, 24,338,251 8 per cent. Cumulative A Preference Shares of £1 each, 236,125,752 Ordinary Shares of 5s. each and £100,000 Deferred Stock to £64,274,506 divided into £3,502,564 7 per cent. Cumulative Preference Stock, £172,382 5 per cent. Cumulative Preference Stock, £1,218,546 8 per cent. Cumulative A Preference Stock, £249,576 20 per cent. Cumulative Preferred Ordinary Stock, 236,125,752 Ordinary Shares of 5s. each and £100,000 Deferred Stock. At the date of the registration of this Minute 181,348,592 of the said Ordinary Shares have been issued and are deemed to be fully paid and none of the remaining Ordinary Shares has been issued. By virtue of a Special Resolution of the Company to take effect forthwith upon the said reduction of capital taking effect the capital of the Company has been increased to £141,418,750 by the creation of 308,576,976 Ordinary Shares of 5s. each.

44	Unilever PLC Articles of Association 2011

No. 41424

Certificate of Registration

of Order of Court and Minute on reduction of Capital

(Pursuant to Sec. 69 of the Companies Act, 1948.)

UNILEVER LIMITED having by Special Resolution reduced its Capital, as confirmed by an Order of the High Court of Justice, Chancery Division, bearing date the Twenty-fourth day of October One Thousand Nine Hundred and Sixty-Six.

I hereby Certify

That the said Order and a Minute showing the capital and shares of the Company as approved by the said Order were Registered pursuant to Section 69 of the Companies Act, 1948, on the Second day of December One Thousand Nine Hundred and Sixty-Six.

Given under my hand at London this Fifth day of December One Thousand Nine Hundred and Sixty-Six.

A. E. WHITBY, Assistant Registrar of Companies.

Unilever PLC Articles of Association 2011	45

At an Extraordinary General Meeting of the Company duly convened and held on the 12th day of December, 1983, the following Resolution was duly passed as a Special Resolution:–

Resolution

That

(a) the capital of the Company be reduced from £141,418,750 to £135,170,274, such reduction to be effected by cancelling the whole of the capital paid up on 24,993,904 Ordinary Shares of 25p each, being that part of the holding of Ordinary Shares in the capital of the Company registered in the names of Sir David Alexander Orr, The Right Honourable Philip William Bryce Third Viscount Leverhulme, Seamus George Sweetman, Kenneth Durham and Cecil Frazer Sedcole, which is held by them as Trustees of the Will of the First Viscount Leverhulme in the Fund known as the Office Holders Fund, and by cancelling and extinguishing such Ordinary Shares; and

(b) forthwith upon such reduction of capital taking effect, the authorised capital of the Company be increased to its former amount of £141,418,750 by the creation of 24,993,904 Ordinary Shares of 25p each.

46	Unilever PLC Articles of Association 2011

No. 007556 of 1983

In the High Court of Justice

CHANCERY DIVISION

MR. JUSTICE HARMAN

FO. 228 C1

Tuesday the 24th Day of January, 1984

In the Matter of UNILEVER PLC

and

In the Matter of THE COMPANIES ACT 1948

Upon the Petition of the above-named Unilever PLC whose registered office is situate at Port Sunlight Wirral Merseyside L62 4XN on the 12th December, 1983 preferred unto this Court

And upon hearing Counsel for the Petitioner

And upon reading the said Petition (as amended) the Order dated the 22nd December, 1983 (dispensing with the settlement of a list of Creditors) the Affidavit of Kenneth Durham filed the 15th December, 1983 the Affidavit of James Dewar Keir filed the 18th January, 1984 the Exhibits in the said Affidavits respectively referred to and “The Times” Newspaper of the 14th January, 1984 (containing a notice of the presentation of the said Petition and that the same was appointed to be heard this day)

This Court doth order that the reduction of the capital of the said Company from £141,418,750 to £135,170,274 resolved on and effected by a Special Resolution passed at an Extraordinary General Meeting of the said Company held on the 12th December, 1983 be and the same is hereby confirmed in accordance with the provisions of the above mentioned Act.

And the Court doth hereby approve the Minute set forth in the Schedule hereto

And it is ordered that this Order be produced to the Registrar of Companies and that an Office Copy hereof be delivered to him together with a copy of the said Minute

And it is ordered that notice of the registration by the Registrar of Companies of this Order and of the said Minute be published once in “The Times” newspaper within 21 days after such registration.

JOHN BRADBURN,

Registrar

Unilever PLC Articles of Association 2011	47

THE SCHEDULE before referred to

Minute Approved by the Court

The Capital of Unilever PLC was by virtue of a Special Resolution and with the sanction of an Order of the High Court of Justice dated the 24th January, 1984 reduced from £141,418,750 divided into £3,502,564 7 per cent First Cumulative Preference Stock £172,382 5 per cent First Cumulative Preference Stock £1,218,546 8 per cent Second Cumulative Preference Stock £249,576 20 per cent Third Cumulative Preferred Ordinary Stock 544,702,728 Ordinary Shares of 25p each and £100,000 Deferred Stock to £135,170,274 divided into £3,502,564 7 per cent First Cumulative Preference Stock £172,382 5 per cent First Cumulative Preference Stock £1,218,546 8 per cent Second Cumulative Preference Stock £249,576 20 per cent Third Cumulative Preferred Ordinary Stock 519,708,824 Ordinary Shares of 25p each and £100,000 Deferred Stock At the date of the registration of this Minute 158,073,358 of the said Ordinary Shares have been issued and are deemed to be fully paid and none of the remaining Ordinary Shares has been issued. By virtue of a Special Resolution of the Company to take effect forthwith upon the said reduction of capital taking effect the capital of the Company has been increased to £141,418,750 by the creation of 24,993,904 Ordinary Shares of 25p each.

48	Unilever PLC Articles of Association 2011

No. 41424

Certificate of Registration

of Order of Court and Minute on reduction of Capital

Whereas UNILEVER PLC having by Special Resolution reduced its capital as confirmed by an Order of the High Court of Justice, Chancery Division dated the 24th January, 1984.

Now therefore

I hereby Certify

that the said Order and Minute approved by the Court were registered pursuant to section 69 of the Companies Act, 1948, on the 27th January, 1984.

Given under my hand at Cardiff the 14th February, 1984
T. G. THOMAS, An Authorised Officer

Unilever PLC Articles of Association 2011	49

At an Extraordinary General Meeting of the Company duly convened and held on the 23rd January, 1989, the following Resolution was duly passed as a Special Resolution:–

Resolution

That subject to the consent of the holders of the Company’s 7 per cent. First Cumulative Preference Stock, 5 per cent. First Cumulative Preference Stock, 8 per cent. Second Cumulative Preference Stock and 20 per cent. Third Cumulative Preferred Ordinary Shares of 25p each given by extraordinary resolutions as provided in Article 11 of the Company’s Articles of Association, the authorised capital of the Company be reduced from £141,418,750 to £136,275,682 and that such reduction be effected by returning the whole of the capital paid up on the £3,502,564 7 per cent. First Cumulative Preference Stock together with a premium of 7p per £1 nominal of such Stock,

78p of the capital paid up on each £1 nominal of the £172,382 5 per cent. First Cumulative Preference Stock, the whole of the capital paid up on the £1,218,546 8 per cent. Second Cumulative Preference Stock together with a premium of 14p per £1 nominal of such Stock and the whole of the capital paid up on each of the 998,304 20 per cent. Third Cumulative Preferred Ordinary Shares together with a premium of 40p per share and cancelling and extinguishing all the said Preference Stocks and Preferred Shares.

At a Class Meeting of holders of 7 per cent. First Cumulative Preference Stock of the Company duly convened and held on the 23rd January, 1989, the following Resolution was duly passed as an Extraordinary Resolution:–

Resolution

That this Class Meeting of the holders of the 7 per cent. First Cumulative Preference Stock in the capital of the Company hereby consents on behalf of all the holders of such Stock to the reduction of the capital of the Company on the terms set out in the Special Resolution contained in the Notice dated the 16th day of December 1988 convening the Extraordinary General Meeting of the Company for 23rd January, 1989 (a copy of such notice having been produced to this Meeting and for the purposes of identification signed by the Chairman thereof) and sanctions any variation of the rights and privileges attached to the said Stock which is effected or authorised by the said resolution or is involved therein to the intent that such resolution shall be binding on all the holders of the said Stock.

50	Unilever PLC Articles of Association 2011

At a Class Meeting of holders of 5 per cent. First Cumulative Preference Stock of the Company duly convened and held on the 23rd January, 1989, the following Resolution was duly passed as an Extraordinary Resolution:–

Resolution

That this Class Meeting of the holders of the 5 per cent. First Cumulative Preference Stock in the capital of the Company hereby consents on behalf of all the holders of such Stock to the reduction of the capital of the Company on the terms set out in the Special Resolution contained in the Notice dated the 16th day of December 1988 convening the Extraordinary General Meeting of the Company for 23rd January 1989 (a copy of such notice having been produced to this Meeting and for the purposes of identification signed by the Chairman thereof) and sanctions any variation of the rights and privileges attached to the said Stock which is effected or authorised by the said resolution or is involved therein to the intent that such resolution shall be binding on all the holders of the said Stock.

At a Class Meeting of holders of 8 per cent. Second Cumulative Preference Stock of the Company duly convened and held on the 23rd January, 1989, the following Resolution was duly passed as an Extraordinary Resolution:–

Resolution

That this Class Meeting of the holders of the 8 per cent. Second Cumulative Preference Stock in the capital of the Company hereby consents on behalf of all the holders of such Stock to the reduction of the capital of the Company on the terms set out in the Special Resolution contained in the Notice dated the 16th day of December 1988 convening the Extraordinary General Meeting of the Company for 23rd January 1989 (a copy of such notice having been produced to this Meeting and for the purposes of identification signed by the Chairman thereof) and sanctions any variation of the rights and privileges attached to the said Stock which is effected or authorised by the said resolution or is involved therein to the intent that such resolution shall be binding on all the holders of the said Stock.

Unilever PLC Articles of Association 2011	51

At a Class Meeting of holders of 20 per cent. Third Cumulative Preferred Ordinary Shares in the Company duly convened and held on the 23rd January, 1989, the following Resolution was duly passed as an Extraordinary Resolution:–

Resolution

That this Class Meeting of the holders of the 20 per cent. Third Cumulative Preferred Ordinary Shares in the capital of the Company hereby consents on behalf of all the holders of such Shares to the reduction of the capital of the Company on the terms set out in the Special Resolution contained in the Notice dated the 16th day of December 1988 convening the Extraordinary General Meeting of the Company for 23rd January 1989 (a copy of such notice having been produced to this Meeting and for the purposes of identification signed by the Chairman thereof) and sanctions any variation of the rights and privileges attached to the said Shares which is effected or authorised by the said resolution or is involved therein to the intent that such resolution shall be binding on all the holders of the said Shares.

52	Unilever PLC Articles of Association 2011

No. 00433 of 1989

In the High Court of Justice

CHANCERY DIVISION

COMPANIES COURT

MR. JUSTICE MILLETT

Monday the 27th day of February 1989

In the Matter of UNILEVER PLC

and

In the Matter of THE COMPANIES ACT 1985

Upon the Petition of the above-named Unilever PLC (hereinafter called “the Company”) whose registered office is situate at Port Sunlight Wirral Merseyside L62 4ZA

And Upon Hearing Counsel for the Company

And Upon Reading the documents recorded on the Court File as having been read

It is ordered that the reduction of the capital of the Company from £141,418,750 to £136,275,682 resolved on and effected by a Special Resolution passed at an Extraordinary General Meeting of the Company held on the 23rd January 1989 be confirmed.

And the Court approves the Minute set forth in the Schedule hereto

AND IT IS FURTHER ORDERED

(1)	that this Order be produced by the Company to the Registrar of Companies and that it deliver an Office Copy to him together with a copy of the said Minute

(2)	that notice of the registration by the Registrar of Companies of this Order and of the said Minute be published by the Company once in the Financial Times newspaper within 21 days after such registration.

Unilever PLC Articles of Association 2011	53

THE SCHEDULE

Minute Approved by the Court

“The capital of Unilever PLC was by virtue of a Special Resolution and with the sanction of an Order of the High Court of Justice dated 27th day of February 1989 reduced from £141,418,750 (divided into £3,502,564 7 per cent. First Cumulative Preference Stock £172,382 5 per cent. First Cumulative Preference Stock £1,218,546 8 per cent. Second Cumulative Preference Stock 998,304 20 per cent. Third Cumulative Preferred Ordinary Shares of 25p each 2,723,513,640 Ordinary Shares of 5p each and £100,000 Deferred Stock) to £136,275,682 (divided into 2,723,513,640 Ordinary Shares of 5p each and £100,000 Deferred Stock). At the date of the registration of this Minute 794,082,087 Ordinary Shares of 5p each have been issued and are deemed to be fully paid and none of the remaining Ordinary Shares has been issued”.

54	Unilever PLC Articles of Association 2011

No. 41424

Certificate of Registration

of Order of Court and Minute

on reduction of Share Capital

Whereas UNILEVER PLC having by Special Resolution reduced its capital as confirmed by an Order of the High Court of Justice, Chancery Division dated the 27th February 1989. Now therefore

I hereby Certify

that the said Order and Minute approved by the Court were registered pursuant to section 138 of the Companies Act 1985 on the 2nd March 1989.

Given under my hand at Cardiff the 13th March 1989.

An Authorised Officer.

Unilever PLC Articles of Association 2011	55

Special and other Resolutions

At an Extraordinary General Meeting of the Company duly convened and held on the 18th day of June, 1931, the following Resolution was duly passed:–

Resolution

That all the fully paid Shares in the capital of the Company now issued and outstanding be converted into Stock and that all Shares in the capital of the Company at present unissued be converted into Stock as and when the same are issued and are fully paid up.

At a separate General Meeting of the Ordinary Stockholders of the Company duly convened and held on the 12th day of July, 1951, the following Resolution was duly passed:–

Resolution

That this separate General Meeting of the holders of the issued 13,694,008 Ordinary Shares of £1 each in the capital of Lever Brothers & Unilever Limited (now represented by £13,694,008 Ordinary Stock) hereby, in pursuance of Article 3 of the Company’s Articles of Association, sanctions the modification of the terms of the Agreement dated the 28th day of June, 1946, between Lever Brothers & Unilever N.V. of the one part and the Company of the other part (being the Agreement referred to in the said Article 3) in manner provided by a Supplemental Agreement in the terms of the draft produced to this Meeting and, for the purpose of identification subscribed by the Chairman thereof, and authorises the Directors of the Company to enter into and carry into effect such Supplemental Agreement.

56	Unilever PLC Articles of Association 2011

At an Extraordinary General Meeting of the Company duly convened and held on the 27th day of October, 1961, the following Resolutions were duly passed as an Ordinary Resolution and a Special Resolution respectively:–

Resolutions

That the whole of the issued Ordinary Stock in the capital of the Company be re-converted into fully paid Ordinary Shares of 5s. 0d. each and that each of the unissued Ordinary Shares of £1 each in the capital of the Company be sub-divided into four Ordinary Shares of 5s. 0d. each.

That as from the date of the passing of this Resolution the provisions of the Resolutions passed on the 18th June, 1931, and the 12th October, 1937, that all unissued Shares in the capital of the Company be converted into Stock as and when the same are issued and are fully paid up, shall cease to apply to the Ordinary Share capital of the Company.

At the Annual General Meeting of the Company duly convened and held on the 17th day of May, 1978, the following Resolution was duly passed:–

Resolution

That the £249,576 20 per cent. Third Cumulative Preferred Ordinary Stock in the capital of the Company be re-converted into 998,304 fully paid 20 per cent. Third Cumulative Preferred Ordinary Shares of 25p each.

Unilever PLC Articles of Association 2011	57

At a Meeting of the Directors duly convened and held on the 9th day of April, 1981, the following Resolution was duly passed:–

Resolution

That

(1)	Pursuant to Section 8 of the Companies Act, 1980 the Company be re-registered as a public company.

(2)	The Memorandum of Association of the Company be altered in manner following:

(a)	By deleting Clause 1 and substituting therefor the following clause:–

“1	The name of the Company is “Unilever PLC”.”

(b)	By adding after Clause 1 the following Clause 1a:–

“1a	The Company is to be a public company.”

(c)	By deleting Clause 2 and substituting therefor the following clause:–

“2	The registered office of the Company will be situated in England and Wales.”

At the Annual General Meeting of the Company duly convened and held on the 18th May, 1983, the following Resolution was duly passed as a Special Resolution:–

Resolution

That the Memorandum of Association of the Company be altered by deleting the present Clause 3 and substituting for it the Clause 3 set out in the document which accompanied the notice of this meeting.

58	Unilever PLC Articles of Association 2011

At the Annual General Meeting of the Company duly convened and held on the 20th May, 1987, the following Resolutions were duly passed as an Ordinary Resolution and a Special Resolution respectively:–

Resolutions

That with effect from and including 29th June, 1987, the 544,702,728 Ordinary Shares of 25p each in the capital of the Company be sub-divided into 2,723,513,640 Ordinary Shares of 5p each.

That with effect from and including 29th June, 1987, the draft regulations contained in the printed document submitted to the meeting and for the purposes of identification signed by the Chairman thereof, be approved and adopted as the Articles of Association of the Company in substitution for and to the exclusion of all existing Articles thereof.

At the Annual General Meeting of the Company duly convened and held on the 3rd May, 1989, the following Resolutions were duly passed as Special Resolutions:–

Resolutions

That the Articles of Association of the Company be altered as follows:

(a)	by deleting in article 2 the words, “Preference Shares.” includes Preferred Ordinary Shares;

(b)	by deleting in article 3 the second and third sentences and substituting therefor the following:

‘No modification of the terms of the said Agreement shall be made without the previous sanction of

(a) an ordinary resolution of the Company in general meeting; and

(b) an ordinary resolution passed at a separate general meeting of the holders of the Ordinary Shares.

The provisions of article 11 shall apply to the separate general meeting hereinbefore mentioned, except only that the quorum necessary for the said meeting shall be the holders of a majority in nominal value of the Ordinary Shares present in person or by proxy, but so that if at any adjourned separate general meeting of the holders of the

Ordinary Shares such quorum be not present, those of such holders who are present in person or by proxy shall be a quorum.’;

(c)	by deleting article 5 and substituting therefor the following:

‘5	Subject to the provisions of the Companies Acts and to any rights conferred on the holders of any class of shares, any share may be issued which is to be redeemed, or is to be liable to be redeemed at the option of the Company or the holder, on such terms and in such manner as may be provided by these articles.’;

(d)	by deleting article 9 and substituting therefor the following:

‘9	(i) On the 3rd May, 1989 the authorised capital of the Company is £136,275,682, divided as follows: 2,723,513,640 Ordinary Shares of 5p each. 100,000 Deferred Shares of £1 each, all of which have been issued and are now represented by £100,000 Deferred Stock.

Unilever PLC Articles of Association 2011	59

(ii) The Ordinary Shares of 5p each and the Deferred Shares of £1 each shall respectively confer on the holders thereof the right to receive dividends in accordance with the provisions of article 135 hereof.’;

(e)	by deleting in article 10 all sentences save the last;

(f)	by deleting in article 11 paragraph (D) and substituting therefor the following:

‘(D) Subject as aforesaid the rights and privileges attached to any class shall for the purposes of this article not be deemed to be modified unless the modification prejudicially affects such rights or privileges.’;

(g)	by deleting in article 58 the last sentence;

(h)	by deleting in article 67 the words ‘one-tenth of the issued Preference Shares or’;

(i)	by deleting in article 117 the words ‘and an extraordinary resolution passed at a separate general meeting held in manner provided by article 11 of the holders of the whole of the Preference and Preferred Ordinary Shares (which for this purpose shall be deemed to constitute a single class)’;

(j)	by deleting article 135 and substituting therefor the following:

‘135	The profits of the Company at any time available for dividend and determined to be distributed by way of dividend for any period shall be applicable in order of priority and manner following:

FIRST to the payment of a dividend for such period at the rate of 5 per cent. per annum on the capital paid up or credited as paid up on the Ordinary Shares.

SECONDLY to the payment of a dividend for such period at the rate of 5 per cent. per annum or at such less rate as may be payable under the provisions of the Trust Deed dated 1st May, 1909, and made between

William Hesketh Lever of the first part, the Company of the second part and Sydney Gross, Robert Barrie, John Lever Tillotson, John Gray and James Lever Ferguson of the third part and Deeds supplemental thereto on the nominal amount of the then issued and outstanding Preferential Certificates therein mentioned, such dividend to be paid to the Trustees of the said Trust Deed for distribution amongst the holders of such Preferential Certificates.

THIRDLY to the payment of a further dividend for such period at the rate of 5 per cent. per annum on the capital paid up or credited as paid up on the Ordinary Shares.

FOURTHLY to the payment of a dividend for such period at the rate of 6 per cent. per annum on the capital paid up or credited as paid up on the Deferred Shares.

LASTLY the surplus after making the payments aforesaid shall be applied to the payment of an additional dividend on the capital paid up or credited as paid up on the Ordinary Shares.’;

(k)	by deleting in article 137 the words ‘the preferential dividends on their Preference Shares for the time being, and also’; and

(l)	by deleting article 156 and substituting therefor the following:

‘156	If the Company shall be wound-up, the assets available for distribution amongst the members shall be applied first in repaying to the holders of the Ordinary Shares and Deferred Shares pari passu the capital paid or credited as paid up thereon respectively and any balance of such assets then remaining shall belong to the holders of the Ordinary Shares.’

That the Articles of Association of the Company be altered by deleting in article 145(a) the word ‘beginning’ and substituting therefor the words ‘expiry of two months following the conclusion’.

That the Articles of Association of the Company be altered by deleting article 117 and substituting therefor the following:

‘117	(A) The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures and other securities but shall restrict the Borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiaries with a view to securing that Borrowings shall not at any time without the previous sanction of an ordinary resolution of the Company in general meeting exceed an amount equal to three times the Adjusted Capital and Reserves of the Company.

(B) For the purposes of this article

(i) “Borrowings” means the aggregate principal amount for the time being remaining outstanding of all borrowings of the Company and its subsidiaries, whether secured or unsecured, but excluding:–

(a) borrowings by the Company from any subsidiary

(b) borrowings by any subsidiary from another subsidiary or from the Company

60	Unilever PLC Articles of Association 2011

(c) borrowings by any subsidiary in its capacity as a trustee of any pension or other fund for the benefit of employees

(d) borrowings of a company which becomes a subsidiary hereafter for a period of twelve months from the date it becomes a subsidiary and deducting therefrom an amount equal to:–

(e) the principal amount of any obligations, whether secured or unsecured, issued by the Company or any subsidiary the proceeds of which are intended to be used within six calendar months in repayment of other borrowings of the Company or such subsidiary then outstanding, and

(f) all cash deposits, certificates of deposit and securities of governments and companies and similar instruments owned by the Company or any of its subsidiaries.

(ii) “Adjusted Capital and Reserves” means the aggregate of:–

(a) the amount paid up or credited as paid up on the issued share capital of the Company,

(b) the amounts standing to the credit of the capital and revenue reserves, including share premium account, plus the balance at the credit of profit and loss account (or minus the amount, if any, standing to the debit of such account), and

(c) the amounts standing as attributed to outside interests.

all as shown in the latest published audited consolidated accounts of the Company and its subsidiaries Provided always that appropriate adjustments shall be made in respect of any variation in the paid up share capital or in the share premium account of the Company since the date of such audited accounts and Provided Further that in arriving at the said aggregate there shall be added back amounts equal to:–

(d) the premium arising on consolidation of acquired subsidiaries, associated companies and businesses which, as at the date of calculation, have been written off against the consolidated reserves of the Company and its subsidiaries in accordance with United Kingdom accounting practices provided that the Company shall not have sold its interest in such subsidiaries, associated companies and businesses at the date of calculation, less a sum equal to amortisation of such premiums over 40 years on a straight line basis.

(e) any provision made for deferred taxation in excess of the amount required to be provided by United Kingdom accounting practices.

(C) The determination of the auditors as to the amount of Borrowings and Adjusted Capital and Reserves shall be conclusive and binding on all concerned and for the purposes of their computation the auditors may make such other adjustments as they deem fit. Nevertheless, for the purposes of this article the Directors may at any time act in reliance on a bona fide estimate of the said aggregates and if the limit herein contained is inadvertently exceeded, the amount borrowed in excess of the limit shall be disregarded until the expiration of 182 days after the date on which the Directors became aware that the situation had arisen.

No debt incurred or security given in respect of moneys borrowed or secured in excess of the limit hereby imposed shall be invalid or ineffectual except in the case of express notice at the time the debt was incurred or the security given that the limit hereby imposed had been or was thereby exceeded.’

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At the Annual General Meeting of the Company duly convened and held on the 4th May, 1994, the following Resolutions were duly passed as Special Resolutions:–

Resolutions

That the Articles of Association of the Company be and are hereby altered as follows:–

(a)	by deleting in Article 110(F) ‘and (ix) the Agreement referred to in Article 3 or any matters arising thereout’ and substituting therefor the following:–

‘(ix) any contract for the purchase or maintenance for any Director or Directors of insurance against any liability, and

(x) the Agreement referred to in Article 3 or any matters arising thereout.’

(b)	by deleting Article 158 and substituting therefor the following:–

‘158. Indemnity of Officers

Subject to the provisions of the Companies Acts, the Company may indemnify any Director or other officer against any liability and may purchase and maintain for any Director or other officer or auditor insurance against any liability. Subject to these provisions, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company shall be indemnified, and if the Directors so determine an auditor may be indemnified, out of the assets of the Company against any liability incurred by him as a Director or other officer of the Company, or as auditor, in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or in which he is acquitted or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.’

That the Articles of Association of the Company be and are hereby altered by deleting Article 127 and substituting therefor the following:–

‘127. Delegation to Committees

(A)	The Directors may delegate any of their powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether or not a Director or Directors) as they think fit.

(B)	Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Directors. The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these articles for regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations imposed by the Directors.

(C)	The power to delegate contained in this article shall be effective in relation to the powers, authorities and discretions of the Directors generally and shall not be limited by the fact that in certain articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Directors or by a committee authorised by the Directors.’

62	Unilever PLC Articles of Association 2011

At the Annual General Meeting of the Company duly convened and held on the 3rd May, 1995, the following Resolutions were duly passed as Special Resolutions:–

Resolutions

That the Articles of Association of the Company be and are hereby altered as follows:–

(a)	by deleting Article 14 and substituting therefor the following:

‘Execution of share certificates

14	Every share certificate shall be executed under a seal or in such other manner as the Directors having regard to the terms of issue and any listing requirements may authorise and shall specify the number and class of shares to which it relates and the amount or respective amounts paid up on the shares. The Directors may by resolution decide, either generally or in any particular case or cases, that any signatures on any share certificates need not be autographic but may be applied to the certificates by some mechanical means or may be printed on them or that the certificates need not be signed by any person.’

(b)	by deleting Article 128 and substituting therefor the following:

‘Participation in meetings by telephone

128	All or any of the Directors or members of any committee may participate in a meeting of the Directors or that committee by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to hear each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting then is.’

(c)	by deleting Article 141 and substituting therefor the following:

‘Payment procedures

141	Any dividend or any other moneys payable on or in respect of shares may be paid by cheque, warrant or similar financial instrument, or by other means, sent direct to the registered address of the holder or person entitled thereto or, in the case of joint holders, to the registered address of the holder who is first named in the register, or sent to such person and to such address as the holder or joint holders may in writing direct. Such payment may be sent through the post or equivalent means of delivery or by such other means, including by electronic media, offered by the Company as the holder or joint holders may in writing agree. Every such cheque, warrant, financial instrument or other form of payment shall be made payable to the person to whom it is sent or to such other person as the holder, or joint holders, may in writing direct, and payment of the cheque, warrant, financial instrument or other form of payment shall be a good discharge to the Company. Every such payment shall be sent at the risk of the person entitled to the money represented thereby. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by them.’

That the Articles of Association of the Company be and are hereby altered as follows:–

(a)	by deleting Article 57 and substituting therefor the following:

‘Cessation of sending dividend payments

57	The Company may cease to send any cheque or warrant or other financial instrument through the post or employ any other means of payment for any dividend payable on any shares in the Company which is normally paid in that manner on those shares if either (a) in respect of at least two consecutive dividends payable on those shares the cheques or warrants or other financial instruments have been returned undelivered or remain uncashed or that means of payment has failed or (b) following one such occasion reasonable enquiries have failed to establish any new address of the registered holder. Subject to the provisions of these articles, the Company may recommence sending cheques or warrants or other financial instruments or employing such means in respect of dividends payable on those shares if the holder or person entitled by transmission requests such recommencement in writing.’

Unilever PLC Articles of Association 2011	63

(b)	by deleting Article 134 and substituting therefor the following:

‘Use of seals

134	The Directors shall provide for the custody of every seal. A seal shall only be used by the authority of the Directors or a committee authorised by the Directors in that behalf pursuant to Article 127. Subject as otherwise provided in these articles, any instrument to which the common seal is applied shall be signed by at least one Director and the Secretary or by at least two Directors or by at least two persons for the time being appointed to a committee authorised by the Directors as aforesaid, and any instrument to which an official seal is applied need not, unless the Directors for the time being otherwise decide or the law otherwise requires, be signed by any person.’

That the Articles of Association of the Company be and are hereby altered as follows:–

(a)	by deleting Article 75 and substituting therefor the following:

‘Adjournments and notice of adjournment

75	(A) The chairman may at any time without the consent of the meeting adjourn any meeting (whether or not it has commenced or a quorum is present) either sine die or to another time or place where it appears to him that (a) the members wishing to attend cannot be conveniently accommodated in the place appointed for the meeting or (b) the conduct of persons present prevents or is likely to prevent the orderly continuation of business or (c) an adjournment is otherwise necessary so that the business of the meeting may be properly conducted. In addition, the chairman may at any time with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting either sine die or to another time or place. When a meeting is adjourned sine die the time and place for the adjourned meeting shall be fixed by the Directors.

No business shall be transacted at any adjourned meeting except business which might properly have been transacted at the meeting had the adjournment not taken place.

(B) When a meeting is adjourned for three months or more, or sine die, notice of the adjourned meeting shall be given as in the case of an original meeting. Except where these articles otherwise require, it shall not be necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting.’

(b)	by deleting Article 76 and substituting therefor the following:

‘Security and other arrangements at general meetings

76	The Directors may direct that members or proxies wishing to attend any general meeting should submit to such searches or other security arrangements or restrictions as the Directors shall consider appropriate in the circumstances and shall be entitled in their absolute discretion to refuse entry to such general meeting to any member or proxy who fails to submit to such searches or to otherwise comply with such security arrangements or restrictions.

In the case of any general meeting the Directors may, notwithstanding the specification in the notice of the place of the general meeting (the “Principal Place”) at which the chairman of the meeting shall preside, make arrangements for simultaneous attendance and participation at other places by members and proxies entitled to attend the general meeting but excluded from the Principal Place under the provisions of this article.

Such arrangements for simultaneous attendance at the meeting may include arrangements regarding the level of attendance at the other places provided that they shall operate so that any members and proxies excluded from attendance at the Principal Place are able to attend at one of the other places. For the purpose of all other provisions of these articles any such meeting shall be treated as being held and taking place at the Principal Place.

The Directors may, for the purpose of facilitating the organisation and administration of any general meeting to which such arrangements apply, from time to time make arrangements, whether involving the issue of tickets (on a basis intended to afford to all members and proxies entitled to attend the meeting an equal opportunity of being admitted to the Principal Place) or the imposition of some random means of selection or otherwise as they shall in their absolute discretion consider to be appropriate, and may from time to time vary any such arrangements or make new arrangements in their place and the entitlement of any member or proxy to attend a general meeting at the Principal Place shall be subject to such arrangements as may be for the time being in force whether stated in the notice of the meeting to apply to that meeting or notified to the members concerned subsequent to the provision of the notice of the meeting.’

64	Unilever PLC Articles of Association 2011

At the Annual General Meeting of the Company duly convened and held on the 6th May, 1997, the following Resolution was duly passed as a Special Resolution:–

Resolution

That the Articles of Association of the Company be and are hereby altered as follows:–

(a)	by amending Article 2:

(i)	by adding the following definitions:

(a)	‘ “certificated share” means a share which is not an uncertificated share;’

(b)	‘ “anticipating class” means a class of shares title to which is permitted by an Operator to be transferred by means of a relevant system;’

(c)	‘ “uncertificated share” means a share of a class which is for the time being a participating class title to which is recorded on the register as being held in uncertificated form;

“the Uncertificated Securities Regulations” means The Uncertificated Securities Regulations 1995 as amended from time to time and any provisions of or under the Companies Acts (including any orders, regulations or other subordinate legislation made thereunder) which supplement or replace such Regulations;’

(ii)	by inserting the words ‘or the Uncertificated Securities Regulations’ between the words ‘Companies Acts’ and ‘in force’ in the penultimate paragraph.

(b)	by deleting the heading ‘CERTIFICATES’ before Article 12 and substituting therefor the following:

‘Evidence of Title to Shares’

(c)	by deleting Article 12 and substituting therefor the following:

‘Uncertificated shares

12.1	(A) Pursuant and subject to the Uncertificated Securities Regulations, the Directors may permit title to shares of any class to be evidenced otherwise than by a certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a particular class may only be evidenced otherwise than by a certificate where that class of shares is for the time being a participating class. The Directors may also, subject to compliance with the Uncertificated Securities Regulations and the rules of any relevant system, determine at any time that title to any class of shares may from a date specified by the Directors no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system. For the avoidance of doubt, shares which are uncertificated shares shall not be treated as forming a class which is separate from certificated shares with the same rights.

(B) In relation to a class of shares which is, for the time being, a participating class and for so long as it remains a participating class, no provision of these articles shall apply or have effect to the extent that it is inconsistent in any respect with:

(i) the holding of shares of that class in uncertificated form;

(ii) the transfer of title to shares of that class by means of a relevant system; and

(iii) any provision of the Uncertificated Securities Regulations.

(C) Shares of a class which is for the time being a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Uncertificated Securities Regulations and the rules of any relevant system, and the Directors shall record on the register of members that the shares are held in certificated or uncertificated form as appropriate.

Certificated shares

12.2	Subject to the provisions of the Uncertificated Securities Regulations, the rules of any relevant system and these articles, every person (except a person to whom the Company is not by law required to issue a certificate) whose name is entered in the register as a holder of any certificated shares shall be entitled, without payment, to receive within two months after allotment or lodgment of a transfer to him of the shares or within two months after the relevant Operator-instruction is received by the Company (or within such other period as the terms of issue shall provide) one certificate for all the shares of any one class or several certificates each for one or more of the shares of the class in question upon payment for every certificate after the first of such reasonable out-of-pocket expenses as the Directors may from time to time decide. In the case of a certificated share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all. A member who has transferred some of the shares comprised in his holding shall be entitled to a certificate for the balance without charge.’

Unilever PLC Articles of Association 2011	65

(d)	by deleting Article 34 and substituting therefor the following:

‘Transfer

34	Subject to such of the restrictions of these articles as may be applicable:–

(i) any member may transfer all or any of his uncertificated shares by means of a relevant system in such manner provided for, and subject as provided in the Uncertificated Securities Regulations and the rules of any relevant system, and accordingly no provision of these articles shall apply in respect of an uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred; and

(ii) any member may transfer all or any of his certificated shares by an instrument of transfer in any usual form or in any other form which the Directors may approve.’

(e)	by amending Article 35 by inserting the following words:

(i) ‘certificated’ between the words ‘a’ and ‘share’ in the first line;

(ii) ‘concerned’ between the words ‘share’ and ‘until’ in the third line.

(f)	by deleting the sub-heading before Article 36 and substituting therefor the following:

‘Right to decline to register transfer of partly paid shares’

(g)	by deleting Article 37 and substituting therefor the following:

‘Further rights to decline to register transfer

37	(A) The Directors may only decline to register a transfer of an uncertificated share in the circumstances set out in the Uncertificated Securities Regulations, and where, in the case of a transfer to joint holders, the number of joint holders to whom the uncertificated share is to be transferred exceeds four.

(B) The Directors may decline to register any transfer of a certificated share unless:–

(i) the instrument of transfer is lodged with the Company accompanied by the certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer,

(ii) the instrument of transfer is in respect of only one class of share, and

(iii) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.’

(h)	by amending Article 38 by inserting the following words:

“or, in the case of uncertificated shares, within two months after the date on which the relevant Operator-instruction is received” between the words ‘lodged’ and ‘send’ in the second line.

(i)	by amending Article 39 by deleting the word ‘other’ in the first line.

(j)	by deleting Article 42 and substituting therefor the following:

‘Election of person entitled by transmission

42	Any person entitled by transmission to a share may, subject as provided elsewhere in these articles, elect either to become the holder of the share or to have some person nominated by him registered as the holder. If he elects to be registered himself, he shall give notice to the Company to that effect. If he elects to have another person registered, he shall transfer title to the share to that person. All the provisions of these articles relating to the transfer of shares shall apply to the notice or transfer as if the death or bankruptcy of the member or other event giving rise to the transmission had not occurred and the notice or transfer was given or executed by the member.’

(k)	by deleting the sub-heading before Article 55 and substituting therefor the following:

‘Issue of shares on surrender of share warrants’

(l)	by amending Article 56:

(i)	by the addition of a new sub-paragraph:

‘(i) the shares are in certificated form,’

The former sub-paragraphs (i) to (v) become sub-paragraphs (ii) to (vi).

(ii)	by inserting the following words:

(a) ‘either in certificated or uncertificated form’ between the words ‘issue’ and ‘throughout’ in the first line of the former sub-paragraph (i);

(b) ‘or by the transfer of funds by means of a relevant system’ between the words ‘shares’ and ‘at’ in the fourth line of the former sub-paragraph (ii).

(m)	by amending Article 57 by inserting the following words:

(i)	‘including by means of a relevant system,’ between the words ‘payment’ and ‘for’ in the second line;

(ii)	‘or account’ between the words ‘address’ and ‘of’ in the eighth line;

(iii)	‘other’ between the words ‘such’ and ‘means’ in the tenth line.

66	Unilever PLC Articles of Association 2011

(n)	by deleting Article 70 and substituting therefor the following:

‘Omission or non-receipt of notice

70	The accidental omission to give any notice of a meeting or the accidental omission to send any document relating to any meeting, or the non-receipt of any such notice or document, by any person entitled to receive the notice or document shall not invalidate the proceedings at that meeting.’

(o)	by amending Article 141 by inserting the following words:

‘and more specifically, in respect of uncertificated shares, by means of the facilities and requirements of a relevant system’ between the words ‘media’ and ‘offered’ in the seventh line.

(p)	by amending Article 145 by the addition of a new sub-paragraph:

‘(g) Unless the Directors otherwise determine, or unless the Uncertificated Securities Regulations and/or the rules of the relevant system concerned otherwise require, the new ordinary share or shares which a member has elected to receive instead of cash in respect of the whole (or some part) of the specified dividend declared in respect of his elected ordinary shares shall be in uncertificated form (in respect of the member’s elected ordinary shares which were in uncertificated form on the date of the member’s election) and in certificated form (in respect of the member’s elected ordinary shares which were in certificated form on the date of the member’s election).’

(q)	by amending Article 147 by the addition of a final sentence:

‘The power to fix any such record date shall include the power to fix a time on the chosen date.’

(r)	by amending Article 150:

(i)	by deleting the word ‘other’ where it occurs in the first and sixth lines;

(ii)	by inserting the following words:

‘or by means of a relevant system’ between the words ‘member’ and ‘or’ in the fourth line.

(s)	by amending Article 152:

(i)	by deleting the word ‘other’ where it occurs in the first and fifth lines;

(ii)	by the addition of a final sentence:

‘Any notice served or delivered by the Company by means of a relevant system shall be deemed to have been served or delivered when the Company or any sponsoring system participant acting on its behalf sends the issuer-instruction relating to the notice.’

(t)	by amending Article 153 by deleting the word ‘other’ where it occurs in the first and sixth lines.

At an Extraordinary General Meeting of the Company duly convened and held on the 22nd September, 1997, the following Resolutions were duly passed as an Ordinary Resolution and a Special Resolution respectively:–

Resolutions

That each Ordinary Share of 5p nominal value in the capital of the Company, whether issued or unissued, be sub-divided into four Ordinary Shares of 1.25p each, such sub-division to be subject to, and to take effect simultaneously with, the admission of the Ordinary Shares of 1.25p each to the Official List of the London Stock Exchange on 13 October 1997, or such later date as the Directors may determine.

That, conditional upon the passing of Resolution 1 above, subject to and with effect from the admission of the Ordinary Shares of 1.25p each to the Official List of the London Stock Exchange on 13 October 1997, or such later date as the Directors may determine, the Articles of Association of the Company be and are hereby altered as follows:–

(a)	by deleting Article 9 and substituting therefor the following:

‘9	(i)	On 13 October, 1997 the authorised capital of the Company is £136,275,682, divided as follows:

10,894,054,560 Ordinary Shares of 1.25p each 100,000 Deferred Shares of £1 each, all of which have been issued and are now represented by £100,000 Deferred Stock.

	(ii)	The Ordinary Shares of 1.25p each and the Deferred Shares of £1 each shall respectively confer on the holders thereof the right to receive dividends in accordance with the provisions of article 135 hereof.’

(b)	by amending Article 83 by substituting ‘1.25p’ for ‘5p’ in the third line.

Unilever PLC Articles of Association 2011	67

At the Annual General Meeting of the Company duly convened and held on the 4 May 1999, the following Resolution was duly passed as a Special Resolution:–

Resolutions

That, conditional upon the admission of the issued New Ordinary Shares (as defined below) to the Official List of London Stock Exchange Limited becoming effective, on listing of the Company’s new American Depositary Receipts arising on consolidation on the New York Stock Exchange, on the resolutions in relation to the payment of a special dividend and a share capital consolidation by Unilever N.V. to be proposed at the meeting of shareholders of Unilever N.V. to be held on the same day as this meeting in the form produced to the meeting and initialled by the Chairman of the meeting for the purposes of identification being passed, on the new Unilever N.V. ordinary shares arising as a result of the consolidation referred to in such resolutions being admitted to listing on the Amsterdam Stock Exchange and on the New York Stock Exchange and on the new Unilever N.V. depositary receipts arising as a result of such consolidation being admitted to listing on the Amsterdam Stock Exchange:

(a)	the part of the final dividend which comprises the special dividend of 66.13p for each Ordinary Share to be paid to Ordinary Shareholders shown on the register as holders of Ordinary Shares at the close of business on 7 May 1999 and as described in the circular to Ordinary Shareholders produced to the Annual General Meeting and initialled by the Chairman of the meeting for the purposes of identification be and is hereby declared;

(b)	(i) each issued and each authorised but unissued Ordinary Share of 1.25p in the capital of the Company (‘Existing Ordinary Share’) be and is hereby sub-divided into 100 Ordinary Shares of 0.0125p each in the capital of the Company (‘Intermediate Ordinary Shares’);

(ii) immediately thereafter every 112 of the issued Intermediate Ordinary Shares be and are hereby consolidated into one new ordinary share of 1.4p in the capital of the Company (a ‘New Ordinary Share’) on terms that fractional entitlements to such New Ordinary Shares shall be aggregated and sold and the proceeds of sale distributed in due proportion amongst those members entitled; and

(iii) immediately thereafter, every 112 of the authorised but unissued Intermediate Ordinary Shares be and are hereby consolidated into one New Ordinary Share;

(c)	the Company’s Articles of Association be and are hereby amended by deleting Article 9 and substituting therefor the following:

‘Capital

9	(i)	On 10 May, 1999 the authorised capital of the Company is £136 275 682, divided as follows: 9 726 834 428 Ordinary Shares of 1.4p each. 100 000 Deferred Shares of £1 each, all of which have been issued and are now represented by £100 000 Deferred Stock.

	(ii)	The Ordinary Shares of 1.4p each and the Deferred Shares of £1 each shall respectively confer on the holders thereof the right to receive dividends in accordance with the provisions of Article 135 hereof’.

(d)	the Company’s Articles of Association be and are hereby amended by deleting the reference to ‘11.25p’ in Article 83 and substituting therefor a reference to ‘1.4p’.

68	Unilever PLC Articles of Association 2011

At the Annual General Meeting of the Company duly convened and held on the 9 May 2001, the following Resolution was duly passed as a Special Resolution:-

Resolution

That the Articles of Association of the Company be altered by making the amendments set out in Appendix 2 to the Notice of this meeting.

Appendix 2:–

1	the amendment of article 2 by:

(i) the addition of the following definitions:

(a) “ “address”, in relation to electronic communications, includes any number or address used for the purposes of such communications;”;

(b) “ “electronic signature” means anything in electronic form which the Directors require to be incorporated into or otherwise associated with an electronic communication for the purpose of establishing the authenticity or integrity of the communication;”;

(ii) the insertion of the words “except by means of an electronic signature” after the words “executed under hand or under seal or by any other method”;

(iii) the insertion of as a new sub-paragraph the words: “references to a document being signed or to signature include references to its being executed under hand or under seal or by any other method and, in the case of an electronic communication, are to its bearing an electronic signature;”;

(iv) the insertion of the words “including by way of electronic communications where specifically provided in a particular article or where permitted by the Directors in their absolute discretion” after the words “in a legible and non-transitory form”;

2	the amendment of articles 69 and 72 by the addition of a final paragraph:

“References in this article to notice in writing include the use of electronic communications and publication on a website in accordance with the Companies Acts.”

3	the amendment of article 85:

(i) by deleting the word “delivered” and inserting the word “received” in the seventh line;

(ii) by deleting the words “delivery of instruments appointing a proxy” and inserting the words “receipt of appointments of a proxy in writing which are not electronic communications” in the eighth line;

(iii) by deleting the words “an instrument of proxy” and inserting the words “such an appointment” in the ninth line;

(iv) by deleting the word “delivered” and inserting the word “received” in the tenth line;

4	the deletion of article 89 and substitution therefor of the following:

“Appointment of proxies

An appointment of a proxy shall be in writing under the hand of the appointor or his attorney duly authorised in writing or, if the appointor is a corporation, shall either be executed under its seal or signed by an officer, attorney or other person authorised to sign it.

In this article references to in writing include the use of electronic communications subject to such terms and conditions as the Directors may decide.”;

5	the deletion of article 90 and substitution therefor of the following:

“Receipt of proxies

The appointment of a proxy must:

(a)	in the case of an appointment which is not contained in an electronic communication, be received at the office (or such other place in the United Kingdom as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case, in any accompanying document) together with (if required by the Directors) any authority under which it is made or a copy of the authority, certified notarially or in accordance with the Powers of Attorney Act 1971 or in some other manner approved by the Directors not less than forty eight hours (or any shorter time specified in such notice) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

Unilever PLC Articles of Association 2011	69

(b)	in the case of an appointment contained in an electronic communication, where an address has been specified for the purposes of receiving electronic communications in the notice convening the meeting or in any notice of any adjournment or, in either case, in any accompanying document, be received at such address not less than forty eight hours (or any shorter time specified in such notice) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote. Any authority pursuant to which an appointment contained in an electronic communication is made or a copy of the authority, certified notarially or in accordance with the Powers of Attorney Act 1971 or in some other manner approved by the Directors, must, if required by the Directors, be received at the office (or such other place in the United Kingdom as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case, in any accompanying document) not less than forty eight hours (or any shorter time specified in such notice) before the time appointed for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

(c)	in the case of a poll taken subsequently to the date of the meeting or adjourned meeting, be received as aforesaid not less than twenty four hours (or any shorter time specified in such notice) before the time appointed for the taking of the poll, and an appointment of a proxy which is not so received in a manner so permitted shall be invalid. When two or more valid but differing appointments of a proxy are received in respect of the same share for use at the same meeting, the one which is last received (regardless of its date or of the date of its signature) shall be treated as replacing and revoking the others as regards that share; if the Company is unable to determine which was last received, none of them shall be treated as valid in respect of that share.”;

6	the deletion of article 91 and substitution therefor of the following:

“Validity of proxy

No appointment of a proxy shall be valid after twelve months have elapsed from the date of its receipt. The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned.”;

7	the amendment of article 92:

(i) by deleting the words “Instruments of” and inserting the words “The appointment of a” in the first line;

(ii) by deleting the words “instrument of” and inserting the words “appointment of a” in the fourth line;

(iii) by deleting the words “instrument of” and inserting the words “appointment of a” in the seventh line;

8	the amendment of article 93:

(i) by deleting the words “in the United Kingdom” and inserting the words “or address” in the fifth line;

(ii) by deleting the words “delivery of instruments” and inserting the words “receipt of appointments” in the sixth line.;

9	the amendment of articles 93, 104, 105, 121, 126 and 129 by inserting a final paragraph:

“In this article references to in writing include the use of electronic communications subject to such terms and conditions as the Directors may decide.”;

10	the deletion of article 95 and substitution therefor of the following:

“Resolution in writing

A resolution in writing signed by or on behalf of each member who would have been entitled to vote upon it if it had been proposed at a general meeting at which he was present shall be as effectual as if it had been passed at a general meeting properly convened and held and may consist of several instruments in the like form each signed by or on behalf of one or more of the members.

In this article references to in writing include the use of electronic communications subject to such terms and conditions as the Directors may decide.”;

11	the amendment of article 104 by inserting the words “or received at” after the words “delivered to” in sub- paragraph (a)”;

70	Unilever PLC Articles of Association 2011

12	the amendment of article 105:

(i) by deleting the word “executed” and inserting the word “signed” in the fourth line in sub-paragraph A;

(ii) by inserting the words “or received at” after the words “delivered to” in the fifth line in sub-paragraph A;

(iii) by deleting the word “Execution” and inserting the word “Signature” in the third line in sub-paragraph C;

(iv) by deleting the word “execution” and inserting the word “signature” in the fifth line in sub-paragraph C.”;

13	the amendment of article 129 by deleting the word “executed” and inserting the word “signed” in the first line and in the seventh line;

14	the amendment of article 150:

(i) by inserting the word “sent” after the word “on” in the first line;

(ii) by inserting the words “or, where appropriate, by

sending it using electronic communications to an address for the time being notified by the member concerned to the Company for that purpose or by publication on a website in accordance with the Companies Acts” after the word “system” in the fifth line;

(iii) by inserting the word “sending” after the word “service” in the sixth line;

(iv) by inserting the words “or sending” after the words “service on” in the seventh line;

15	the amendment of article 151:

(i) by deleting the words “an address” and inserting the words “a postal address” in the third line;

(ii) by deleting the words “upon him at that address but, unless he does so” and inserting the words “on or sent or delivered to him at that address. Any member whose registered address is not within the United Kingdom and who gives to the Company an address for the purposes of electronic communications may, at the absolute discretion of the Board, be entitled to have notices or documents served upon, or delivered to, him at that address. Otherwise, a member whose registered address is not within the United Kingdom”;

16	the amendment of article 152:

(i) by deleting the words “by post” in the title;

(ii) by inserting the words “(other than an address for the purposes of electronic communications)” after the word “address” in the fifth line; and

(iii) by inserting a final paragraph: “Any notice or document sent by the Company by using electronic communications shall be deemed to have been received on the day following that on which it was sent. Proof that a notice contained in an electronic communication was sent in accordance with guidance issued from time to time by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice was given.”

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At the Annual General Meeting of the Company duly convened and held on the 12th May 2004, the following Resolutions were duly passed as Special Resolutions:–

Resolution

That the Articles of Association of the Company be altered by making the amendments set out in Part 2 of Appendix 1 to the Notice of this meeting provided that this resolution will only become effective if resolution 4 as set out in the notice of Annual General Meeting of Unilever N.V. dated 26 March 2004 is approved by the shareholders of Unilever N.V. at the Annual General Meeting of Unilever N.V. to be held on Wednesday 12 May 2004 in Rotterdam, the Netherlands, or at any adjournment thereof.

Appendix 1, Part 2:–

1	the amendment of article 2 by

(i) deleting the words “but does not include an Advisory Director or Advisory Directors” from the definition of “the Directors”, and

(ii) inserting the following definition in the relevant place in the alphabetical list: “Unilever N.V. means Unilever N.V. of Rotterdam in the Netherlands (company number 24051830) or any company which is inserted as a holding company and parent of Unilever N.V. under any form of corporate reconstruction or reorganisation and which becomes a party to the Equalisation Agreement referred to in article 3;”;

2	the deletion of article 74 and substitution therefore of the following:

“Entitlement to attend and speak

74	Each Director shall be entitled to attend and speak at any general meeting of the Company and at any separate general meeting of the holders of any class of shares in the Company. Any proxy appointed by a member shall also be entitled to speak at any general meeting of the Company and at any separate general meeting of the holders of any class of shares in the Company at which such member would have been entitled to attend and speak.”;

3	the amendment of article 77 by inserting the words “Without prejudice to the other provisions of this article, the chairman may, in his absolute discretion, demand a poll on all or some of the resolutions put to the vote of the meeting before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll.” after the first sentence of the article and before the sentence beginning “Subject to the Companies Acts”;
4	the deletion of article 97 and substitution therefore of the following:

“Shareholding qualification

97	There shall be no requirement for any Director to hold shares in the capital of the Company.”;

5	the deletion of article 101 and substitution therefore of the following:

“Persons eligible as Directors

101	No persons shall be eligible to be elected as Directors except such persons as shall:–

(A) have been nominated in writing by the holders for the time being of the majority of the Deferred Shares, and

(B) have offered themselves for election to the

board of directors of Unilever N.V. at or about the same time as their nomination has been made in accordance with paragraph (A) of this article.

Such persons shall be considered eligible in accordance with this article whether or not, having offered themselves for election in accordance with paragraph (B) of this article, they are so elected to the board of directors of Unilever N.V.. ”;

6	the insertion of a new article 103 as follows and the consequential renumbering of all subsequent articles:

“Provisions if insufficient eligible persons elected

103	(A) If at the annual general meeting in any year the resolution or resolutions for the election or re- election of all, or all but one, of the eligible persons nominated for election or re-election as Directors for the succeeding year are put to the meeting and lost, then all such eligible persons who are Directors as at the commencement of the annual general meeting and are standing for re-election shall be deemed to have been re-elected as Directors and shall remain in office but so that such Directors may act only for the purpose of summoning general meetings of the Company and to perform such duties as are essential to maintain the Company as a going concern but not for any other purpose.

72	Unilever PLC Articles of Association 2011

(B) Such Directors shall convene a general meeting as soon as reasonably practicable following the annual general meeting referred to in article 103(A) at which all the Directors shall retire from office. To the extent that the circumstances envisaged in article 103(A) occur in relation to any meeting convened pursuant to this article 103(B), then the provisions of this article 103 shall also apply to that general meeting and, if relevant, any subsequent general meeting or meetings.”;

7	the insertion of a new article 108 (after the article headed “Executive Directors” which is numbered article 106 in the current articles) as follows and the consequential renumbering of all subsequent articles:

“Non-Executive Directors

Those Directors who do not hold an employment or executive office with the Company pursuant to article 107 shall, in the execution of their duties and obligations as Directors, take into account the nature of their role as such non-executive directors (recognising that it is not a day-to- day involvement but a periodic and supervisory role) and as part of their role shall assist in the development of strategy and monitor the performance of the Company and the management.”;

8	the deletion of article 107 and substitution therefore of the following (renumbered to take into account the other proposed changes to the articles):

“Directors’ Remuneration

109	Each of the Directors shall be paid a fee at such rate as may from time to time be determined by the Directors provided that the aggregate of all fees so paid to Directors (excluding amounts payable under any other provisions of these articles) shall not exceed £600,000 per annum or such higher amount as may from time to time be decided by ordinary resolution of the Company.”;

9	the amendment of article 118 by deleting the words “Advisory Director,” in the article;
10	the insertion of a new article 130 (after the article headed “Delegation to committees” which is numbered article 127 in the current articles) as follows and the consequential renumbering of all subsequent articles;

“Delegation to Executive Committee

130	(A) Without prejudice to the powers conferred on the Directors by article 129 above, and in addition to such powers, the Directors may delegate their powers, authorities and discretions (with power to sub-delegate) in relation to the operational running of the Company to an executive committee consisting, from time to time, of all of the Directors who have been appointed to hold any employment or executive office with the Company pursuant to article 107 (for the purposes of this article “executive directors”) and such other person or persons (whether or not a Director or Directors) as the Directors shall agree from time to time, provided that the number of such other persons appointed to the committee shall not at any time equal or exceed the number of executive directors appointed to the committee.

(B) The provision of article 129(B) and 129(C) shall apply to an executive committee constituted pursuant to this article as if such committee had been formed pursuant to article 129.”;

11	the deletion of articles 132 and 133 (including the headings to these articles) and the heading “ADVISORY DIRECTORS” above these articles;

12	the amendment of article 134 by deleting the words “Article 127” and inserting the words “articles 129 and 130” in their place in this article; and

13	the renumbering of the articles and relevant cross- references to take into account the changes set out above.

Unilever PLC Articles of Association 2011	73

Resolution

That the Articles of Association of the Company be altered by making the amendments set out in Part 2 of Appendix 2 to the Notice of this meeting.

Appendix 2, Part 2:–

1	the amendment of article 3 by deleting the word “Board” and inserting the word “Directors” in its place in the first paragraph;

2	the amendment of article 11 by

(i)	inserting the words “(excluding any shares of that class held as treasury shares)” after the words “three-fourths of the issued shares of that class” and after the words “one-third of the capital paid up on the issued shares of the class” in paragraph (A) of that article, and

(ii)	inserting the words “(but excluding any shares held as treasury shares)” after the words “one-half in nominal value of the entire issued share capital for the time being of the Company” in paragraph (C) of that article;

3	the amendment of article 44 by inserting the words “(excluding any shares held as treasury shares)” after the words “may convert any paid-up shares” in the first sentence of that article;

4	the amendment of articles 56 and 145 by deleting the words “The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited” and inserting the words “the London Stock Exchange plc” in their place in the first paragraph of article 56 and paragraph (b) of article 145;

5	the amendment of article 56 by

(i)	inserting the word “and” at the end of paragraph (iv),

(ii)	deleting “, and” at the end of paragraph (v) and inserting a full stop in its place, and

(iii)	deleting paragraph (vi);

6	the amendment of article 72 by inserting the words “and entitled to vote” after the words “in person or by proxy” in both places where they appear in the article;

7	the amendment of article 75 by inserting the words “entitled to vote” after the words “it appears to him that (a) the members” in paragraph (A) of that article;

8	the amendment of article 110 by inserting the words “(calculated exclusive of any shares of that class of that company held as treasury shares)” after the words “equity share capital of that company” in the first sentence of paragraph (G) of that article;

9	the amendment of article 144 by

(i)	inserting “: (i)” after the words “but so that, for the purposes of this article” in the article, and

(ii)	deleting the full stop at the end of the article and inserting in its place the words “, and (ii) where the amount capitalised is applied in paying up in full unissued shares, the Company will also be entitled to participate in the relevant distribution in relation to any shares of the relevant class held by it as treasury shares and the proportionate entitlement of the relevant class of members to the distribution will be calculated accordingly.” at the end of the article;

10	the amendment of article 145 by inserting the words “(excluding any member holding shares as treasury shares)” after the words “offer the holders of Ordinary Shares” in the first paragraph of that article;

11	the amendment of article 156 by inserting the words “(excluding any member holding shares as treasury shares)” after the words “the assets available for distribution amongst the members” in the article;

12	the amendment of article 158 by

(i)	removing the words “or auditor” in the first sentence and the words “, and if the Directors so determine an auditor may be indemnified,” and “, or as auditor,” in the second sentence of the article, and

(ii)	inserting a new sentence at the end of the article as follows: “For the purpose of this article the terms “Director” or “officer” shall include any former Director or officer of the Company.”; and

13	to the extent necessary, the renumbering of the articles and relevant cross-references to take into account the changes set out above.

74	Unilever PLC Articles of Association 2011

At the Annual General Meeting of the Company duly convened and held on the 11th May 2005, the following Resolutions were duly passed as Special Resolutions:–

Resolution

1	THAT the Articles of Association be altered by making the following amendments provided that this resolution will only become effective if resolution 5 as set out in the Notice of Annual General Meeting of Unilever N.V. dated 24 March 2005 was approved by the shareholders of Unilever N.V. at the Annual General Meeting of Unilever N.V. held on Tuesday 10 May 2005 in Rotterdam, the Netherlands, or at any adjournment thereof:

(a)	the words “any employment or” which follow the words “its body to hold” in article 107 be deleted;

(b)	the words “Managing Director” in article 107 be replaced by the words “Group Chief Executive”;

(c)	the words “an employment or” which follow the words “do not hold” in article 108 be deleted;

(d)	the words “, where appropriate,” be inserted following the word “recognising” and before the words “that it is not” in article 108; and

(e)	article 130 be deleted and the following substituted therefor:

“Delegation to Group Chief Executive

130	The Board may entrust to and confer upon the Group Chief Executive any of its powers, authorities and discretions (with power to sub-delegate) upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions and may from time to time revoke or vary all or any of them but no person dealing in good faith and without notice of the revocation or variation shall be affected by it. The power to delegate contained in this article shall be effective in relation to the powers, authorities and discretions of the board generally and shall not be limited by the fact that in certain articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by a committee authorised by the Board.”

2	THAT article 159 be deleted and the following substituted therefor:

“Indemnification of Directors

Subject to the provisions of the Companies Acts, the Company may indemnify any Director against any liability and may purchase and maintain for any Director insurance against any liability. For the purpose of this article the term “Director” shall include any former Director of the Company.”

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At the Annual General Meeting of the company duly convened and held on 9 May 2006, the following resolutions were duly passed as Special Resolutions:–

Resolution

1	THAT, conditional upon the admission of the issued new Ordinary shares (as defined below) to the Official List of the UK Listing Authority becoming effective, upon listing of the Company’s new American Depositary Receipts arising on consolidation on the New York Stock Exchange, upon the resolutions in relation to a share capital sub-division by Unilever N.V. as described in the Notice of Meeting dated 29 March 2006 convening the Annual General Meeting of Unilever N.V. being passed, upon the new Unilever N.V. Ordinary shares arising as a result of the sub-division referred to in such resolutions being admitted to listing on the Amsterdam Stock Exchange and on the New York Stock Exchange and upon the new Unilever N.V. depositary receipts arising as a result of such sub-division being admitted to listing on the Amsterdam Stock Exchange:

(a)

all the Ordinary shares of 1.4 pence each in the capital of the Company which at 6.00 pm on 19 May 2006 (or such other time and date as the Directors of the Company may determine) which are shown in the books of the Company as authorised, whether issued or unissued, shall be sub-divided into new Ordinary shares of  7/45 pence each in the capital of the Company (the “Intermediate Ordinary Shares”);

(b)

immediately thereafter, all Intermediate Ordinary Shares that are unissued shall be consolidated into new Ordinary shares of 3 1/9 pence each in the capital of the Company (the “Unissued New Ordinary Shares”) provided that, where such consolidation would otherwise result in a fraction of an Unissued New Ordinary Share, that number of Intermediate Ordinary Shares which would otherwise constitute such fraction shall be cancelled pursuant to section 121(2)(e) of the Companies Act 1985;

(c)

immediately thereafter, all Intermediate Ordinary Shares that are in issue shall be consolidated into new Ordinary shares of 3 1/9 pence each in the capital of the Company (the “New Ordinary Shares”), provided that, where such consolidation results in any shareholder being entitled to a fraction of New Ordinary Share, such fraction shall, so far as possible, be aggregated with the fractions of New Ordinary Share to which other shareholders of the Company may be entitled and the Directors of the Company be and are hereby authorised in accordance with the Company’s Articles of Association to sell (or appoint any other person to sell), on behalf of the relevant shareholders, all the New Ordinary Shares representing such aggregated fractions at the best price reasonably obtainable to any person and to distribute the proceeds of sale (net of expenses) in due proportion among the relevant shareholders entitled thereto (save that any fraction of a penny which would otherwise be payable shall be rounded up or down in accordance with the usual practice of the registrar of the Company) and that any Director of the Company (or any person appointed by the Directors of the Company) shall be and is hereby authorised to execute an instrument of transfer in respect of such shares on behalf of the relevant shareholders and to do all acts and things as the Directors of the Company consider necessary or expedient to effect the transfer of such shares to, or in accordance with the directions of, any buyer of any such shares;

(d)	the Company’s Articles of Association be and are hereby amended by deleting Article 9 and substituting therefor the following:

“(i) On the 9th May 2006 the authorised capital of the Company is £136,275,682, divided as follows: 4,377,075, 492 Ordinary Shares of 3 1/9 pence each and 100,000 Deferred Shares of £1 each, all of which Deferred Shares have been issued and are now represented by £100,000 Deferred Stock.

(ii) The Ordinary Shares of 3 1/9 pence each and the Deferred Shares of £1 each shall respectively confer on the holders thereof the right to receive dividends in accordance with the provisions of article 136 hereof.”, and

(e)

the Directors be authorised to agree to modify the Agreement dated 28 June 1946 (as amended by Supplemental Agreements dated 20 July 1951 and 21 December 1981) with Unilever N.V. of the Netherlands known as the Equalisation Agreement by replacing all references therein to Fl.12 with references to EUR 0.16 and by replacing all references therein to £1 with references to 3 1/9 pence and to make certain other minor modifications as reflected in the form of Equalisation Agreement Amendment Agreement produced to the meeting and for the purposes of identification signed by the Chairman thereof (subject to any non-material changes as may be approved by the Director(s) executing the Equalisation Agreement Amendment Agreement).

76	Unilever PLC Articles of Association 2011

2	THAT the Company’s Articles of Association be and are hereby amended by:

(a)	deleting article 11(C) and substituting therefor the following:

“Any alteration of the rights set out in article 101 shall be treated as a variation of the class rights of the holders of the Deferred Shares provided, however, that an alteration to such rights may be effected (without any such consent or sanction as aforesaid) by a resolution passed at a general meeting of the Company by a majority consisting of not less than two- thirds of such members as being entitled to vote at such meeting vote thereat in person or by proxy, such majority comprising the holders of not less than one- half in nominal value of the entire issued share capital for the time being of the Company (but excluding any shares held as treasury shares) and being computed by reference to the number of votes to which each member is entitled by virtue of these articles.”

(b)	deleting article 99 and substituting therefor the following:

“Retirement of Directors

99	At every annual general meeting all the Directors shall retire from office, with such retirement to become effective at the conclusion of the annual general meeting of the Company or the corresponding annual general meeting of Unilever N.V. (whichever is the later).”

(c)	deleting article 101 and substituting therefor the following:

“Persons eligible as Directors

101	No person shall be eligible to be elected as a Director unless:

(A) he is recommended by the Board; or

(B) a resolution to appoint that person as a Director has been requisitioned by a member or members in accordance with the Companies Acts.

Where a resolution to appoint a person as a Director is passed at a general meeting of the Company such appointment shall not become effective:

(i) unless a resolution to appoint such person as a Director of Unilever N.V. has been passed at the corresponding general meeting of Unilever N.V. where such meeting is prior to the general meeting of the Company or at any adjournment thereof; or, as the case may be

(ii) until a resolution to appoint such person as a Director of Unilever N.V. is passed at the corresponding general meeting of Unilever N.V. where such meeting is to follow the general meeting of the Company or at any adjournment thereof (and, if such a resolution is not passed, such appointment shall no longer be capable of becoming effective).

The corresponding general meeting of Unilever N.V. means the Unilever N.V. general meeting which is closest in time to the relevant general meeting of the Company.”

(d)	deleting article 102 and substituting therefor the following:

“Provisions if no eligible persons available

102	If at the annual general meeting in any year no persons shall be eligible to be elected as Directors in accordance with article 101 or if the number of persons so eligible is less than the minimum number for the time being in force under article 96 then the retiring Directors (other than those eligible for re-election under article 101) or so many of them as shall be willing to offer themselves for re-election shall be deemed to be eligible for election under article 101 as Directors or Director for the succeeding year.”

(e)	deleting article 103 and substituting therefor the following:

“Provisions if insufficient eligible persons elected

103	(A) If at the annual general meeting in any year the resolution or resolutions for the election or re-election of all, or all but the minimum number for the time being in force under article 96, of the persons eligible for election or re-election as Directors for the succeeding year are put to the meeting and lost, then all such eligible persons who are Directors as at the commencement of the annual general meeting and are standing for re-election shall be deemed to have been re-elected as Directors and shall remain in office but so that such Directors may act only for the purposes of summoning general meetings of the Company and perform such duties as are essential to maintain the Company as a going concern but not for any other purpose.

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(B) Such Directors shall convene a general meeting as soon as reasonably practicable following the annual general meeting referred to in article 103(A) at which all the Directors shall retire from office. To the extent that the circumstances envisaged in article 103(A) occur in relation to any meeting convened pursuant to this article 103(B), then the provisions of this article 103 shall also apply to that general meeting and, if relevant, any subsequent general meeting or meetings.”

3	That article 109 of the Company’s Articles of Association be and is hereby amended by deleting the amount of £600,000 and inserting the amount of £1,500,000 in its place.

78	Unilever PLC Articles of Association 2011

At the Annual General Meeting of the company duly convened and held on 16th May 2007, the following Resolutions were duly passed as Special Resolutions:–

Resolution

1	THAT the Company’s Articles of Association be and are hereby amended by:

(a)	deleting the definition of “address” below the definition of “electronic signature” in Article 2;

(b)	adding the following sentence to the end of Article 90(c) after the words, “in respect of that share.” – “The proceedings at a general meeting shall not be invalidated where an appointment of a proxy in respect of that meeting is delivered in a manner permitted by these articles by electronic communications but, because of a technical problem, it cannot be read by the recipient.”;

(c)	adding the following sentences to the end of Article 151 after the words, “sending or delivering to all the joint holders.” – “If on three consecutive occasions a notice to a member has been returned undelivered, such member shall not thereafter be entitled to receive notices from the Company until he shall have communicated with the Company and supplied to the Company (or its agent) a new registered address, or a postal address within the United Kingdom for the service of notices, or shall have informed the Company, in such manner as may be specified by the Company, of an address for the service of notices by electronic communications. For these purposes, a notice sent by post shall be treated as returned undelivered if the notice is sent back to the Company (or its agent), and a notice sent by electronic communications shall be treated as returned undelivered if the Company (or its agent) receives notification that the notice was not delivered to the address to which is was sent.”;

(d)	adding the following sentence to Article 154 after the end of the first sentence which ends with the words, “his registered address.” – “A person who is entitled by transmission to a share, upon supplying the Company with an address for the purposes of the electronic communication for the service of notices, may, at the absolute discretion of the Directors, have sent to him at such address any notice or document to which he would have been entitled if he were the holder of that share.” The wording of the article will then continue with, “Except where there is a person entitled by transmission to a share”;

(e)	deleting Article 155(A) and substituting therefor the following: “155(A) if at any time by reason of the suspension or curtailment of postal services or of the relevant electronic communication system within the United Kingdom the Company is unable effectively to convene a general meeting by notice sent through the post or by electronic communications, a general meeting may be convened by notice advertised in at least two daily newspapers with a national circulation in the United Kingdom and in that event the notice shall be deemed to have been served on all members and persons entitled by transmission who are entitled to have notice of the meeting served upon them on the day when the advertisement appears. If at least six clear days prior to the meeting the posting of notices or sending by electronic communications to addresses through the United Kingdom has again become practicable, the Company shall send confirmatory copies of the notice by post or by electronic communications to the persons entitled to receive them.”;

(f)	deleting the words “On the 9th May 2006 the authorised capital of the Company is £136 275 682” in Article 9 of the Company’s Articles of Association and replacing them with – “On the 22nd May 2006 the authorised capital of the Company was £136 275 682”; and

(g)	deleting the amount of “1.4p” in Article 83 and inserting “3 1/9p” in its place.

2	THAT Article 109 of the Company’s Articles of Association be and is hereby amended by deleting “1 500 000” and inserting “£2 000 000” in its place.

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At the Annual General Meeting of the company duly convened and held on 14th May 2008, the following Resolution was duly passed as a Special Resolution:–

Resolution

1	THAT the Articles of Association produced to the meeting and initialled by the Chairman of the meeting for the purpose of identification be adopted as the Articles of Association of the Company in substitution for, and to the exclusion of, the existing Articles of Association.

At the Annual General Meeting of the company duly convened and held on 12th May 2010, the following Resolution was duly passed as a Special Resolution:–

Resolution

1	THAT

(a)	the Articles of Association of the Company be amended by deleting all the provisions of the Company’s Memorandum of Association which, by virtue of Section 28 of the Companies Act 2006, are to be treated as provisions of the Company’s Articles of Association; and

(b)	the Articles of Association produced to the meeting and initialled by the Chairman of the meeting for the purpose of identification be adopted as the Articles of Association of the Company in substitution for, and to the exclusion of, the existing Articles of Association.

80	Unilever PLC Articles of Association 2011

At the Annual General Meeting of the company duly convened and held on 11th May 2011, the following Resolution was duly passed as a Special Resolution:-

Resolution

1	THAT Article 111 of the Company’s Articles of Association be replaced by the following:

Power to borrow money and give security

111	(A) The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital and to issue debentures and other securities but shall restrict the Borrowings of the Company and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiaries with a view to securing that Borrowings shall not at any time without the previous sanction of an ordinary resolution of the Company in general meeting exceed an amount equal to three times the Relevant Proportion of the Adjusted Capital and Reserves of the Unilever Group.

(B) For the purposes of this article

(i) “Borrowings” means the aggregate principal amount for the time being remaining outstanding of all borrowings of the Company and its subsidiaries, whether secured or unsecured, but excluding:-

(a) borrowings by the Company from any subsidiary,

(b) borrowings by any subsidiary from another subsidiary or from the Company,

(c) borrowings by any subsidiary in its capacity as a trustee of any pension or other fund for the benefit of employees,

(d) borrowings of a company which becomes a subsidiary hereafter for a period of twelve months from the date it becomes a subsidiary and deducting therefrom an amount equal to

(e) the principal amount of any obligations, whether secured or unsecured, issued by the Company or any subsidiary the proceeds of which are intended to be used within six calendar months in repayment of other borrowings of the Company or such subsidiary then outstanding, and

(f) all cash deposits, certificates of deposit and securities of governments and companies and similar instruments owned by the Company or any of its subsidiaries.

(ii) Adjusted Capital and Reserves” means the aggregate for the Unilever Group of:-

(a) the amount paid up or credited as paid up on the issued share capital of the Company and Unilever N.V.,

(b) the amounts standing to the credit of the capital and revenue reserves, including share premium account and retained earnings, and

(c) the amounts standing as attributed to outside interest all as shown in the latest published audited consolidated accounts of the Unilever Group provided always that appropriate adjustments shall be made in respect of any variation in the paid-up share capital or in the share premium account of the Company and/or Unilever N.V. since the date of such audited accounts.

(iii) “Unilever Group” means the Company, Unilever N.V. and their subsidiaries and subsidiary undertakings.

(iv) “Relevant Proportion” means the aggregate dividends to be paid on the Ordinary share capital of the Company from time to time divided by the aggregate dividends to be paid on the Ordinary share capitals of both the Company and Unilever N.V. from time to time, in each case, in accordance with the Equalisation Agreement referred to in Article 3.

(C) The determination of the auditors as to the amount of Borrowings and Adjusted Capital and Reserves and the Relevant Proportion shall be conclusive and binding on all concerned and for the purposes of their computation the auditors may make such other adjustments as they deem fit. Nevertheless, for the purposes of this article the Directors may at any time act in reliance on a bona fide estimate of the said aggregates and if the limit herein contained is inadvertently exceeded, the amount borrowed in excess of the limit shall be disregarded until the expiration of 182 days after the date on which the Directors became aware that the situation had arisen.

No debt incurred or security given in respect of moneys borrowed or secured in excess of the limit hereby imposed shall be invalid or ineffectual except in the case of express notice at the time the debt was incurred or the security given that the limit hereby imposed had been or was thereby exceeded.

Unilever PLC Articles of Association 2011	81